Public Accounts

2008-09

Volume 1

Main Financial Statements

Saskatchewan

2008-09 Public Accounts
Volume 1 — Main Financial Statements

Contents
3	Letters of Transmittal
4	Introduction to the Public Accounts
Financial Statement Discussion and Analysis
9	Introduction - Discussion and Analysis
10	General Revenue Fund Financial Statements - Discussion and Analysis
25	Stabilization Fund - Discussion and Analysis
26	Summary Financial Statements - Discussion and Analysis
42	Risks and Uncertainties
General Revenue Fund Financial Statements
45	Statement of Responsibility
47	Auditor’s Report
49	Financial Statements
53	Notes to the Financial Statements
62	Schedules to the Financial Statements
Summary Financial Statements
79	Statement of Responsibility
81	Auditor’s Report
83	Summary Financial Statements
87	Notes to the Summary Financial Statements
98	Schedules to the Summary Financial Statements
Supplementary Information
123	Growth and Financial Security Fund
124	General Revenue Fund - Public Issue Debentures
128	General Revenue Fund - Debentures Issued to the Minister of Finance of Canada
129	Glossary of Terms

Letters of Transmittal

Regina, Saskatchewan
June 2009

To His Honour
The Honourable Gordon Barnhart
Lieutenant Governor of the Province of Saskatchewan

Your Honour:

I have the honour to submit the main financial statements of the Government of the Province of Saskatchewan for the fiscal year ended March 31, 2009.

Respectfully submitted,

/s/ Rod Gantefoer

ROD GANTEFOER
Minister of Finance

Regina, Saskatchewan
June 2009

The Honourable Rod Gantefoer
Minister of Finance

We have the honour of presenting the main financial statements of the Government of the Province of Saskatchewan for the fiscal year ended March 31, 2009.

Respectfully submitted,

/s/ Doug Matthies	/s/ Terry Paton

DOUG MATTHIES	TERRY PATON
Deputy Minister of Finance	Provincial Comptroller

Government of Saskatchewan - 2008-09 Public Accounts   3

Introduction to the Public Accounts

Introduction

The 2008-09 Public Accounts of the Government of Saskatchewan are prepared in accordance with the Financial Administration Act, 1993 and consist of two volumes.

Volume 1

Financial Statement Discussion and Analysis provides users of the Government’s main financial statements with an overview of the Government’s performance by presenting comparative financial highlights and variance analysis.

General Revenue Fund Financial Statements account for the financial transactions of the General Revenue Fund (GRF). The GRF is comprised of all Ministries of the Government. This is the fund into which all revenues are paid, unless otherwise provided for by legislation, and from which all expenses are appropriated by the Legislative Assembly.

Summary Financial Statements consolidate the financial transactions of the GRF, Crown corporations, agencies, boards and commissions. These consolidated statements provide an accounting of the full nature and extent of the financial affairs and resources controlled by the Government.

Supplementary Information contains unaudited information on:

•	the Growth and Financial Security Fund (The Growth and Financial Security Fund was established on May 14, 2008 to assist in the achievement of the Government’s long-term objectives by providing for financial security of the Government from year to year and by providing a source of funds for government programs identified as promoting or enhancing the economic development of Saskatchewan);
•	GRF public issue debentures;
•	GRF debentures issued to the Minister of Finance of Canada; and
•	a glossary of terms used throughout.

Volume 2

Volume 2 contains details on the revenue and expense of the GRF. It also provides details on capital asset acquisitions of the GRF; a listing of suppliers who received $50,000 or more for goods and services and capital assets supplied to the GRF and Revolving Funds during the fiscal year; financial information on the assets, liabilities and residual balances of pension plans and trust funds administered by the Government; a listing of remissions of taxes and fees; and information on road-use fuel tax accountability.

The Public Accounts are available on the Internet at: http://www.finance.gov.sk.ca/public-accounts/

A Compendium is also available on the Internet at: http://www.finance.gov.sk.ca/public-accounts/ that contains the financial statements of various government agencies, boards, commissions, pension plans, special purpose funds and institutions, as well as Crown corporations which are accountable to Treasury Board.

4  Government of Saskatchewan - 2008-09 Public Accounts

Introduction to the Public Accounts

[1]	Examples of CIC Crown corporations are: SaskEnergy Incorporated, Saskatchewan Power Corporation, Saskatchewan Telecommunications Holding Corporation, Saskatchewan Government Insurance and Saskatchewan Transportation Company.

[2]	Examples of Treasury Board Crown corporations are: Agricultural Credit Corporation of Saskatchewan, Liquor and Gaming Authority, and Saskatchewan Crop Insurance Corporation.

Government of Saskatchewan - 2008-09 Public Accounts   5

Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

The purpose of the Financial Statement Discussion and Analysis is to provide users of the Government’s main financial statements with an overview of the Government’s financial performance as well as the Government’s accountability for the resources entrusted to it. This information should be read in conjunction with the General Revenue Fund and Summary financial statements. The Government is responsible for the integrity and objectivity of this discussion and analysis.

General Revenue Fund (GRF) Financial Statements

*  How has the Government performed as compared to the Budget Estimates?

The GRF is the fund where all public monies are deposited to and disbursed from, as authorized by the Legislative Assembly. Exceptions to this principle must be authorized by law. Each year, the Government presents a Budget for the GRF to the Legislative Assembly along with a detailed financial plan for the GRF called the Estimates. The GRF financial statements report on the performance of the Government against the Estimates. As a result, budget-to-actual analysis on the Government’s revenue and expenses can be found in the GRF section of the Financial Statement Discussion and Analysis.

Summary Financial Statements (SFS)

*   How has the Government performed as a whole?

The SFS provide an accounting of the full nature and extent of the financial affairs and resources controlled by the Government. The SFS include the financial results of the GRF, Crown corporations, agencies, boards and commissions.

Government of Saskatchewan - 2008-09 Public Accounts   9

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Financial Highlights

(millions of dollars)	2009		2008
	Budget [1]	Actual [2]	Actual [2]
			(Restated)
Revenue	9,367	12,325	9,865
Expense	9,117	10,355	8,583
Pre-transfer surplus	250	1,970	1,282
Transfer to the Growth and Financial Security Fund	(125)	(985)	--
Transfer from the Growth and Financial Security Fund	125	1,404	--
Transfer to the Fiscal Stabilization Fund	--	--	(641)
Net transfer from (to) stabilization funds	--	419	(641)
Surplus	250	2,389	641
Financial assets	--	3,199	3,349
Less: Government general debt	--	4,145	6,824
Other Liabilities	--	2,902	2,574
Net debt	--	(3,848)	(6,049)
Plus: Non-financial assets	--	2,877	2,689
Accumulated Deficit	--	(971)	(3,360)

Growth and Financial Security Fund Balance	1,634	1,215	1,634

[1]	The Budget Estimates do not include a statement of financial position.
[2]	The Provincial Auditor’s report indicates that, in his opinion, there are certain adjustments required to the General Revenue Fund financial statements.

Surplus

The 2008-09 General Revenue Fund (GRF) financial statements report a pre-transfer surplus of $1.97 billion. After a $419 million net transfer from the Growth and Financial Security Fund (GFSF), the GRF had a $2.39 billion surplus, $2.14 billion higher than the budgeted surplus of $250 million and a $1.75 billion improvement over the $641 million surplus reported in 2007-08.

The $1.97 billion pre-transfer surplus was a $1.72 billion improvement over the budgeted pre-transfer surplus of $250 million. This improvement was attributable to higher than budgeted non-renewable resources revenue ($2,339 million) and other own-source revenue ($296 million), including taxation, primarily as the result of higher resource prices and strong economic activity. In addition, transfers from the federal government were higher than budgeted ($323 million). These increases were partially offset by higher than budgeted expenses ($1,238 million).

The remainder of the increase in the surplus over budget is the result of a $419 million increase in the net transfer from the GFSF to the GRF.

Debt Reduction

Government general debt at March 31, 2009 is $4.15 billion, a reduction of $2.68 billion from March 31, 2008. This is the largest decrease in debt in Saskatchewan’s history.

Stabilization Fund

The Government’s Growth and Financial Security Fund, established to safeguard Saskatchewan’s future, has a balance of $1.22 billion at March 31, 2009. This is after a $985 million transfer from the GRF, representing half of the GRF’s pre-transfer surplus for the year, and a $1,404 million transfer back to the GRF primarily to reduce the Government’s general debt.

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Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Financial Highlights (continued)

Investment in Infrastructure

The Government invested $1.51 billion in infrastructure during 2008-09. This is the largest capital investment in Saskatchewan’s history. The investment included spending of $428.2 million on schools, universities and child care centres, $379.7 million on health facilities, $369.5 million on highways and $224.8 million on municipal infrastructure. Investments like these help to ensure that Saskatchewan’s infrastructure is in place to handle the demands of a strong economy and to contribute to the Province’s growth.

Income Tax Reduction

During 2008-09, the Government introduced a significant personal income tax cut by increasing Saskatchewan’s personal tax credit amounts for the 2008 and subsequent taxation years. The basic and spousal tax credit amounts were increased by $4,000 and the child tax credit amount was increased by $2,000 per child. This initiative raised the income threshold at which provincial income tax becomes payable, resulting in an estimated 80,000 lower income earners that no longer have to pay provincial income tax. In addition, effective July 2008, Saskatchewan’s refundable Low-Income Tax Credit was enhanced to increase benefit levels and expand eligibility. These initiatives reduced 2008-09 income tax revenue by an estimated $334 million.

Credit Rating Upgrade

During 2008-09, the Province received a credit rating upgrade from Standard & Poor’s, moving from an AA to an AA+ rating. Standard & Poor’s noted that the upgrade reflects “strong financial results in fiscal 2008 and a low-and-steady declining debt burden”. This credit upgrade represents an independent validation that the Government is managing the Province’s finances in a responsible way on behalf of Saskatchewan people.

Government of Saskatchewan - 2008-09 Public Accounts   11

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Surplus

The GRF’s annual results for the past ten years were as follows:

*	Since 2004-05, tangible capital assets have been capitalized and expensed over their useful life rather than being fully expensed in the year of acquisition.

Accumulated Deficit

The accumulated deficit is the sum of all the annual results reported to date by the Government. An accumulated deficit indicates that a government has financed past annual operating deficits by borrowing. In 2008-09, the GRF accumulated deficit declined by $2.39 billion to $971 million.

The GRF’s accumulated deficit for the past ten years was as follows:

*	Since 2004-05, tangible capital assets have been capitalized and expensed over their useful life rather than being fully expensed in the year of acquisition.

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Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Revenue

The GRF’s sources of revenue for 2008-09 were as follows:

Government of Saskatchewan - 2008-09 Public Accounts   13

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Revenue (continued)

In the last five fiscal years, the GRF revenue was derived from the following sources:

Total revenue for 2008-09 was $12.33 billion. This was $2.96 billion, or 31.6 per cent, higher than budgeted and $2.46 billion, or 24.9 per cent, higher than 2007-08. The increase in revenue from budget is primarily due to higher non-renewable resource revenue. All other own-source revenue categories, except transfers from Government entities, were also higher than budgeted as the result of strong economic activity. Likewise, the increase from the previous year is primarily due to higher non-renewable resource revenue and other own-source revenue increases. Taxation revenue was nearly flat due to the tax reduction package that came into effect in July 2008.

Taxation revenue

Taxation revenue was $4.43 billion, $118 million higher than budgeted. The increase was primarily due to higher revenue from Provincial Sales Tax and other consumption taxes, partially offset by lower income tax revenue. Compared to 2007-08, taxation revenue was $13 million higher as revenue increases related to strong economic activity in 2008-09 were almost completely offset by the impact of the tax reduction package.

Provincial Sales Tax (PST) revenue was $191 million higher than budgeted primarily due to substantially higher economic activity than anticipated in the budget. Nominal GDP in 2008 is estimated to have grown by much more than expected, and the value of retail sales and personal expenditures were also substantially higher. Compared to 2007-08, PST revenue was $179 million higher due to significant year-over-year economic growth.

Individual income tax revenue was $88 million lower than budgeted and $94 million lower than 2007-08 largely as a result of the tax reduction package. The impact of the tax cuts was partially offset by continued taxable income growth in 2008 and 2009 as a result of strong economic growth and the resulting increase in taxable income.

Corporation income tax (CIT) revenue was $25 million lower than budgeted primarily due to downward revisions in federal estimates of the national corporate taxable income base. This resulted in a lower provincial base upon which installment payments are based. The $82 million decrease in CIT revenue from 2007-08 is largely due to the impact of the general CIT rate reduction from 13 per cent to 12 per cent on July 1, 2008.

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Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Revenue (continued)

Tobacco tax and fuel tax revenue were both higher than budgeted, consistent with stronger-than-expected economic activity, and both revenue sources also showed increases over 2007-08.

Other taxes were $9 million higher than budgeted but $22 million lower than 2007-08 due to lower general Corporation Capital Tax (CCT). The decline in general CCT revenue is the result of the elimination of the general CCT rate on July 1, 2008 for general and resource corporations.

Non-renewable resources revenue

Non-renewable resources revenue was $4.61 billion, $2.34 billion higher than budgeted and $1.97 billion higher than 2007-08. The increase is due primarily to higher resource prices, particularly potash and oil, as well as record Crown land sales.

Oil revenue was $1.62 billion in 2008-09, $561 million higher than budgeted and $370 million higher than 2007-08. The increase was primarily the result of higher prices received by Saskatchewan producers due to many factors, the largest of which were a lower exchange rate and higher West Texas Intermediate (WTI) oil prices.

The Canadian dollar averaged 89.5 U.S. cents in 2008-09, 10.0 U.S. cents lower than the budget assumption of 99.5 U.S. cents. In 2007-08, the dollar averaged 97.1 U.S. cents. WTI oil prices averaged 85.94 U.S. dollars per barrel in 2008-09, higher than the budget assumption of 82.36 U.S. dollars. In 2007-08, WTI oil averaged 82.25 U.S. dollars.

Potash revenue was $1.36 billion, $1.01 billion higher than budgeted and $932 million higher than 2007-08. The increase in revenue was largely due to a substantial increase in the 2008 average price. The average mine netback (price) more than doubled from the budget assumption of 203 U.S. dollars per KCl tonne to 425 U.S. dollars per KCl tonne ($332 to $735 per K2O tonne). In 2007, mine netbacks averaged approximately 165 U.S. dollars per KCl tonne ($287 per K2O tonne).

Crown land sales revenue was $928 million, $736 million higher than budgeted and $509 million higher than 2007-08. Very high oil and gas prices in 2008-09, particularly in the first half of the year, and continued industry interest in existing and emerging oil prospects in Saskatchewan led to highly competitive bidding for Crown petroleum and natural gas rights. As a result, the amount of Crown land sold increased by nearly 80 per cent in 2008-09 and the average price paid per hectare increased from $1,034 in 2007-08 to $1,289 in 2008-09.

Transfers from Government entities

Transfers from Government entities were $851 million in 2008-09, a decrease of $117 million from the budget. A decision was made to forgo the budgeted $185 million regular dividend from the Crown Investments Corporation of Saskatchewan (CIC). This reduction was partially offset by higher dividend revenue, primarily from the Saskatchewan Liquor and Gaming Authority.

Compared to 2007-08, total transfers increased $198 million largely as a result of a special $365 million CIC dividend in 2008-09 compared to the regular $200 million CIC dividend in 2007-08.

Transfers from the federal government

Federal transfers were $1.71 billion in 2008-09, $323 million higher than budgeted and $106 million higher than 2007-08. The increase is largely the result of the receipt of one-time, lump-sum federal funding for targeted initiatives. As well, the Canada Health Transfer and the Canada Social Transfer funding were higher.

Saskatchewan received no Equalization payment in 2008-09 compared to a $226 million payment in 2007-08.

Government of Saskatchewan - 2008-09 Public Accounts   15

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Expense

Expenses are reported by Ministry in the GRF Statement of Operations. Because the Government’s expense budget for the GRF is organized by Ministry, this best provides a comparison of actual to budget. Schedules to the GRF financial statements also disclose expense by theme and by object which provide information on the purpose for which goods and services have been consumed or acquired. These best allow for comparison from year to year as programs maintain the same theme and object when the Government undergoes reorganization of Ministries.

Expense by Ministry

The GRF’s expense by Ministry for 2008-09 was as follows:

[1]	Key components of “other” include Corrections, Public Safety and Policing (3%), Finance (3%), Crown Investments Corporation of Saskatchewan (2%) and Environment (2%).

Comparison to Budget

Total expense was $1.24 billion higher than budget. Key increases occurred in the following Ministries:

•	Crown Investments Corporation of Saskatchewan – a $240 million increase for a transfer for federal carbon capture funding;
•	Health – a $231 million increase, primarily due to accelerated infrastructure spending and includes costs related to a nursing wage settlement;
•	Municipal Affairs – a $146 million increase, primarily due to accelerated infrastructure spending;
•	Advanced Education, Employment and Labour – a $132 million increase, primarily due to an increase in capital transfer for the Academic Health Sciences Centre;
•	Agriculture – a $122 million increase, primarily for the introduction of the Saskatchewan Cattle and Hog Support Program and an increase in AgriStability, AgriInvest and Crop Insurance Program costs;
•	Education – a $121 million increase, primarily due to accelerated infrastructure spending; and
•	Highways and Infrastructure – a $110 million increase, primarily due to funding for the Saskatoon Circle Drive South project, the Saskatchewan Global Transportation Hub and for other projects within the Urban Highway Connector Program.

Commercial Operations accounted for $86 million of the total expense increase over budget. Ministries with commercial operations are allowed to re-spend the revenues earned through these operations. Accordingly, the budget expense is shown net of revenues in the Estimates. In the Public Accounts, revenues and expenses are reported on a gross basis to provide accountability for these operations. This results in variances between the budget and actual expense being shown in the Public Accounts.

The above increases are partially offset by debt servicing costs which were $15 million lower than budget, mainly due to reduced in-year borrowing requirements.

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Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Expense (continued)

Expense by Theme

The GRF expense by theme for 2008-09 was as follows:

[1]	Key components of “other” include agriculture (4%), environment and natural resources (4%) and protection of persons and property (4%).

In the last five fiscal years, the GRF expense by theme was as follows:

Government of Saskatchewan - 2008-09 Public Accounts   17

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Expense (continued)

Comparison to Previous Year

Total expense was $1.77 billion higher than in 2007-08. Key increases pertain to the following themes:

•	Education – a $551 million increase, primarily due to an increase in funding for school operating and Education Property Tax relief, as well as increased funding for accelerated K-12 and Post-secondary capital;
•	Health – a $472 million increase, primarily due to an increase in funding to the Regional Health Authorities for new long-term care facilities and infrastructure upgrades, health worker compensation, and drug, medical and supply costs;
•	Environment and natural resources – a $246 million increase, primarily due to the transfer of funding from the federal government to the Crown Investments Corporation of Saskatchewan for Carbon Capture funding;
•	Community development – a $180 million increase, primarily due to additional municipal infrastructure and operating funding;
•	Transportation – a $152 million increase, primarily due to additional funding for road and bridge infrastructure, as well as minor increases for winter road maintenance and other operating costs; and
•	Agriculture – a $122 million increase, mainly related to crop insurance premiums as well as cattle and hog support programs in response to livestock industry conditions.

These increases were partially offset by a $27 million reduction in debt servicing costs, primarily due to lower debt levels and lower long-term borrowing costs.

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Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Expense (continued)

Expense by Object

The GRF expense by object for 2008-09 was as follows:

In the last five fiscal years, the GRF expense by object was as follows:

Government of Saskatchewan - 2008-09 Public Accounts   19

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Public Debt and Debt Servicing Costs

Public Debt

Public debt consists of gross debt net of sinking funds and includes:

•	government general debt, which is debt issued by the GRF to fund government spending;
•	Crown corporation general debt, which is debt issued by the GRF and subsequently loaned to a Crown corporation; and
•	government business enterprise specific debt, which is debt of self-sufficient Crown corporations issued by the GRF specifically on their behalf. The Government expects to realize the receivables from the government business enterprises and settle the external debt simultaneously.

The Government has undertaken initiatives to significantly reduce the government general debt outstanding and the costs to service this debt. The Government’s debt reduction strategy includes the following components:

•	paying down existing debt;
•	transferring debt borrowed for general government purposes to Crown corporations to meet their borrowing requirements; and
•	increasing sinking fund contributions.

This strategy has resulted in a $2.67 billion reduction in government general debt during 2008-09. At March 31, 2009, government general debt was $4.15 billion.

Beginning in 2008-09, the public debt reported on the GRF Statement of Financial Position is presented net of government business enterprise specific debt to comply with Public Sector Accounting Board standards. This change in accounting policy has been retroactively applied.

The GRF’s public debt for the past ten years was as follows:

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Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Public Debt and Debt Servicing Costs (continued)

Since 1999-00, the government general debt reported on the GRF Statement of Financial Position has declined by $3.38 billion from $7.53 billion to $4.15 billion.

Crown corporation general debt and government business enterprise specific debt have remained relatively constant since 1999-00 and at March 31, 2009 include $2,297.2 million for Saskatchewan Power Corporation, $801.6 million for SaskEnergy Incorporated and $291.4 million for Saskatchewan Telecommunications Holding Corporation.

Debt Servicing Costs

The GRF incurs interest and other costs to service general debt. The amount of these costs is determined by the amount of general debt and the interest rate attached to that debt. The average effective interest rate on gross debt during 2008-09 was 6.8 per cent.

The Government’s debt reduction strategy has resulted in a decrease in debt servicing costs and an increase in interest revenue. While paying down existing debt reduces the cost of debt servicing, contributing to sinking funds increases interest earnings.

Net interest cost is calculated as debt servicing costs less interest earnings. It is a measure of the positive impact on the Province’s operations from reducing general debt.

The GRF has reported the following debt servicing costs and net interest costs over the past ten years:

Since 1999-00, both the amount of general debt and the level of interest rates have declined. As a result, the debt servicing costs reported by the GRF have decreased from $799 million in 1999-00 to $520 million in 2008-09. At the same time, interest revenue has increased, resulting in a reduction in net interest costs from $661 million in 1999-00 to $332 million in 2008-09.

Government of Saskatchewan - 2008-09 Public Accounts   21

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Public Debt and Debt Servicing Costs (continued)

Credit Rating Upgrade

The improvement in the Government’s finances since 1999-00 has led to a series of upgrades in its credit ratings. One of the world’s leading credit rating agencies is Standard & Poor’s. Its credit rating for the Province of Saskatchewan since 1999-00 is shown below:

Saskatchewan holds the 2nd highest possible credit rating from two of the three credit rating agencies and holds the 4th highest rating from the third agency. The credit ratings for all jurisdictions are as follows:

Credit Ratings - March 2009
	Moody's Investors		Dominion Bond
Jurisdiction	Service Inc.	Standard and Poor's	Rating Service
British Columbia	Aaa	AAA	AA(high)
Alberta	Aaa	AAA	AAA
Saskatchewan	Aa1*	AA+	AA(low)*
Manitoba	Aa1	AA	A(high)
Ontario	Aa1	AA	AA
Quebec	Aa2	A+*	A(high)
New Brunswick	Aa1	AA-	A(high)
Nova Scotia	Aa2	A+*	A*
Prince Edward Island	Aa2	A*	A(low)
Newfoundland	Aa2	A*	A

The rating agencies assign letter ratings to borrowers. The major A bracket categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A. The ‘1’, ‘2’, ‘3’, ‘high’, ‘low’, ‘-’, and ‘+’ modifiers show relative standing within the major categories. For example, AAA exceeds AA, Aa1 exceeds Aa2 and AA exceeds AA-.

*  positive outlook or trend.

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Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Investment in Infrastructure

The Government invests in infrastructure in two ways:

•	by providing grants to third parties for capital purposes. This includes grants for schools, universities and hospitals; and
•	by investing in government-owned capital, such as highways.

During 2008-09, $1.51 billion was invested in infrastructure. The Government’s investment in infrastructure over the past five years is presented below:

Government of Saskatchewan - 2008-09 Public Accounts   23

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Net Debt

Net debt is one measure of the amount of debt that has been left to future generations. It is the difference between the GRF’s liabilities and its financial assets.

During 2008-09, net debt decreased by $2.20 billion. This decrease can be attributed to the GRF’s surplus of $2.39 billion, partially offset by amounts invested in tangible capital assets and other non-financial assets.

Since 1999-00, the net debt of the GRF has declined from $7.07 billion to $3.85 billion, as follows:

A decreasing net debt is an indicator of increased flexibility over future spending.

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Financial Statement Discussion and Analysis

Stabilization Fund

The Growth and Financial Security Act received royal assent on May 14, 2008. At that time, the Growth and Financial Security Fund (GFSF) was created and the balances in the Fiscal Stabilization Fund ($1,529 million) and the Saskatchewan Infrastructure Fund ($105 million) were transferred to the GFSF.

The Growth and Financial Security Act requires:

•	the Government to balance the GRF budget each fiscal year;
•	the annual preparation of four-year financial plans and public debt management plans; and
•	that 50 per cent of the annual surplus in the GRF be transferred to the GFSF.

The stabilization balance for the past five years was as follows:

The balance in the GFSF at March 31, 2009 was $1,215 million. This represents a $419 million decrease from the previous year, which is the net result of:

•	a transfer to the fund of $985 million, representing 50 per cent of the GRF pre-transfer surplus; and
•	a transfer from the fund of $1,404 million, primarily to reduce government general debt.

Stabilization Fund - Current Year Activity
(millions of dollars)
2009
Opening Balance	1,634
Transfers from the GRF (50 per cent of GRF pre-transfer surplus)	985
Transfers to the GRF (Primarily to reduce government general debt)	(1,404)
Closing balance	1,215

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Financial Statement Discussion and Analysis

Summary Financial Statements

Financial Highlights

(millions of dollars)	2009	2008
		(Restated)
Revenue	13,589	10,790
Expense	11,306	9,860
Surplus from government service organizations	2,283	930
Income from government business enterprises	685	943
Surplus	2,968	1,873
Financial assets	9,553	8,974
Less: Liabilities	13,077	14,847
Net debt	(3,524)	(5,873)
Plus: Non-financial assets	4,921	4,655
Accumulated Surplus (Deficit)	1,397	(1,218)

Reporting Entity

The Summary Financial Statements (SFS) include the financial activities of organizations controlled by the Government. These organizations are segregated into two classifications, government service organizations (GSOs) and government business enterprises (GBEs). GBEs are self-sufficient government organizations that have the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as their principal activity. All other organizations are GSOs. A complete listing of the organizations included in the government reporting entity is provided in schedule 21 of the SFS.

Surplus

Comparison to Previous Year

The surplus of $2.97 billion in 2008-09 was $1.10 billion higher than the $1.87 billion surplus reported in 2007-08.

This increase was primarily due to a $1.35 billion improvement in the net operating results of GSOs. Revenues from GSOs increased in 2008-09 by $2.80 billion, primarily due to increases in non-renewable resources ($1,972 million) and transfers from the federal government ($159 million), as well as a gain on the sale of Saskferco Products Inc. ($680 million). This increase in revenue was partially offset by a $1.45 billion increase in GSO expenses, primarily in education ($481 million) and health ($378 million). There were also significant increases in community development ($227 million), agriculture ($206 million) and transportation expenses ($156 million).

There was a $258 million decrease in income from GBEs. This decrease was mainly a result of lower investment returns during the year.

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Financial Statement Discussion and Analysis

Summary Financial Statements

Financial Highlights (continued)

Comparison to Budget

The Government prepares a Summary Financial Budget which is based on the entities that are included in the SFS. In this budget, the categorization of organizations is aligned with the Cabinet Committee (CIC Board or Treasury Board) that examines an organization’s budget. There is also a category for Not-for-Profit Insurance organizations which are intended to be actuarially sound over the long-term. As the categorization is different than that used for reporting purposes in the SFS, actual results are most easily compared to budget based on the annual surplus/deficit.

2008-09 Surplus - Comparison to Budget
(millions of dollars)	2009
	Estimated [1]	Actual [1]
Treasury Board Organizations
General Revenue Fund	250	2,389
Growth and Financial Security Fund	--	(419)
Other Treasury Board Organizations [2]	(203)	23
	47	1,993
CIC Board Organizations [2]	(192)	842
	(145)	2,835
Not-for-Profit Insurance Organizations	12	133
Surplus (Deficit)	(133)	2,968
[1]	Presented on the basis of the Summary Financial Budget.
[2]	Net of dividends paid to other government organizations.

The 2008-09 SFS report a surplus of $2.97 billion. This was a $3.10 billion improvement from the budget deficit of $133 million.

This improvement was largely due to improved General Revenue Fund (GRF) results, with the GRF and the Growth and Financial Security Fund (GFSF) representing $1.72 billion of the increase. The reasons for this improvement are explained in the GRF financial statement discussion and analysis.

There was also a $1.03 billion improvement in the surplus of CIC Board organizations, primarily due to a $680 million gain on the sale of Saskferco Products Inc. Additionally, there was a $226 million improvement in the surplus of other Treasury Board organizations and a $121 million improvement in the surplus of not-for-profit insurance organizations.

Net Debt

Net debt is the difference between the liabilities and financial assets reported on the Summary Statement of Financial Position. Net debt is an indicator of the amount of future revenues that will be required to pay for past transactions and events. In 2008-09, the SFS net debt declined by $2.35 billion to $3.52 billion.

Accumulated Surplus

The accumulated surplus or deficit is the sum of all the annual results reported to date by the Government. In 2008-09, for the first time since publication, the SFS reported an accumulated surplus. The accumulated surplus of $1.40 billion represents a $2.62 billion improvement over the $1.22 billion accumulated deficit reported in 2007-08. An accumulated surplus indicates that a government has net resources that can be used to provide future services.

Government of Saskatchewan - 2008-09 Public Accounts   27

Financial Statement Discussion and Analysis

Summary Financial Statements

Surplus/Deficit

The SFS have reported the following results over the past ten years:

*	Since 2003-04, tangible capital assets have been capitalized and expensed over their useful life rather than being fully expensed in their year of acquisition.

Accumulated Surplus

For the first time since its publication, the SFS reported an accumulated surplus. The SFS accumulated surplus (deficit) for the past ten years was as follows:

*	Since 2003-04, tangible capital assets have been capitalized and expensed over their useful life rather than being fully expensed in their year of acquisition.

28  Government of Saskatchewan - 2008-09 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Revenue

The SFS’s sources of revenue for 2008-09 were as follows:

In the last five fiscal years, the SFS revenue was derived from the following sources:

Government of Saskatchewan - 2008-09 Public Accounts   29

Financial Statement Discussion and Analysis

Summary Financial Statements

Expense

Expense by Theme

The SFS expense by theme for 2008-09 was as follows:

[1]	Key components of “other” include community development (5%), transportation (5%) and protection of persons and property (4%).

In the last five fiscal years, the SFS expense by theme was as follows:

30  Government of Saskatchewan - 2008-09 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Expense (continued)

Expense by Object

In addition to reporting expense by theme, the SFS also present expense by object, or major type of expense.

The SFS expense by object for 2008-09 was as follows:

In the last five fiscal years, the SFS expense by object was as follows:

Government of Saskatchewan - 2008-09 Public Accounts   31

Financial Statement Discussion and Analysis

Summary Financial Statements

Income from Government Business Enterprises

Government business enterprises are independently managed, profit oriented organizations that are controlled by the Government. The SFS reported the following income from government business enterprises over the past ten years:

32  Government of Saskatchewan - 2008-09 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Public Debt and Debt Charges

Public Debt

Public debt consists of gross debt net of sinking funds and includes:

•	general debt, which is:
-	debt issued by the GRF and other government service organizations; and
-	debt issued by government service organizations and subsequently loaned to government business enterprises; and
•	government business enterprise specific debt, which is debt issued by government service organizations specifically on behalf of government business enterprises where the Government expects to realize the receivables from the government business enterprises and settle the external debt simultaneously.

Public debt on the Summary Statement of Financial Position is presented net of government business enterprise specific debt. The SFS’s public debt for the past ten years was as follows:

At March 31, 2009, the SFS report public debt of $4.80 billion. Since 1999-00, public debt has declined $3.39 billion, from $8.19 billion to $4.80 billion.

At March 31, 2009, the government business enterprise specific debt was $3.15 billion. This amount consists primarily of the debt of Saskatchewan Power Corporation, SaskEnergy Incorporated and Saskatchewan Telecommunications Holding Corporation. Government business enterprise specific debt is included in the Investment in (or net assets of) Government Business Enterprises reported on the Summary Statement of Financial Position and disclosed in Schedule 3 of the SFS. Since 1999-00, government business enterprise specific debt has remained relatively stable, increasing slightly from $2.87 billion to $3.15 billion.

Government of Saskatchewan - 2008-09 Public Accounts   33

Financial Statement Discussion and Analysis

Summary Financial Statements

Public Debt and Debt Charges (continued)

Debt Charges

The Government incurs interest and other costs to service its public debt. The amount of these costs is determined by the amount of public debt and the interest rate attached to that debt. The average effective interest rate on gross debt during 2008-09 was 6.8 per cent.

34  Government of Saskatchewan - 2008-09 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Net Debt

Net debt is one measure of the amount of debt that has been left to future generations. It is the difference between the SFS liabilities and its financial assets.

During 2008-09, net debt decreased by $2.35 billion. This decrease can be attributed to the SFS’s surplus of $2.97 billion, partially offset by amounts invested in tangible capital assets and other non-financial assets.

Since 1999-00, the net debt of the SFS has declined from $8.42 billion to $3.52 billion, as follows:

A decreasing net debt is an indicator of increased flexibility over future spending.

Financial Assets

Financial assets represent the amount of resources that are available to the Government that can be converted to cash to meet obligations or fund operations. In the past five years, the Government’s financial assets were as follows:

[1]	In 2008-09, primarily accounts receivable ($1.11 billion).

Government of Saskatchewan - 2008-09 Public Accounts   35

Financial Statement Discussion and Analysis

Summary Financial Statements

Liabilities

Liabilities represent the obligations that the Government has to others arising from past transactions or events. In the past five years, the Government’s liabilities were as follows:

[1]	In 2008-09, primarily accounts payable ($2.21 billion).

From 2004-05 to 2008-09, liabilities decreased by $1.35 billion. This is the net result of a $3.35 billion decrease in public debt, partially offset by a $1.28 billion increase in pension liabilities. Information relating to public debt can be found in more detail in the public debt and debt charges section found on page 33.

The total pension liability has increased from $4.19 billion in 2004-05 to $5.47 billion in 2008-09. The Teachers’ Superannuation Plan is responsible for $945 million of this increase. The increase is due to pension costs, including interest on the pension liabilities, exceeding payments to the pension plans and retirees. The liabilities are projected to increase until the majority of the plan members are retired around 2014. In subsequent years, the liabilities will decline as pensions are paid to retired members.

36  Government of Saskatchewan - 2008-09 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Non-financial Assets

The 2008-09 SFS report total non-financial assets of $4.92 billion, which primarily consists of tangible capital assets.

Tangible Capital Assets

The Statement of Financial Position reports the net book value of tangible capital assets held by government service organizations, and does not include the capital assets held by government business enterprises. The capital assets held by government business enterprises are included in the Investment in (or net assets of) Government Business Enterprises reported on the Statement of Financial Position and disclosed in Schedule 3 of the SFS. The net book value of capital assets of government service organizations in the past five years is as follows:

The net book value represents the original cost of capital assets net of accumulated amortization and any write-down in value. The net book value of capital assets held by the Government has steadily increased over the last five years indicating an increase in the future service potential of the Government’s capital assets.

Government of Saskatchewan - 2008-09 Public Accounts   37

Financial Statement Discussion and Analysis

Summary Financial Statements

Assessment of Financial Condition

Sustainability

Sustainability is the degree to which a government can maintain its existing financial obligations without increasing its debt or tax burden.

Net Debt to Total Revenue

One measure of a government’s sustainability is the ratio of net debt to total revenue. Net debt provides a measure of the future revenue that is required to pay for past transactions and events. A net debt to revenue ratio that is decreasing indicates improved sustainability.

When expressed as a percentage of total revenue, the Government’s net debt has declined from 127.1 per cent to 25.9 per cent of total revenue since 1999-00. The reduction in this ratio indicates that the Government’s annual revenue has been sufficient to not only pay for current transactions and events, but also to pay off a portion of past deficits.

Public Debt to the Province’s Gross Domestic Product

In addition to looking at the absolute level of debt, credit rating agencies often look at government public debt in comparison to the Province’s gross domestic product (GDP). GDP is a measure of the size of the Province’s economy, so it provides a measure of how much debt the Government can afford to carry. If this ratio decreases, the Government’s public debt is becoming less onerous on the economy, which is an indication of sustainability.

38  Government of Saskatchewan - 2008-09 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Assessment of Financial Condition (continued)

When expressed as a percentage of the Province’s GDP, the Government’s general debt has declined from 26.5 per cent to 7.2 per cent of GDP since 1999-00. This reflects both a growing economy and declining debt levels and that the level of public debt has become less onerous on the economy. In particular, the ratio has decreased from 14.5 per cent in 2007-08 to 7.2 per cent in 2008-09. Such a significant reduction increases the Government’s flexibility.

Flexibility

Flexibility is the degree to which a government can change its debt or tax burden and still meet its existing financial obligations.

Debt Charges to Total Revenue

A debt charges to revenue ratio, often referred to as the interest bite, indicates the proportion of provincial revenue that is required to pay interest charges on public debt and therefore, is not available to pay for program costs. A decreasing ratio means that there is more money left to provide government services.

Over the last ten years, the interest bite has decreased. In 2008-09, the Government spent approximately 5.9 cents of each dollar of revenue on debt charges on public debt, compared to 15.5 cents in 1999-00.

Government of Saskatchewan - 2008-09 Public Accounts   39

Financial Statement Discussion and Analysis

Summary Financial Statements

Assessment of Financial Condition (continued)

Own-source Revenue to the Province’s Gross Domestic Product

This ratio measures the extent to which the Government is taking income out of the economy, either through taxation or user fees. An increase in this ratio indicates that the Government’s own-source revenues are growing faster than the economy, reducing the Government’s flexibility to increase revenues without slowing the growth of the provincial economy.

Own-source revenue as a percentage of GDP has remained relatively stable. This indicates that the Government’s flexibility is largely unchanged over the last ten years.

40  Government of Saskatchewan - 2008-09 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Assessment of Financial Condition (continued)

Vulnerability

Vulnerability is the degree to which a government is dependent on sources of funding outside of its control or is exposed to risks that could impair its ability to meet its existing financial obligations.

Transfers from the Federal Government to Total Revenue

Transfers from the federal government as a percentage of total revenue is an indicator of the degree of vulnerability the Government has as a result of reliance on the federal government for revenues. Generally, if the ratio is decreasing, the Province is less reliant on federal transfers to fund its programs, resulting in lower vulnerability.

For the past ten years, the percentage of total revenue attributable to transfers from the federal government was as follows:

In 2008-09, 14.5 per cent of the Government’s revenue came from transfers from the federal government, with the remainder coming from Saskatchewan sources. This is slightly lower than last year indicating an improved ability of the Government to fund essential programs and services from own-source revenues, decreasing vulnerability to changes in federal transfers which are beyond its control.

Government of Saskatchewan - 2008-09 Public Accounts   41

Financial Statement Discussion and Analysis

Risks and Uncertainties

The Government is subject to risks and uncertainties that arise from variables which the Government can not directly control. These risks and uncertainties include:

•	changes in economic factors such as economic growth, commodity and non-renewable resource prices, inflation, interest rates, population growth, personal income and retail sales;
•	financial risks including interest rate risk, foreign exchange rate risk, credit risk and liquidity risk;
•	changes in transfers from the federal government;
•	utilization of Government services, such as crop insurance, health care and social services;
•	other unforeseen developments including natural and other disasters, changes in environmental liabilities and legal obligations; and
•	changes in accounting standards.

The Government has implemented strategies that limit its exposure to such risks and uncertainties. The key component of this fiscal management plan is The Growth and Financial Security Act (the Act), legislation that provides a fiscal framework to ensure balanced budgets and the appropriate use of surplus revenues.

The Act imposes discipline into the budgetary process and reduces risk to external events by requiring annual program reviews and the tabling of balanced budgets and debt management plans, yet the fiscal framework has the flexibility to respond to sudden and rapid changes in factors beyond Government’s influence or control. Specifically, the Act:

•	requires a four year financial plan, with balanced budgets each year, to be prepared annually;
•	requires a four year debt management plan to be prepared annually;
•	requires actual revenue in each fiscal year to be greater than actual expense;
•	requires deficits to be fully offset in the following fiscal year;
•	establishes the Growth and Financial Security Fund to assist in providing for financial security from year to year and to provide a source of funds available for use for promoting or enhancing the economic development of Saskatchewan;
•	requires 50 per cent of any GRF pre-transfer surplus to be transferred to the Growth and Financial Security Fund;
•	requires the remaining 50 per cent of any GRF pre-transfer surplus to be applied to the Debt Retirement Fund; and
•	contains provisions for extraordinary events, such as natural or other disasters, that lead to unanticipated spending or reduced revenues.

In addition, recognizing that Saskatchewan is heavily reliant on non-renewable resources and external events, Government takes a prudent approach in developing its budget assumptions for macroeconomic variables and non-renewable resource prices. Government makes use of a number of forecasts from national forecasting agencies and banks, private industry and private sector analysts when developing the underlying assumptions to fiscal forecasts both at budget and throughout the fiscal year.

The fiscal impact of changes in the underlying economic assumptions, including non-renewable resource prices, are estimated on a regular basis in order to quantify the risk associated with each forecast assumption. By understanding the size of the risk inherent in the fiscal projections, Government is better able to make sound financial decisions.

Finally, the Government requires regular fiscal updates during the fiscal year. These updates are based on the continual monitoring of monthly financial results and current economic conditions, as well as the early identification of potential spending pressures. The Government publishes quarterly reports that contain revised fiscal and economic forecasts so that Saskatchewan residents are well-informed as to the Government’s current fiscal position and the risks and uncertainties associated with the Government’s fiscal plan.

Risk management specific to public debt is discussed in note 3 of the GRF financial statements and note 3 of the SFS.

42  Government of Saskatchewan - 2008-09 Public Accounts

General Revenue Fund Financial Statements

General Revenue Fund

Responsibility for the General Revenue Fund Financial Statements

The Government is responsible for the General Revenue Fund Financial Statements. The Government maintains a system of accounting and administrative controls to ensure that accurate and reliable financial statements are prepared and to obtain reasonable assurance that transactions are authorized, assets are safeguarded, and financial records are maintained.

The Provincial Comptroller prepares these statements in accordance with the Government’s stated accounting policies and using the Government’s best estimates and judgement when appropriate.

The Provincial Auditor expresses an independent opinion on these statements. His report, which appears on the following page, provides the scope of his audit and states his opinion.

Treasury Board approves the General Revenue Fund Financial Statements. The statements are tabled in the Legislative Assembly as part of the Public Accounts and referred to the Standing Committee on Public Accounts for review.

On behalf of the Government of the Province of Saskatchewan.

/s/ Rod Gantefoer

ROD GANTEFOER
Minister of Finance

/s/ Doug Matthies

DOUG MATTHIES
Deputy Minister of Finance

/s/ Terry Paton

TERRY PATON
Provincial Comptroller

Regina, Saskatchewan
June 2009

Government of Saskatchewan - 2008-09 Public Accounts   45

General Revenue Fund

Auditor’s Report

To the Members of the Legislative Assembly of Saskatchewan

These financial statements report transactions and events of the General Revenue Fund only. Significant financial activities of the Government occur outside this Fund. Readers should not use the General Revenue Fund’s financial statements to understand and assess the Government’s management of public financial affairs and resources as a whole; rather they should use the Summary Financial Statements of the Government of Saskatchewan (Summary Financial Statements).

Volume 1 of the Public Accounts includes the Summary Financial Statements. These statements report the full nature and extent of the financial affairs and resources for which the Government is responsible.

I have audited the statement of financial position of the General Revenue Fund as at March 31, 2009 and the statements of operations, accumulated deficit, change in net debt, and cash flow for the year then ended. These financial statements are the responsibility of Treasury Board. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

1.	The Government through the General Revenue Fund is responsible for the liabilities of several pension plans. Notes 1 and 4 state that the pension liabilities are not recorded in these financial statements. Canadian generally accepted accounting principles for the public sector require that the pension liabilities be recorded in the financial statements. Had pension liabilities been recorded, liabilities and accumulated deficit would increase by $5,442 million (2008 — $5,088 million) as at March 31, 2009 and, for the year, expenses would increase by $355 million (2008 — $429 million), and surplus would decrease by the same amounts.

2.	The Government records transactions between the General Revenue Fund and the Growth and Financial Security Fund (GFSF) (2008 – Fiscal Stabilization Fund) as revenue or expense of the General Revenue Fund. The substance of the transactions between the General Revenue Fund and these Funds is the amounts that the General Revenue Fund owes or has paid to these Funds must be repaid by these Funds to the General Revenue Fund. Canadian generally accepted accounting principles for the public sector do not allow the General Revenue Fund to record changes in the amounts due or paid to these Funds as revenue or expense of the General Revenue Fund.

The financial statements show an expense (as transfer to the GFSF) of $985 million (2008 — $641 million) and a revenue (as transfer from the GFSF) of $1,404 million (2008 – nil) for an annual net transfer of $419 million. It is not appropriate to record an expense because the GFSF must return all amounts to the General Revenue Fund. Also, it is not appropriate to record a revenue for it is only the amount the GFSF has returned to the General Revenue Fund in the year. Instead of recording an expense or a revenue, the financial statements should record an asset equal to the amount it owed or paid to the GFSF. Had the Government properly recorded these transactions, financial assets would increase by $1,215 million (2008 — $1,634 million) and accumulated deficit would decrease by the same amount as at March 31, 2009 and, for the year, the net transfer from the GFSF would decrease by $419 million (2008 — the transfer to the Fiscal Stabilization Fund would decrease by $641 million), and the surplus would decrease by $419 million (2008 – increase by $641 million).

Government of Saskatchewan - 2008-09 Public Accounts   47

General Revenue Fund

In my opinion, except for the effects of not recording pension liabilities and recording the amounts that the General Revenue Fund has paid to the GFSF as expense and revenue of the General Revenue Fund as described in the preceding paragraphs, these financial statements present fairly, in all material respects, the financial position of the General Revenue Fund as at March 31, 2009 and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

/s/ Fred Wendel

FRED WENDEL, CMA, CA
Provincial Auditor

Regina, Saskatchewan
June 5, 2009

48  Government of Saskatchewan - 2008-09 Public Accounts

General Revenue Fund

Statement of Financial Position
As at March 31, 2009
(thousands of dollars)

	2009	2008
		(Restated)
Financial Assets
Cash and temporary investments (note 2)	575,895	821,475
Accounts receivable (schedule 1)	915,389	736,377
Deferred charges	14,166	19,236
Loans to Crown corporations (schedule 2)	520,229	461,161
Other loans (schedule 3)	122,454	129,635
Equity investment in Crown Investments Corporation of Saskatchewan	1,051,152	1,181,152
Total Financial Assets	3,199,285	3,349,036
Liabilities
Accounts payable and accrued liabilities (schedule 4)	1,721,516	1,653,449
Deposits held (schedule 5)	594,355	385,388
Unearned revenue	76,454	72,823
Public debt
Government general debt (note 3)(schedule 6)	4,145,286	6,824,323
Crown corporation general debt (note 3)(schedule 6)	520,229	461,161
Unamortized foreign exchange (loss) gain	(10,503)	606
Total Liabilities	7,047,337	9,397,750
Net Debt	(3,848,052)	(6,048,714)
Non-financial Assets
Prepaid expenses	6,902	6,685
Inventories held for consumption	97,345	85,269
Tangible capital assets (schedule 9)	2,772,877	2,596,969
Total Non-financial Assets	2,877,124	2,688,923
Accumulated Deficit	(970,928)	(3,359,791)

Retirement benefits (note 4)
Contingencies (note 5)
Contractual obligations (note 6)
Guaranteed debt (note 5)(schedule 8)

The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan - 2008-09 Public Accounts   49

General Revenue Fund

Statement of Operations
For the Year Ended March 31, 2009
(thousands of dollars)

	2009		2008
	Budget	Actual	Actual
Revenue	(note 12)		(Restated)
Taxation	4,312,800	4,430,995	4,418,243
Non-renewable resources	2,273,100	4,612,408	2,640,346
Transfers from Government entities	968,400	851,216	653,154
Other own-source revenue	426,700	721,489	551,374
Transfers from the federal government	1,385,500	1,708,964	1,602,561
Total Revenue (schedule 10)	9,366,500	12,325,072	9,865,678
Expense
Executive Branch of Government
Advanced Education, Employment and Labour	761,014	893,291	685,163
Agriculture	302,805	424,396	302,197
Corrections, Public Safety and Policing	291,878	315,083	305,417
Crown Investments Corporation of Saskatchewan	--	240,000	--
Education	1,186,314	1,307,461	959,951
Energy and Resources	38,551	37,946	56,268
Enterprise and Innovation	60,131	54,618	54,040
Enterprise Saskatchewan	--	6,087	--
Environment	186,167	177,129	174,921
Executive Council	8,716	8,293	12,562
Finance	298,534	290,832	284,463
Finance - debt servicing (schedule 11)	535,000	520,181	546,718
First Nations and Métis Relations	70,336	86,526	70,958
Government Services	13,450	12,738	8,654
Government Services - commercial operations (schedule 12)	--	81,180	70,312
Health	3,745,333	3,976,241	3,504,333
Highways and Infrastructure	372,090	482,400	353,684
Highways and Infrastructure - commercial operations (schedule 12)	--	2,892	6,542
Information Technology Office	5,401	5,384	5,362
Information Technology Office - commercial operations (schedule 12)	--	1,630	27
Intergovernmental Affairs	3,538	3,519	2,757
Justice and Attorney General	129,542	135,648	129,189
Municipal Affairs	251,220	397,388	214,871
Office of the Provincial Secretary	4,153	4,401	2,750
Public Service Commission	36,621	35,182	39,234
Saskatchewan Research Council	12,082	12,082	8,992
Social Services	631,446	676,604	615,032
Tourism, Parks, Culture and Sport	136,858	130,726	125,309
Legislative Branch of Government
Chief Electoral Officer	1,071	1,166	10,852
Children's Advocate	1,531	1,529	1,624
Conflict of Interest Commissioner	151	145	136
Information and Privacy Commissioner	822	812	675
Legislative Assembly	22,931	22,429	21,389
Ombudsman	2,068	2,085	1,911
Provincial Auditor	7,126	7,115	6,516
Total Expense (schedules 13 and 14)	9,116,880	10,355,139	8,582,809
Pre-transfer Surplus	249,620	1,969,933	1,282,869
Transfer to the Growth and Financial Security Fund	(124,810)	(984,967)	--
Transfer from the Growth and Financial Security Fund	125,190	1,403,897	--
Transfer to the Fiscal Stabilization Fund	--	--	(641,434)
Surplus	250,000	2,388,863	641,435

The accompanying notes and schedules are an integral part of these financial statements.

50  Government of Saskatchewan - 2008-09 Public Accounts

General Revenue Fund

Statement of Accumulated Deficit
For the Year Ended March 31, 2009
(thousands of dollars)

	2009		2008
	Budget	Actual	Actual
Accumulated deficit, beginning of year	(3,359,791)	(3,359,791)	(4,001,226)
Surplus	250,000	2,388,863	641,435
Accumulated Deficit, End of Year	(3,109,791)	(970,928)	(3,359,791)

Statement of Change in Net Debt
For the Year Ended March 31, 2009
(thousands of dollars)

	2009		2008
	Budget	Actual	Actual
			(Restated)
Surplus	250,000	2,388,863	641,435
Tangible Capital Assets
Acquisitions (schedule 9)	(364,551)	(349,349)	(284,657)
Amortization (schedule 9)	151,114	151,521	146,621
Net loss on disposal	--	5,153	931
Proceeds on disposal	--	7,082	6,765
Write downs (schedule 9)	--	11,026	1,499
Net Acquisition of Tangible Capital Assets	(213,437)	(174,567)	(128,841)
Other Non-financial Assets
Net acquisition of prepaid expenses	--	(217)	(386)
Net acquisition of inventories held for consumption	--	(12,076)	(10,643)
Net Acquisition of Other Non-financial Assets	--	(12,293)	(11,029)
Decrease in net debt	36,563	2,202,003	501,565
Net debt, beginning of year	(6,048,714)	(6,048,714)	(6,445,669)
Adjustment to net debt (note 11)	--	--	(103,447)
Transfers from government organizations	--	(1,341)	(1,163)
Net Debt, End of Year	(6,012,151)	(3,848,052)	(6,048,714)

The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan - 2008-09 Public Accounts   51

General Revenue Fund

Statement of Cash Flow
For the Year Ended March 31, 2009
(thousands of dollars)

	2009	2008
		(Restated)
Operating Activities
Surplus	2,388,863	641,435
Non-cash items included in surplus (schedule 15)	94,061	111,831
Net change in non-cash operating activities (schedule 16)	(114,537)	228,384
Cash Provided by Operating Activities	2,368,387	981,650
Capital Activities
Acquisition of tangible capital assets (schedule 9)	(349,349)	(284,657)
Proceeds on disposal of tangible capital assets	7,082	6,765
Cash Used for Capital Activities	(342,267)	(277,892)
Investing Activities
Loan advances	(376,804)	(310,898)
Loan repayments	332,835	96,125
Sinking fund contributions for general debt	(1,913,015)	(96,415)
Sinking fund contributions for Crown corporation general debt	20,261	28,522
Sinking fund redemptions for general debt	81,635	--
Sinking fund redemptions for Crown corporation general debt	(32,793)	--
Equity investment in Crown Investments Corporation of Saskatchewan	130,000	--
Cash Used for Investing Activities (schedule 17)	(1,757,881)	(282,666)
Financing Activities
Proceeds from general debt	32,005	558,138
Repayment of general debt	(754,791)	(646,719)
Increase in deposits held	208,967	74,495
Cash Used for Financing Activities	(513,819)	(14,086)
(Decrease) Increase in Cash and Temporary Investments	(245,580)	407,006
Cash and temporary investments, beginning of year	821,475	414,469
Cash and Temporary Investments, End of Year	575,895	821,475

The accompanying notes and schedules are an integral part of these financial statements.

52  Government of Saskatchewan - 2008-09 Public Accounts

General Revenue Fund

Notes to the Financial Statements
As at March 31, 2009

1.     Significant Accounting Policies

a)     Basis of accounting

These financial statements are prepared in accordance with generally accepted accounting principles for the public sector, as recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants, with the following exceptions:

•	transfers to and from the Growth and Financial Security Fund (2008 — transfers to and from the Fiscal Stabilization Fund) are included in the determination of surplus for the year; and
•	pension liabilities are not recorded in the financial statements. The General Revenue Fund accounts for defined benefit pension obligations on a cash basis.

b)     Reporting entity

The General Revenue Fund is the general fund which receives all revenues unless otherwise specified by law. Spending from the General Revenue Fund is appropriated by the Legislative Assembly.

Other government entities such as special purpose funds, government business enterprises, and other Crown corporations and agencies report separately in other financial statements. Only financial transactions to or from these other entities are included in the General Revenue Fund. The net expenses/recoveries for revolving funds’ operations are charged to expense.

Government business enterprises are self-sufficient government organizations that have the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as their principal activity.

The Government’s Summary financial statements which include the financial activities of the General Revenue Fund and other government entities are provided separately.

c)     Specific accounting policies

Financial assets

Financial assets are assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations.

Temporary investments are recorded at the lower of cost or market.

Deferred charges include issue costs and net discounts or premiums incurred on the issue of general debt and related derivative instruments. They are recorded at cost and amortized on a straight-line basis over the remaining life of the debt issue.

Loans to Crown corporations and Other loans generally have fixed repayment terms and are interest bearing. Promissory notes issued by Crown corporations are recorded at par; all other loans are recorded at cost. Loans to Crown corporations are presented net of amounts Crown corporations have contributed to sinking funds and net of government business enterprise specific debt.

Equity investment in Crown Investments Corporation of Saskatchewan is an advance to the corporation to form its equity capitalization and is recorded at cost.

Where there has been a loss in value that is other than a temporary decline, loans and equity investments are written down to recognize the loss.

Liabilities

Liabilities are present obligations to individuals and organizations outside of the General Revenue Fund arising from transactions and events occurring prior to year-end, which will be satisfied in the future through the transfer or use of assets or another form of economic settlement. They consist of obligations to provide authorized transfers where any eligibility criteria have been met, to repay borrowings, to pay for goods and services acquired prior to year-end and to deliver goods or services in the future, where payment has been received.

Government of Saskatchewan - 2008-09 Public Accounts   53

General Revenue Fund

Notes to the Financial Statements

1.    Significant Accounting Policies (continued)

Unearned revenue consists mainly of revenue for Crown mineral leases and motor vehicle fees that will be earned in a subsequent fiscal year.

Public debt is recorded at par and is comprised of:

•	Government general debt which is debt issued by the General Revenue Fund to fund government spending;
•	Crown corporation general debt which is debt issued by the General Revenue Fund and subsequently loaned to a Crown corporation; and
•	Government business enterprise specific debt which is debt issued by the General Revenue Fund specifically on behalf of government business enterprises where the government expects to realize the receivables from the government business enterprises and settle the external debt simultaneously. Government business enterprises for which the government issues debt specifically are listed in schedule 6.

On the Statement of Financial Position, public debt is presented net of government business enterprise specific debt. Debt servicing costs on the Statement of Operations are presented net of reimbursements of interest for government business enterprise specific debt.

Certain debenture issues require contributions to a sinking fund. These obligations are recorded at principal less sinking fund balances where applicable. The General Revenue Fund is reimbursed by Crown corporations for all sinking fund contributions made on debt incurred on their behalf. Premiums and discounts on long-term investments within these sinking funds are amortized on a constant yield basis.

Debt issues and sinking fund investments held in foreign currencies are converted to the Canadian dollar equivalent at the exchange rate in effect at March 31.

Premiums, discounts and issue costs incurred on general debt are recorded as deferred charges. Discounts, premiums and commissions on government business enterprise specific debt are netted against reimbursements by these entities.

Unamortized foreign exchange gain or loss includes unrealized foreign exchange gains and losses resulting from conversion of general debt and sinking fund investments held in a foreign currency to the Canadian dollar equivalent at March 31. Unrealized foreign exchange gains and losses are amortized on a straight-line basis over the remaining life of the debt issue. Realized foreign exchange gains and losses resulting from general debt transactions are included in debt servicing costs.

Guaranteed debt includes guarantees by the Minister of Finance made through specific agreements or legislation to pay all or part of the principal and/or interest on a debt obligation in the event of default by the borrower. Loss provisions on guaranteed debt are recorded as a liability and an expense when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments net of recoveries.

Non-financial assets

Non-financial assets are acquired, constructed or developed assets that do not normally provide resources to discharge existing liabilities, but instead are normally employed to deliver government services, may be consumed in the normal course of operations and are not for sale in the normal course of operations.

Inventories held for consumption are recorded at cost and are expensed as they are consumed.

Tangible capital assets are recorded at cost which includes all amounts directly attributable to the acquisition, construction, development or betterment of the asset but does not include interest. Tangible capital assets are generally amortized on a straight-line basis over the estimated useful life of each asset.

Revenue

Revenues are recorded on the accrual basis. For corporate and individual income taxes, cash received from the federal government is used as the basis for estimating the tax revenue. Government transfers are recognized as revenue in the period during which the transfer is authorized and any eligibility criteria are met.

Expense

Expenses are recorded on the accrual basis, except for defined benefit pension plan costs which are recorded on the cash basis. Government transfers are recognized as expenses in the period during which the transfer is authorized and any eligibility criteria are met.

54  Government of Saskatchewan - 2008-09 Public Accounts

General Revenue Fund

Notes to the Financial Statements

1.    Significant Accounting Policies (continued)

d)    Measurement uncertainty

Measurement uncertainty is uncertainty in the determination of the amount at which an item is recognized or disclosed in financial statements. Such uncertainty exists when there is a variance between the recognized or disclosed amount and another reasonably possible amount.

Measurement uncertainty that may be material to these financial statements exists:

•	in corporate and individual income tax revenue totalling $2,436.2 million (2008 — $2,611.9 million) because final tax assessments may differ from initial estimates on which cash payments are based;
•	in oil and natural gas non-renewable resource revenue totalling $1,742.0 million (2008 — $1,380.0 million) because of price and production sensitivities in the royalty revenue structures;
•	in potash non-renewable resource revenue totaling $1,364.5 million (2008 — $432.8 million) because actual operating profits may differ from initial estimates;
•	in the Canada Health Transfer and Canada Social Transfer revenue totalling $1,161.8 million (2008 — $1,064.7 million) because of changes in the economic and demographic conditions in the Province and the country; and
•	in the disclosure of liabilities for defined benefit pension plans of $5,442.3 million (2008 — $5,087.8 million) because actual experience may differ from actuarial estimations.

While best estimates are used to report items, it is reasonably possible that changes in future conditions, occurring within one fiscal year, could require a material change in the amounts recognized or disclosed.

2.    Temporary Investments

The temporary investments are recorded at $895.7 million (2008 — $666.4 million), consist of investment grade money market securities and are generally for less than 30 days. Due to the short-term nature, market value approximates cost.

3.    Risk Management of Public Debt

Funds are borrowed in both domestic and foreign capital markets by issuing Province of Saskatchewan securities. This borrowing activity finances Government operations and the activities of Crown corporations. These transactions result in exposure to four types of risk: interest rate risk, foreign exchange rate risk, credit risk and liquidity risk.

To manage these risks, a preference for fixed rate Canadian dollar denominated debt is maintained. Where market conditions dictate that other forms of debt are more attractive, opportunities are identified to use derivative financial instruments to reduce these risks. A derivative financial instrument is a contract, the value of which is based on the value of another asset or index.

Interest rate risk is the risk that debt servicing costs will increase due to changes in interest rates. This risk is managed by issuing debt securities at predominantly fixed rates of interest rather than at floating rates of interest.

Floating rate debt is defined as the sum of floating rate debentures, short-term promissory notes, fixed rate debt maturing within one year and Saskatchewan Savings Bonds. Opportunities are sought to effectively convert floating rate debt into fixed rate debt through the use of interest rate swaps. There are interest rate swaps on a notional value of debt of $66.0 million (2008 — $66.0 million). At March 31, 2009, 88.0 per cent (2008 — 88.8 per cent) of the gross debt effectively carried a rate of interest that was fixed for greater than a one year period.

Gross debt includes floating rate debt of $1,330.4 million (2008 — $1,297.0 million). A one percentage point increase in interest rates would decrease the surplus by $12.9 million in 2009-10.

Foreign exchange rate risk is the risk that debt servicing costs will increase due to a decline in the value of the Canadian dollar relative to other currencies. This risk is managed by maintaining a preference for issuing debt that is denominated in Canadian dollars. Where debt has been issued in foreign currencies, opportunities are sought to effectively convert it into Canadian dollar debt through the use of a cross currency swap. At March 31, 2009, 96.9 per cent (2008 — 97.6 per cent) of the gross debt is effectively denominated in Canadian dollars.

The following foreign-denominated items have been hedged to Canadian dollars using cross currency swaps:

•	debentures totalling 1,225.0 million U.S. dollars (2008 — 1,225.0 million) fully hedged to $1,619.3 million Canadian (2008 — $1,619.3 million);
•	debentures totalling 300.0 million Swiss francs (2008 — 300.0 million) fully hedged to $274.7 million Canadian (2008 — $274.7 million); and

Government of Saskatchewan - 2008-09 Public Accounts   55

General Revenue Fund

Notes to the Financial Statements

3.    Risk Management of Public Debt (continued)

•	interest payments on debentures of 275.0 million U.S. dollars (2008 - 275.0 million) hedged to Canadian dollars at an exchange rate of 1.2325 (2008 - 1.2325).

In total, there are cross currency swaps on a notional value of debt of $2,507.5 million (2008 — $2,507.5 million). The effectiveness of these hedges is assessed on an ongoing basis by monitoring the credit ratings of the counterparties to the hedges.

Credit risk is the risk that a loss may occur from the failure of another party to meet its obligations under a derivative financial instrument contract. This risk is managed by dealing only with counterparties that have good credit ratings and by establishing limits on individual counterparty exposures and monitoring those exposures on a regular basis. At March 31, 2009, 100 per cent (2008 — 100 per cent) of counterparties held a Standard and Poor’s credit rating of A or higher.

Liquidity risk is a risk that financial commitments will not be met over the short-term. This risk is managed by distributing debt maturities over many years, maintaining sinking funds on long-term debt issues and maintaining adequate cash reserves and short-term borrowing programs as contingent sources of liquidity.

4.    Retirement Benefits

The Government sponsors several defined benefit pension plans and a defined contribution pension plan.

Pension fund assets of government sponsored defined benefit and defined contribution pension plans are invested in fixed income securities, equities, real estate and short-term monetary items. The investment in Government of Saskatchewan securities is insignificant for all plans.

Defined benefit plans

Defined benefit plans provide benefits based on length of service and pensionable earnings. A typical defined benefit plan provides pensions equal to 2.0 per cent of a member’s average five years highest salary, multiplied by the years of service to a maximum of 35 years. Members contribute a percentage of salary, which may vary based on age, to their plan. Pensions and contribution rates are integrated with the Canada Pension Plan.

The two main plans are the Teachers’ Superannuation Plan (TSP) and the Public Service Superannuation Plan (PSSP). Other plans include Judges of the Provincial Court Superannuation Plan (Judges), Saskatchewan Transportation Company Employees Superannuation Plan (STC), Anti-TB League Employees Superannuation Plan (ATB) and the Saskatchewan Pension Annuity Fund, an annuity underwriting operation. Obligations for allowances payable to members of the former Members of the Legislative Assembly Superannuation Fund (MLA) are part of the General Revenue Fund.

Actuarial valuations are performed at least triennially. An actuary extrapolates these valuations when a valuation is not done in the current fiscal year. Valuations are based on a number of assumptions about future events, such as inflation rates, interest rates, wage and salary increases and employee turnover and mortality. These assumptions reflect estimates of expected long-term rates and short-term forecasts. Estimates vary based on the individual plan.

The accrued benefit obligation is determined using the projected benefit method prorated on services. Pension fund assets are valued at market related values based on actual market values averaged over a four year period. In the periods between valuations, the actuary estimates the market related value of pension fund assets using expected long-term rates of return for the individual plans.

The Government is required to match member current service contributions for all plans except the PSSP and Judges. Separate pension funds are maintained for all plans except the PSSP and the MLA. The PSSP member contributions are deposited into the General Revenue Fund. All pension obligations arising under the PSSP and the MLA are paid from the General Revenue Fund.

56  Government of Saskatchewan - 2008-09 Public Accounts

General Revenue Fund

Notes to the Financial Statements

4.    Retirement Benefits (continued)

Information on the defined benefit plans is as follows:

	2009						2008
	TSP	PSSP		Others		Total	Total
Plan status	closed	closed		closed	[1]	n/a	n/a
Member contribution rate (percentage of salary)	7.85	7.00-9.00	[2]	5.00-9.00	[2]	n/a	n/a
Number of active members	2,255	1,007		59		3,321	3,879
Average age of active members (years)	54.6	55.8		57.3		55.0	54.9
Number of former members entitled to deferred
pension benefits	4,780	104		12		4,896	4,993
Number of superannuates and surviving spouses	11,109	5,715		2,330		19,154	18,946
Actuarial valuation date	June 30/07	Dec. 31/08		Various		n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	3.50	3.50		3.50		n/a	n/a
Expected rate of return on plan assets (percentage)	6.90	n/a		5.75-6.00		n/a	n/a
Discount rate (percentage)	5.00	5.25		4.40-5.40		n/a	n/a
Inflation rate (percentage)	2.50	2.50		2.50		n/a	n/a
Expected average remaining service life (years)	3.7	1.5		1.5-8.0		n/a	n/a
Post-retirement index (percentage of annual increase in
Consumer Price Index)	80	70		70-75		n/a	n/a
[1]	Judges is open to new membership; all other plans are closed.
[2]	Contribution rate varies based on age upon joining the plan.

Based on the latest actuarial valuations, extrapolated to March 31, 2009, the present value of accrued pension benefits and the market related value of pension fund assets are shown in the table below:

(thousands of dollars)	2009				2008
	TSP [1]	PSSP	Others	Total	Total
Accrued benefit obligation,
beginning of year	4,981,380	1,909,437	323,970	7,214,787	7,010,426
Current period benefit cost	46,836	14,749	4,462	66,047	>74,751
Plan amendment	--	--	2,339	2,339	--
Interest cost	271,638	88,391	14,653	374,682	397,103
Actuarial losses (gains)	74,190	(44,713)	(3,358)	26,119	161,120
Benefit payments	(308,245)	(111,883)	(21,914)	(442,042)	(428,613)
Accrued Benefit Obligation, End of Year	5,065,799	1,855,981	320,152	7,241,932	7,214,787
Plan assets, beginning of year	1,429,723	--	206,934	1,636,657	1,587,597
Employer contributions	58,945	108,134	5,765	172,844	141,831
Employee contributions	13,064	3,749	496	17,309	19,061
Return on plan assets	90,851	--	8,203	99,054	128,704
Actuarial gains (losses)	5,069	--	(2,001)	3,068	188,077
Benefit payments	(308,245)	(111,883)	(21,914)	(442,042)	(428,613)
Plan Assets, End of Year [2]	1,289,407	--	197,483	1,486,890	1,636,657
	3,776,392	1,855,981	122,669	5,755,042	5,578,130
Unamortized estimation adjustments [3]	(276,334)	(28,913)	(7,480)	(312,727)	(490,323)
Total Pension Liabilities [4]	3,500,058	1,827,068	115,189	5,442,315	5,087,807
[1]	The TSP accrued benefit obligation includes a liability of $25.8 million (2008 — $29.6 million) relating to the TSP disability provision. The TSP had a negative actual rate of return on plan assets of 12.9 per cent (2008 – positive 0.7 per cent).
[2]	At March 31, 2009, the market value of plan investments was $1,328.6 million (2008 — $1,750.7 million). Of this amount 42.5 per cent (2008 — 42.6 per cent) was invested in fixed income securities and 42.2 per cent (2008 — 45.6 per cent) in equity investments.
[3]	Unamortized estimation adjustments are amortized against the net obligation over periods ranging from 3.7 to 5.7 years for the TSP, from 1.5 to 7.7 years for the PSSP, and from 1.5 to 10.0 years for the other plans. These represent the expected average remaining service life of active plan members at the time the estimation adjustments arose.
[4]	Changes in assumptions can result in significantly higher or lower estimates of pension liabilities. A one percentage point decrease in the discount rate would result in a $603.1 million and $209.4 million increase in the pension liabilities for the TSP and the PSSP respectively, and a one percentage point increase would result in a $497.5 million and $174.9 million decrease in the pension liabilities for the TSP and the PSSP respectively.

Government of Saskatchewan - 2008-09 Public Accounts   57

General Revenue Fund

Notes to the Financial Statements

4.     Retirement Benefits (continued)

Defined contribution plans

Defined contribution plans provide pensions based on accumulated contributions and investment earnings. Employees contribute a percentage of salary.

The Government sponsors the Public Employees Pension Plan (PEPP), a multi-employer defined contribution plan. Employers are required to provide contributions at specific rates for employee current service. The General Revenue Fund has fully funded its share of contributions. The General Revenue Fund also contributes to the Saskatchewan Teachers’ Retirement Plan (STRP), sponsored by the Saskatchewan Teachers’ Federation.

Information on the defined contribution plans to which the General Revenue Fund contributes is as follows:

	2009				2008
	PEPP		STRP [1]	Total	Total
Plan status	open		n/a	n/a	n/a
Member contribution rate (percentage of salary)	5.00-9.00	[2]	n/a	n/a	n/a
Government contribution rate (percentage of salary)	6.00-9.00	[2]	n/a	n/a	n/a
Number of active members, all employers	31,532		n/a	31,532	31,263
General Revenue Fund participation
Number of active members	16,542		n/a	16,542	16,197
Member contributions (thousands of dollars)	47,756		n/a	47,756	47,486
Government contributions (thousands of dollars)	51,623		46,150	97,773	92,698

[1]	The STRP is a contributory defined benefit pension plan. The Government contributes an amount which is set through provincial negotiations.
[2]	Contribution rate varies based on employee group.

Pension expense

Pensions are accounted for on a cash basis. The pension liabilities are not recorded in the financial statements.

(thousands of dollars)	2009	2008
Defined benefit plans	172,844	141,831
Defined contribution plans	97,773	92,698
Total Pension Expense	270,617	234,529

5.    Contingencies

Guaranteed debt

The Minister of Finance has guaranteed the debt of others of $20.3 million (2008 — $25.2 million). Schedule 8 provides a listing of guaranteed debt.

Lawsuits

Up to $36.2 million may be paid depending on the outcome of lawsuits in progress.

Crop insurance liability

The Saskatchewan Crop Insurance Corporation administers the federal/provincial Crop Insurance Program. Premiums for the program are paid by the General Revenue Fund, the federal government and producers. A portion of the premiums are required to be paid to reinsurance funds established by the Province and the federal government. In certain circumstances, the reinsurance funds pay benefits to the Corporation.

In any year, where crop insurance indemnities exceed net premiums and any crop insurance fund balance, the shortfall is derived from one or both of the Crop Reinsurance Fund of Saskatchewan and the Crop Reinsurance Fund of Canada for Saskatchewan.

58  Government of Saskatchewan - 2008-09 Public Accounts

General Revenue Fund

Notes to the Financial Statements

5.     Contingencies (continued)

At March 31, 2009 the Crop Reinsurance Fund of Saskatchewan had a deficiency of $3.3 million (2008 — $72.3 million). Crop insurance premiums are actuarially set to cover indemnities over the long-term. In the event that the deficiency in the Saskatchewan reinsurance fund cannot be recovered from future premiums, the General Revenue Fund is required to pay the deficiency.

6.    Contractual Obligations

Significant contractual obligations include:

•	contracts for highway improvement, $147.6 million over two years;
•	capital grant projects, over the next 15 years, $39.8 million;
•	construction contracts, $44.9 million over five years;
•	aerial fleet renewal, for fire suppression, $31.4 million over two years;
•	Building Communities Program agreements, $31.4 million over three years;
•	computer service agreements, $59.8 million over five years;
•	vehicle and machinery purchases, $7.6 million;
•	treaty land entitlement agreements valued at approximately $13.6 million over five years; rural municipality and school division tax loss compensation of approximately $13.0 million as land achieves reserve status over the course of the agreements;
•	research and development projects for agriculture technology and opportunities in the agri-food industry, $28.5 million over five years;
•	Saskatchewan Association of Rehabilitation Centres, for beverage container collection and recycling, $21.7 million;
•	projects to expand innovation and enhance the competitive ability of the Saskatchewan economy, $9.4 million over four years;
•	Go Green environmental projects, $12.7 million over five years; and
•	operating and capital lease obligations as follows:

(thousands of dollars)	Operating	Capital
Future minimum lease payments
2009-10	36,621	12,009
2010-11	32,719	11,446
2011-12	28,549	9,646
2012-13	24,511	6,521
2013-14	20,870	1,801
Thereafter	65,070	6,124
	208,340	47,547
Interest and executory costs	--	(20,429)
Total Lease Obligations	208,340	27,118

7.    Related Party Transactions

Included in these financial statements are transactions with various Saskatchewan Crown corporations, agencies, boards, and commissions related to the General Revenue Fund by virtue of common control by the Government of Saskatchewan.

Transactions include transfers to related parties of $3,735.1 million (2008 — $2,980.9 million).

Routine operating transactions with related parties are recorded at the rates charged by those organizations and are settled on normal trade terms. These transactions include:

•	payments to Saskatchewan Telecommunications Holding Corporation of approximately $26.2 million (2008 — $27.6 million); and,
•	taxation and non-renewable resource revenue received from related parties during 2008-09 of approximately $88.5 million (2007-08 — $83.3 million). In addition, Saskatchewan Provincial Sales Tax and Fuel Tax are received from related parties on all taxable purchases.

Amounts due to or from related parties are described separately in these financial statements.

Government of Saskatchewan - 2008-09 Public Accounts   59

General Revenue Fund

Notes to the Financial Statements

8.    Trust Funds

Trust assets are administered but not owned by the Government and the Government has no equity in the funds.

Trust fund assets held and administered by the General Revenue Fund are as follows:

(thousands of dollars)	2009	2008
Pension plans	6,781,544	7,993,766
Public Guardian and Trustee of Saskatchewan	140,575	154,451
Other	45,917	37,338
Total Trust Fund Assets [1]	6,968,036	8,185,555

[1]	Amounts are based on the latest financial statements of the funds closest to March 31, 2009, where available.

9.    Debt Retirement Fund

This fund was established pursuant to The Growth and Financial Security Act and is an accounting of the surpluses of the General Revenue Fund commencing April 1, 2008.

(thousands of dollars)	Budget	Actual
Debt Retirement Fund, beginning of year	--	--
Surplus for the year	250,000	2,388,863
Debt Retirement Fund, End of Year	250,000	2,388,863

10.    Change in Accounting Policy

During 2008-09, the Government made a change in accounting policy to comply with the recommendations of the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants for long-term debt. On the Statement of Financial Position, public debt and loans to Crown corporations are now presented net of government business enterprise specific debt. Additionally, reimbursements of interest from Crown corporation general debt are no longer netted against debt servicing costs. The Government has retroactively restated comparative figures for this change in accounting policy. The effect of this restatement in the current and prior periods is:

•	a decrease in loans to Crown corporations and a decrease in public debt of $3,036.0 million (2008 — $2,933.2 million); and
•	an increase in interest revenue and an increase in debt servicing costs of $26.0 million (2008 — $18.5 million).

11.    Adjustment to Net Debt

During 2008-09, it was determined that agricultural land held for resale, previously presented as a financial asset, is more appropriately classified as tangible capital assets because this land is not expected to be sold within the next year. This change has been applied retroactively with restatement. As a result, net debt at April 1, 2007 has increased by $103.4 million. The effect of this restatement is a $86.3 million (2008 — $99.0 million) decrease in agriculture land held for resale and a corresponding increase in tangible capital assets.

12.    Budget Figures

Certain of the 2009 budget revenue figures have been reclassified to conform with the presentation of actual figures. The reclassification is a result of:

•	corporation capital tax being split into two components. Resource surcharge has been moved to non-renewable resources and the remaining component of corporation capital tax has been included with other taxes; and
•	liquor consumption tax being moved from sales tax to other taxes.

60  Government of Saskatchewan - 2008-09 Public Accounts

General Revenue Fund

Notes to the Financial Statements

12.     Budget Figures (continued)

The information below reconciles the 2009 budget presented in the Statement of Operations and schedule 10 to the 2008-09 Estimates approved by the Legislative Assembly:

(thousands of dollars)	2009
	Estimates	Adjustment	Statement of Operations and Schedule 10
Taxation
Corporation capital	444,100	(444,100)	--
Provincial sales	979,800	(61,800)	918,000
Other	109,500	139,700	249,200
Total Taxation	4,679,000	(366,200)	4,312,800
Non-renewable Resources
Resource surcharge	--	366,200	366,200
Total Non-renewable Resources	1,906,900	366,200	2,273,100

13.    Comparative Figures

Certain of the 2008 figures have been reclassified to conform with the current year presentation. With regard to expenses, the figures are reported on the same basis as the Estimates for the prior year.

Government of Saskatchewan - 2008-09 Public Accounts   61

General Revenue Fund

Accounts Receivable As at March 31, 2009 (thousands of dollars)		Schedule 1
	2009	2008
Taxation	186,478	191,757
Non-renewable resources	405,862	230,618
Transfers from Government entities	135,155	141,252
Other own-source revenue	90,096	78,008
Transfers from the federal government	95,477	91,267
Other	59,409	62,641
	972,477	795,543
Provision for loss	(57,088)	(59,166)
Total Accounts Receivable [1]	915,389	736,377
[1]	Accounts receivable include $147.4 million due from related parties (2008 — $146.0 million).

Loans to Crown Corporations As at March 31, 2009 (thousands of dollars)				Schedule 2
			2009	2008 (Restated)
Promissory Notes
Municipal Financing Corporation of Saskatchewan			1,062	--
Saskatchewan Opportunities Corporation			13,859	31,844
Saskatchewan Power Corporation			40,000	165,000
Saskatchewan Telecommunications Holding Corporation			28,900	--
Saskatchewan Water Corporation			17,876	19,358
SaskEnergy Incorporated			52,500	100,500
Total Promissory Notes			154,197	316,702

	Principal Outstanding	Sinking Fund Equity (schedule 7)
Long-term Loans
Information Services Corporation of Saskatchewan	13,547	--	13,547	13,547
Investment Saskatchewan Inc.	--	--	--	3,919
Saskatchewan Crop Insurance Corporation	50,000	(47,947)	2,053	72,158
Saskatchewan Housing Corporation	52,004	(18,792)	33,212	34,075
Saskatchewan Opportunities Corporation	23,684	--	23,684	--
Saskatchewan Power Corporation	100,000	--	100,000	--
Saskatchewan Water Corporation	25,707	(2,171)	23,536	20,760
SaskEnergy Incorporated	170,000	--	170,000	--
Total Long-term Loans	434,942	(68,910)	366,032	144,459
Total Loans to Crown Corporations [1]			520,229	461,161

[1]	Loans to Crown corporations are presented net of government business enterprise specific debt of $3,036.0 million (2008 — $2,933.2 million) (note 10) (schedule 6).

62  Government of Saskatchewan - 2008-09 Public Accounts

General Revenue Fund

Other Loans As at March 31, 2009 (thousands of dollars)				Schedule 3
	2009		2008
Advanced Education, Employment and Labour
Saskatchewan Student Aid Fund		94,904		101,624
Agriculture
Agricultural Credit Corporation of Saskatchewan		7,750		7,750
Short-term hog loans	16,280		14,638
Provision for loss	(8,734)	7,546	(8,103)	6,535
First Nations and Métis Relations
Economic development loans	3,393		4,022
Provision for loss	(1,763)	1,630	(1,622)	2,400
Enterprise and Innovation
Economic development loans	10,714		11,031
Provision for loss	(2,861)	7,853	(2,945)	8,086
Other		2,771		3,240
Total Other Loans		122,454		129,635

Government of Saskatchewan - 2008-09 Public Accounts   63

General Revenue Fund

Accounts Payable and Accrued Liabilities As at March 31, 2009 (thousands of dollars)		Schedule 4
	2009	2008

Personal services	67,492	66,725
Transfers
Capital	323,721	117,325
Operating	358,615	200,402
Goods and services	116,372	139,016
Accrued interest	131,646	137,500
Transfers to the federal government	163,089	228,533
Equalization and Canada Health and Social Transfer repayable to the federal
government	304,276	341,690
Tangible capital assets	50,871	33,225
Other	205,434	389,033
Total Accounts Payable and Accrued Liabilities [1]	1,721,516	1,653,449
[1]	Includes $222.9 million payable to related parties (2008 — $400.8 million) and $475.1 million payable to the federal government (2008 — $573.5 million).

Deposits Held As at March 31, 2009 (thousands of dollars)		Schedule 5
	2009	2008
Deposits held on behalf of government entities and others
Cattle Marketing Deductions Fund	6,285	6,001
Enterprise Saskatchewan	14,515	--
Extended Health Care Plans	14,647	1,872
Liquor and Gaming Authority	45,330	48,328
New Crops Insurance Program	6,507	6,342
Public Employees' Dental Plan	24,587	2,186
Public Employees' Pension Plan	6,835	7,057
Queen's Bench Court Accounts	8,517	7,589
Saskatchewan Agricultural Stabilization Fund	12,186	6,499
Saskatchewan Apprenticeship and Trade Certification Commission	5,220	3,088
Saskatchewan Crop Insurance Corporation	328,299	155,452
Saskatchewan Health Information Network	13,894	21,905
Saskatchewan Student Aid Fund	32,188	41,035
School Division Tax Loss Compensation Fund	6,974	6,274
Teachers' Superannuation Commission	4,002	5,045
Transportation Partnerships Fund	6,785	9,917
Other	35,507	28,827
Conditional receipts	22,077	27,971
Total Deposits Held	594,355	385,388

64  Government of Saskatchewan - 2008-09 Public Accounts

General Revenue Fund

Public Debt As at March 31, 2009 (thousands of dollars)						Schedule 6
	2009			2008
	General Debt [1]	Government Business Enterprise Specific Debt [1]	Public Debt	General Debt [1]	Government Business Enterprise Specific Debt [1]	Public Debt

Government	4,145,286	--	4,145,286	6,824,323	--	6,824,323
Crown Corporation
Information Services Corporation of
Saskatchewan	13,547	--	13,547	13,547	--	13,547
Investment Saskatchewan Inc.	--	--	--	3,919	--	3,919
Municipal Financing Corporation of
Saskatchewan	1,062	37,266	38,328	--	25,764	25,764
Saskatchewan Crop Insurance Corporation	2,053	--	2,053	72,158	--	72,158
Saskatchewan Housing Corporation	33,212	--	33,212	34,075	--	34,075
Saskatchewan Opportunities Corporation	37,543	--	37,543	31,844	--	31,844
Saskatchewan Power Corporation	140,000	2,157,215	2,297,215	165,000	2,008,311	2,173,311
Saskatchewan Telecommunications
Holding Corporation	28,900	262,468	291,368	--	289,698	289,698
Saskatchewan Water Corporation	41,412	--	41,412	40,118	--	40,118
SaskEnergy Incorporated	222,500	579,092	801,592	100,500	609,394	709,894
Total Crown Corporation[2]	520,229	3,036,041	3,556,270	461,161	2,933,167	3,394,328
Public Debt 3 4	4,665,515	3,036,041	7,701,556	7,285,484	2,933,167	10,218,651
[1]	General debt and government business enterprise specific debt are net of sinking funds.
[2]	On the Statement of Financial Position, public debt is presented net of government business enterprise specific debt of $3,036.0 million (2008 — $2,933.2 million) (note 10).
[3]	Public debt repayable in U.S. dollars of 64.2 million (2008 — 78.6 million) has been restated to $80.9 million Canadian (2008 — $80.8 million) at the exchange rate in effect at March 31, 2009 of 1.2602 (2008 — 1.0279).
Public debt is comprised of gross debt and sinking funds as follows:

	2009
	Gross Debt [a]	Sinking Funds (schedule 7)	Public Debt

Government	7,109,217	(2,963,931)	4,145,286
Crown Corporation
Information Services Corporation of Saskatchewan	13,547	--	13,547
Investment Saskatchewan Inc.	--	--	--
Municipal Financing Corporation of Saskatchewan	39,092	(764)	38,328
Saskatchewan Crop Insurance Corporation	50,000	(47,947)	2,053
Saskatchewan Housing Corporation	52,004	(18,792)	33,212
Saskatchewan Opportunities Corporation	37,543	--	37,543
Saskatchewan Power Corporation	2,515,488	(218,273)	2,297,215
Saskatchewan Telecommunications Holding Corporation	355,500	(64,132)	291,368
Saskatchewan Water Corporation	43,583	(2,171)	41,412
SaskEnergy Incorporated	849,819	(48,227)	801,592
Total Crown Corporation	3,956,576	(400,306)	3,556,270
Public Debt	11,065,793	(3,364,237)	7,701,556
[a]	The average effective interest rate on gross debt during 2008-09 was 6.8 per cent (2007-08 — 6.7 per cent), and includes the impact of foreign exchange and the amortization of any premiums and discounts associated with the debentures. The average term to maturity of gross debt outstanding at March 31, 2009 is 12.0 years (2008 — 11.5 years).
Gross debt includes Canada Pension Plan debentures of $745.1 million (2008 — $798.5 million). These debentures are callable in whole or in part before maturity, on six business days prior notice, at the option of the Minister of Finance of Saskatchewan.

Government of Saskatchewan - 2008-09 Public Accounts   65

General Revenue Fund

Public Debt (continued)		Schedule 6
[4]	Debt principal payment requirements in each of the next five years and thereafter are as follows:
		2009	2008
	Year of Maturity

	Short-term promissory notes	154,197	430,000
	2008-09	--	614,478
	2009-10	932,763	933,394
	2010-11	649,250	650,974
	2011-12	261,646	265,387
	2012-13	1,162,942	1,165,892
	2013-14	803,363	--
	6-10 years	1,983,628	2,755,686
	Thereafter	5,118,004	4,762,098
	Gross Debt [a]	11,065,793	11,577,909
	Sinking Funds	(3,364,237)	(1,359,258)
	Public Debt	7,701,556	10,218,651
	[a] Gross debt includes debentures of $130.5 million (2008 - $210.5 million) that provide the holder with a choice of dates on which the debt matures. The year of maturity reflects the earliest possible date of maturity rther than maximum term to maturity.

66  Government of Saskatchewan - 2008-09 Public Accounts

General Revenue Fund

Sinking Funds As at March 31, 2009 (thousands of dollars)				Schedule 7
	2008	2009
	Sinking Funds	Contributions [1]	Earnings [2]	Redemptions [3]	Currency Adjustment	Sinking Funds
Government	994,048	1,892,754	78,723	(48,842)	47,248	2,963,931
Crown Corporation
Municipal Financing Corporation of Saskatchewan	466	262	36	--	--	764
Saskatchewan Crop Insurance Corporation	27,842	18,600	1,505	--	--	47,947
Saskatchewan Housing Corporation	48,929	520	2,136	(32,793)	--	18,792
Saskatchewan Power Corporation	186,286	21,222	10,765	--	--	218,273
Saskatchewan Telecommunications Holding
Corporation	57,681	3,266	3,185	--	--	64,132
Saskatchewan Water Corporation	956	1,141	74	--	--	2,171
SaskEnergy Incorporated	43,050	5,882	2,400	(3,105)	--	48,227
Total Crown Corporation	365,210	50,893	20,101	(35,898)	--	400,306
Total Sinking Funds [4]	1,359,258	1,943,647	98,824	(84,740)	47,248	3,364,237
[1]	Annual contributions, established by Order in Council, are set at not less than one per cent of debentures outstanding. The aggregate amount of contributions estimated to be required in each of the next five fiscal years to meet sinking fund requirements by debt classification are as follows:

	2010	2011	2012	2013	2014	Total
Government general debt	56,222	55,962	55,222	53,509	44,200	265,115
Crown corporation general debt	3,619	3,619	3,619	3,619	3,619	18,095
Government business enterprise specific debt	33,204	33,204	31,504	31,504	31,004	160,420
Total Sinking Fund Contributions [a]	93,045	92,785	90,345	88,632	78,823	443,630
[a]	Each year includes contributions of 1.0 million U.S. dollars.
[2]	Sinking fund earnings include gains on investment sales of $21.3 million (2008 — losses of $1.0 million).
[3]	The redemption value is based on the market value of the sinking fund units at the date of redemption.
[4]	The market value of sinking funds at March 31, 2009 is $3,405.6 million (2008 — $1,418.6 million). Total sinking funds by debt classification is as follows:
	2008	2009
	Sinking Funds	Contributions	Earnings	Redemptions	Currency Adjustment	Sinking Funds
Government general debt	994,048	1,892,754	78,723	(48,842)	47,248	2,963,931
Crown corporation general debt	77,727	20,261	3,715	(32,793)	--	68,910
Total Sinking Funds of General Debt	1,071,775	1,913,015	82,438	(81,635)	47,248	3,032,841
Government business enterprise specific debt	287,483	30,632	16,386	(3,105)	--	331,396
Total Sinking Funds	1,359,258	1,943,647	98,824	(84,740)	47,248	3,364,237
Sinking fund assets have been invested as follows:
					2009	2008
Long-term Investments in securities of:
Government of Saskatchewan, coupon interest range 4.5% to 10.3%; maturing in 0.8 to 31.2 years					526,574	441,676
Government of Canada, coupon interest range 3.8% to 5.0%; maturing in 3.7 to 32.2 years					148,606	26,093
Other provincial governments, coupon interest range 3.2% to 11.0%; maturing in 3.5 to 35.9 years					1,563,200	641,605
Corporations, coupon interest range 3.9% to 5.1%; maturing in 1.6 to 4.4 years					168,027	--
Government of the United States, coupon interest 4.5%; maturing in 29.1 years					31,639	10,333
Cash, short term investments and accrued interest[a]					926,191	239,551
Total Sinking Funds[b]					3,364,237	1,359,258
[a]	Cash, short term investments and accrued interest are disclosed net of $0.8 million (2008 — $0.9 million) in liabilities.
[b]	Included in total sinking funds are U.S. dollar cash, investments and accrued interest converted to $265.7 million Canadian (2008 — $201.9 million) at the exchange rate in effect at March 31, 2009 of 1.2602 (2008 — 1.0279).

Government of Saskatchewan - 2008-09 Public Accounts   67

General Revenue Fund

Guaranteed Debt As at March 31, 2009 (thousands of dollars)		Schedule 8
	2009	2008
Crown Corporation
The Power Corporation Act
Saskatchewan Power savings bonds
Series I - series VIl (matured)	21	21
The Saskatchewan Development Fund Act
Guaranteed investments	749	717
The Saskatchewan Telecommunications Act
Telebonds - series I (matured)	123	124
Total Crown Corporation	893	862
Other
The Economic and Co-operative Development Act
Vanguard Inc.	1,250	1,250
The Farm Financial Stability Act
Breeder associations loan guarantees	10,545	12,912
Feeder associations loan guarantees	6,101	9,010
Feedlot construction loan guarantees	1,453	742
Individual cattle feeder loan guarantees	37	379
The Housing and Special-care Homes Act
Senior citizens' housing	--	29
The Student Assistance and Student Aid Fund Act	26	43
Total Other	19,412	24,365
Total Guaranteed Debt[1]	20,305	25,227
[1]	In addition to the amount shown, there is a contingent liability for interest accrued on certain of these items. Total guaranteed debt is net of a loss provision of $0.6 million (2008 — $0.5 million).

Breeder and Feeder Associations

The Government provides guarantees to lenders who make loans to production associations. The Government guarantees repayment of 25 per cent of the outstanding loan balance at the time of a first default on any advance, plus accrued interest as of the time that payment is to be made on the guarantee. Guarantees for each cattle association are limited to $6 million under the breeder option. Guarantees for each bison association are limited to $6 million under both the breeder and feeder options. Guarantees for each sheep association are limited to $4 million under both the breeder and feeder options.

68  Government of Saskatchewan - 2008-09 Public Accounts

General Revenue Fund

Tangible Capital Assets As at March 31, 2009 (thousands of dollars)							Schedule 9
	2009						2008
	Land, Buildings & Improvements	Machinery & Equipment	Trans- porttion Equipment	Office & Information Trchnology	Infra- structure	Total	Total (Restated)
Estimated useful life	15 years- Indefinite	10-20 years	10-40 years	5-10 years	15-40 years
Opening Net Book Value of
Tangible Capital Assets1 2	722,295	74,884	160,930	32,656	1,606,204	2,596,969	2,466,965
Opening cost	1,073,649	132,282	230,178	88,639	3,179,272	4,704,020	4,460,242
Acquisitions	67,917	19,899	39,157	3,691	218,685	349,349	284,657
Transfers	(1,790)	22	--	--	3,131	1,363	1,197
Write downs	(12,562)	--	--	--	--	(12,562)	(2,854)
Disposals	(6,958)	(2,736)	(10,391)	(78)	(36,702)	(56,865)	(39,222)
Closing cost[3]	1,120,256	149,467	258,944	92,252	3,364,386	4,985,305	4,704,020
Opening accumulated amortization	351,354	57,398	69,248	55,983	1,573,068	2,107,051	1,993,277
Annual amortization	25,569	6,217	15,283	7,168	97,284	151,521	146,621
Transfers	--	22	--	--	--	22	34
Write downs	(1,536)	--	--	--	--	(1,536)	(1,355)
Disposals	(1,742)	(2,183)	(6,815)	(71)	(33,819)	(44,630)	(31,526)
Closing accumulated amortization	373,645	61,454	77,716	63,080	1,636,533	2,212,428	2,107,051
Closing Net Book Value of
Tangible Capital Assets[2]	746,611	88,013	181,228	29,172	1,727,853	2,772,877	2,596,969
[1]	Opening net book value of tangible capital assets has been restated to include an additional $99.0 million (2008 — $103.4 million) of land and improvements (note 11).
[2]	Net book value of tangible capital assets does not include:
•  works of art and historical treasures such as the Legislative Building; and
• intangible assets and items inherited by right of the Crown such as Crown lands, forests, water and mineral resources which are not recognized in these financial statements.
[3]	Closing cost includes work-in-progress of $119.5 million (2008 — $96.1 million).

Government of Saskatchewan - 2008-09 Public Accounts   69

General Revenue Fund

Revenue For the Year Ended March 31, 2009 (thousands of dollars)			Schedule 10
	2009		2008
	Budget (note 12)	Actual	Actual (Restated)
Taxation
Corporation income	616,500	591,930	673,641
Fuel	413,300	429,162	406,434
Individual income	1,932,000	1,844,226	1,938,258
Provincial sales	918,000	1,108,628	929,865
Tobacco	183,800	199,072	190,412
Other	249,200	257,977	279,633
Total Taxation	4,312,800	4,430,995	4,418,243
Non-renewable Resources
Crown land sales	192,500	928,245	419,062
Natural gas	118,000	125,922	133,780
Oil	1,054,600	1,616,071	1,246,205
Potash	352,600	1,364,463	432,770
Resource surcharge	366,200	458,299	315,230
Other	189,200	119,408	93,299
Total Non-renewable Resources	2,273,100	4,612,408	2,640,346
Transfers from Government Entities
Crown Investments Corporation of Saskatchewan	185,000	--	200,000
- Special dividend	365,000	365,000	--
Liquor and Gaming Authority	383,600	446,652	399,531
Other enterprises and funds	34,800	39,564	53,623
Total Transfers from Government Entities	968,400	851,216	653,154
Other Own-source Revenue
Fines, forfeits, and penalties	10,200	11,448	11,225
Interest, premium, discount, and exchange	92,400	187,957	120,502
Motor vehicle fees	141,500	151,143	140,631
Other licences and permits	34,700	36,607	35,927
Sales, services, and service fees	91,100	101,885	94,936
Transfers from other governments	16,800	15,010	15,107
Commercial operations (schedule 12)	--	86,567	78,664
Other	40,000	130,872	54,382
Total Other Own-source Revenue	426,700	721,489	551,374
Total Own-source Revenue	7,981,000	10,616,108	8,263,117
Transfers from the Federal Government
Canada Health Transfer	810,900	823,496	739,648
Canada Social Transfer	335,000	338,301	325,098
Equalization	--	--	226,146
Other	239,600	547,167	311,669
Total Transfers from the Federal Government	1,385,500	1,708,964	1,602,561
Total Revenue	9,366,500	12,325,072	9,865,678

70  Government of Saskatchewan - 2008-09 Public Accounts

General Revenue Fund

Debt Servicing For the Year Ended March 31, 2009 (thousands of dollars)		Schedule 11
	2009	2008 (Restated)

Total interest costs	738,369	789,742
Interest reimbursed for government business enterprise specific debt	(229,133)	(250,508)
Net foreign exchange loss	5,526	1,598
Other costs	5,419	5,886
Total Debt Servicing	520,181	546,718

Commercial Operations For the Year Ended March 31, 2009 (thousands of dollars)			Schedule 12
	2009		2008
	Budget	Actual	Actual
Commercial Operations Revenue[1]
Recovery from external sources
Government Services	71,031	81,836	71,776
Highways and Infrastructure	4,000	3,402	7,105
Information Technology Office	1,349	1,630	65
Recovery of overhead costs[2]
Highways and Infrastructure	--	(301)	(282)
Commercial Operations Revenue (schedule 10)	76,380	86,567	78,664
Commercial Operations Expense
Government Services	71,031	81,180	70,312
Highways and Infrastructure	4,000	2,892	6,542
Information Technology Office	1,349	1,630	27
Commercial Operations Expense	76,380	85,702	76,881
Net Results
Government Services	--	656	1,464
Highways and Infrastructure	--	209	281
Information Technology Office	--	--	38
Net Results	--	865	1,783

[1]	With the approval of the Lieutenant Governor in Council, revenues from commercial type activities may be used to pay for the related costs without requiring an appropriation.
[2]	Where a portion of the revenue collected relates to the recovery of overhead costs (e.g. employee benefit cost) paid for by another ministry, the revenue is included in sales, services and service fees.

Government of Saskatchewan - 2008-09 Public Accounts   71

General Revenue Fund

Expense by Theme For the Year Ended March 31, 2009 (thousands of dollars)		Schedule 13
	2009	2008 (Restated)

Agriculture	424,396	302,197
Community development	495,618	315,743
Debt servicing (schedule 11)	520,181	546,718
Economic development	177,121	171,235
Education	2,112,986	1,562,319
Environment and natural resources	424,020	178,334
Health	3,976,241	3,504,333
Protection of persons and property	395,326	387,952
Social services and assistance	790,263	732,521
Transportation	543,722	392,175
Other	495,265	489,282
Total Expense	10,355,139	8,582,809

Expense by Object For the Year Ended March 31, 2009 (thousands of dollars)		Schedule 14
	2009	2008 (Restated)

Personal services	743,172	716,694
Transfers
Capital (schedule 18)	1,165,625	266,660
Operating	6,903,227	6,063,150
Goods and services	588,767	534,689
Debt servicing (schedule 11)	520,181	546,718
Amortization of tangible capital assets (schedule 9)	151,521	146,621
Other	282,646	308,277
Total Expense	10,355,139	8,582,809

72  Government of Saskatchewan - 2008-09 Public Accounts

General Revenue Fund

Non-cash Items Included in Surplus For the Year Ended March 31, 2009 (thousands of dollars)		Schedule 15
	2009	2008

Amortization of tangible capital assets (schedule 9)	151,521	146,621
Net loss on disposal of tangible capital assets	5,153	931
Amortization of foreign exchange loss	5,526	1,598
Net loss on loans and investments	899	8,203
Write downs of tangible capital assets (schedule 9)	11,026	1,499
Net gain on transfer of tangible capital assets	(1,341)	(1,163)
Earnings retained in sinking funds	(78,723)	(45,858)
Total Non-cash Items Included in Surplus	94,061	111,831

Net Change in Non-cash Operating Activities For the Year Ended March 31, 2009 (thousands of dollars)		Schedule 16
	2009	2008

Increase in accounts reveivable	(179,012)	(36,179)
Decrease in deferred charges	5,070	3,099
Increase in accounts payable and accrued liabilities	68,067	269,190
Increase in unearned revenue	3,631	3,303
Increase in prepaid expenses	(217)	(386)
Increase in inventories held for consumption	(12,076)	(10,643)
Net Change in Non-cash Operating Activities	(114,537)	228,384

Government of Saskatchewan - 2008-09 Public Accounts   73

General Revenue Fund

Investing Activities For the Year Ended March 31, 2009 (thousands of dollars)				Schedule 17
	2009		2008
	Receipts	Disbursements	Receipts	Disbursements (Restated)

Loans
Information Services Corporation of Saskatchewan	3,919	--	11,000	--
Investment Saskatchewan Inc.	--	--	7,000	--
Municipal Financing Corporation of Saskatchewan	--	1,062	4,946	--
Saskatchewan Crop Insurance Corporation	50,000	--	15,800	--
Saskatchewan Housing Corporation	31,000	--	--	--
Saskatchewan Opportunities Corporation	17,985	23,684	--	13,844
Saskatchewan Power Corporation	125,000	100,000	--	165,000
Saskatchewan Telecommunications Holding Corporation	--	28,900	--	--
Saskatchewan Water Corporation	2,491	5,000	1,496	7,600
SaskEnergy Incorporated	48,000	170,000	--	60,500
Other	54,440	48,158	55,883	63,954
Total Loan Receipts and Disbursements	332,835	376,804	96,125	310,898
Sinking Funds (schedule 7)
Contributions	20,261	1,913,015	28,522	96,415
Redemptions	81,635	32,793	--	--
Sinking Fund Receipts and Disbursements	101,896	1,945,808	28,522	96,415
Equity investment in Crown Investments
Corporation of Saskatchewan	130,000	--	--	--
Total Receipts and Disbursements	564,731	2,322,612	124,647	407,313
Net Disbursements	(1,757,881)		(282,666)

74  Government of Saskatchewan - 2008-09 Public Accounts

General Revenue Fund

Capital Investment For the Year Ended March 31, 2009 (thousands of dollars)				Schedule 18
	2009			2008
	Capital Asset Acquisitions (schedule 9)	Capital Transfers (schedule 14)	Total Capital Investment	Total Capital Investment

Executive Branch of Government
Advanced Education, Employment and Labour	4,135	162,718	166,853	23,911
Agriculture	163	--	163	86
Corrections, Public Safety and Policing	19,848	--	19,848	31,703
Education	--	261,330	261,330	41,269
Energy and Resources	366	1,180	1,546	49
Environment	22,057	2,689	24,746	15,672
Finance	422	--	422	1,012
First Nations and Métis Relations	--	--	--	422
Government Services	28,181	--	28,181	28,242
Health	28,925	350,748	379,673	101,115
Highways and Infrastructure	231,749	137,724	369,473	190,066
Information Technology Office	160	--	160	52
Justice and Attorney General	4,590	--	4,590	3,749
Municipal Affairs	--	224,775	224,775	75,176
Public Service Commission	1,905	--	1,905	--
Social Services	1,107	2,450	3,557	766
Tourism, Parks, Culture and Sport	5,617	22,011	27,628	37,957
Legislative Branch of Government
Chief Electoral Officer	--	--	--	59
Legislative Assembly	124	--	124	11
Total Capital Investment	349,349	1,165,625	1,514,974	551,317

Government of Saskatchewan - 2008-09 Public Accounts   75

Summary Financial Statements

Summary Financial Statements

Responsibility for the Summary Financial Statements

The Government is responsible for the Summary Financial Statements. The Government maintains a system of accounting and administrative controls to ensure that accurate and reliable financial statements are prepared and to obtain reasonable assurance that transactions are authorized, assets are safeguarded, and financial records are maintained.

The Provincial Comptroller prepares these statements in accordance with generally accepted accounting principles for the public sector, using the Government’s best estimates and judgement when appropriate. He uses information from the accounts of the General Revenue Fund, Crown corporations and other government organizations to prepare these statements.

The Provincial Auditor expresses an independent opinion on these statements. His report, which appears on the following page, provides the scope of his audit and states his opinion.

Treasury Board approves the Summary Financial Statements. The statements are tabled in the Legislative Assembly as part of the Public Accounts and referred to the Standing Committee on Public Accounts for review.

On behalf of the Government of the Province of Saskatchewan.

/s/ Rod Gantefoer

ROD GANTEFOER
Minister of Finance

/s/ Doug Matthies

DOUG MATTHIES
Deputy Minister of Finance

/s/ Terry Paton

TERRY PATON
Provincial Comptroller

Regina, Saskatchewan
June 2009

Government of Saskatchewan - 2008-09 Public Accounts   79

Summary Financial Statements

Auditor’s Report

To the Members of the Legislative Assembly of Saskatchewan

I have audited the summary statement of financial position of the Government of Saskatchewan as at March 31, 2009 and the summary statements of operations, accumulated surplus, change in net debt, and cash flow for the year then ended. These financial statements are the responsibility of Treasury Board. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the Government of Saskatchewan as at March 31, 2009 and the results of its operations, the changes in its net debt and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

/s/ Fred Wendel

FRED WENDEL, CMA, CA
Provincial Auditor

Regina, Saskatchewan
June 5, 2009

Government of Saskatchewan - 2008-09 Public Accounts   81

Summary Financial Statements

Summary Statement of Financial Position As at March 31, 2009 (thousands of dollars)
	2009	2008 (Restated)

Financial Assets
Cash and temporary investments (note 2)	3,831,588	3,695,270
Accounts receivable (schedule 1)	1,108,261	912,913
Inventories held for resale	34,531	23,486
Deferred charges	23,129	29,014
Loans receivable (schedule 2)	532,370	394,143
Investment in government business enterprises (schedule 3)	3,101,020	3,396,341
Other investments (schedule 4)	922,533	522,428
Total Financial Assets	9,553,432	8,973,595
Liabilities
Accounts payable and accrued liabilities (schedule 5)	2,205,581	1,770,007
Other liabilities (schedule 6)	360,761	321,693
Unearned revenue (schedule 7)	250,968	245,388
Public debt (note 3)(schedule 8)	4,795,588	7,421,444
Unamortized foreign exchange (loss) gain	(10,503)	606
Pension liabilities (note 4)(schedule 11)	5,474,984	5,087,807
Total Liabilities	13,077,379	14,846,945
Net Debt	(3,523,947)	(5,873,350)
Non-financial Assets
Prepaid expenses	31,069	30,412
Inventories held for consumption	109,312	108,585
Tangible capital assets (schedule 12)	4,780,446	4,516,287
Total Non-financial Assets	4,920,827	4,655,284
Accumulated Surplus (Deficit)	1,396,880	(1,218,066)

Contingencies (note 5)
Contractual obligations (note 6)
Guaranteed debt (note 5)(schedule 10)

The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan - 2008-09 Public Accounts   83

Summary Financial Statements

Summary Statement of Operations For the Year Ended March 31, 2009 (thousands of dollars)
	2009	2008 (Restated)

Revenue
Taxation	4,432,684	4,419,663
Non-renewable resources	4,612,408	2,640,346
Other own-source revenue	2,577,795	1,922,759
Transfers from the federal government	1,966,192	1,807,331
Total Revenue (schedule 13)	13,589,079	10,790,099
Expense
Agriculture	726,661	520,400
Community development	575,463	348,181
Debt charges (schedule 14)	804,432	820,821
Economic development	229,168	258,161
Education	2,267,852	1,787,008
Environment and natural resources	270,003	240,404
Health	4,029,312	3,650,982
Protection of persons and property	444,114	433,491
Social services and assistance	928,851	899,963
Transportation	573,631	417,544
Other	456,875	483,410
Total Expense (schedule 15)	11,306,362	9,860,365
Surplus from government service organizations	2,282,717	929,734
Income from government business enterprises (schedule 3)	685,313	943,566
Surplus (schedule 16)	2,968,030	1,873,300

The accompanying notes and schedules are an integral part of these financial statements.

84  Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

Summary Statement of Accumulated Surplus For the Year Ended March 31, 2009 (thousands of dollars)
	2009		2008
	Estimated	Actual	Actual

Accumulated deficit, beginning of year	(1,218,066)	(1,218,066)	(3,083,092)
Adjustment to accumulated deficit (note 12)	--	--	121,086
Surplus (deficit)	(133,197)	2,968,030	1,873,300
Other comprehensive loss (schedule 3)	--	(353,084)	(129,360)
Accumulated Surplus (Deficit), End of Year	(1,351,263)	1,396,880	(1,218,066)

Summary Statement of Change in Net Debt For the Year Ended March 31, 2009 (thousands of dollars)
	2009		2008
	Estimated	Actual	Actual (Restated)

Surplus (Deficit)	(133,197)	2,968,030	1,873,300
Tangible Capital Assets
Acquisitions (schedule 12)	(712,057)	(626,596)	(548,290)
Amortization (schedule 12)	305,149	323,438	316,641
Increase in tangible capital assets (note 10)	--	--	(78,819)
Proceeds on disposal	--	17,997	14,998
Write downs (schedule 12)	--	16,101	8,961
Net loss (gain) on disposal (schedule 18)	--	4,901	(3,560)
Net Acquisition of Tangible Capital Assets	(406,908)	(264,159)	(290,069)
Other Non-financial Assets
Net acquisition of prepaid expenses	--	(657)	(4,584)
Net acquisition of inventories held for consumption	--	(727)	(12,344)
Net Acquisition of Other Non-financial Assets	--	(1,384)	(16,928)
Decrease (increase) in net debt	(540,105)	2,702,487	1,566,303
Net debt, beginning of year	(5,873,350)	(5,873,350)	(7,318,138)
Adjustment to net debt (note 11)	--	--	(113,241)
Adjustment to accumulated deficit (note 12)	--	--	121,086
Other comprehensive loss (schedule 3)	--	(353,084)	(129,360)
Net Debt, End of Year	(6,413,455)	(3,523,947)	(5,873,350)

The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan - 2008-09 Public Accounts   85

Summary Financial Statements

Summary Statement of Cash Flow For the Year Ended March 31, 2009 (thousands of dollars)
	2009	2008 (Restated)

Operating Activities
Surplus	2,968,030	1,873,300
Deduct non-cash items
Income from government business enterprises (schedule 3)	(685,313)	(943,566)
Other non-cash items included in surplus (schedule 18)	(480,237)	(65,448)
Net change in non-cash operating activities (schedule 19)	626,439	341,453
Dividends received from government business enterprises (schedule 3)	656,004	644,612
Dividends received from other investments	68,303	32,000
Cash Provided by Operating Activities	3,153,226	1,882,351
Capital Activities
Acquisition of tangible capital assets (schedule 12)	(626,596)	(548,290)
Adjustment to tangible capital assets (note 10)	--	(78,819)
Proceeds on disposal of tangible capital assets	17,997	14,998
Cash Used for Capital Activities	(608,599)	(612,111)
Investing Activities
Decrease in other assets held for resale	--	23,362
Net increase in loans receivable	(135,292)	(204,237)
Increase in equity advances to government business enterprises	(29,805)	--
Transfer of net assets from government business enterprises	1,351	--
Acquisition of other investments	(611,027)	(167,012)
Disposition of other investments	887,449	560,925
Adjustment to other investments (note 10)	--	41,810
Contributions made to sinking funds (schedule 9)	(1,943,647)	(128,549)
Sinking fund contributions received from
government business enterprises (schedule 9)	30,632	32,134
Sinking fund redemptions (schedule 9)	81,635	--
Cash (Used for) Provided by Investing Activities	(1,718,704)	158,433
Financing Activities
Proceeds from public debt	36,993	607,259
Repayment of public debt	(765,666)	(659,682)
Increase in other liabilities	39,068	103,810
Cash (Used for) Provided by Financing Activities	(689,605)	51,387
Increase in cash and temporary investments	136,318	1,480,060
Cash and temporary investments, beginning of year	3,695,270	2,215,210
Cash and Temporary Investments, End of Year	3,831,588	3,695,270

The accompanying notes and schedules are an integral part of these financial statements.

86  Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements
As at March 31, 2009

1.   Significant Accounting Policies

a)     Basis of accounting

These Summary financial statements are prepared in accordance with generally accepted accounting principles for the public sector, as recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants.

b)     Government reporting entity

The government reporting entity consists of organizations controlled by the Government. These government entities are segregated into two classifications. Entities that are self-sufficient and have the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as their principal activity are classified as government business enterprises. All other government entities are government service organizations.

A listing of the organizations included in the government reporting entity is provided in schedule 21. Unless otherwise noted, the financial activities of all subsidiaries of these organizations have also been included.

Trust funds are administered but not controlled by the Government and therefore are excluded from the government reporting entity.

c)   Government partnerships

The Government has entered into various partnerships where there is a contractual arrangement between the Government and one or more partners outside the government reporting entity and where these partners share, on an equitable basis, the significant risks and benefits associated with operating the partnership.

d)   Method of consolidation

Government service organizations are consolidated after adjustment to a basis consistent with the accounting policies described in note 1(e). Significant inter-organization balances and transactions are eliminated. Government service organizations in which a non-controlling interest exists are proportionately consolidated.

Government business enterprises are accounted for by the modified equity method. Using this method, the Government’s investment in government business enterprises, which is initially recorded at cost, is adjusted annually to include the Government’s proportionate share of net earnings or losses and certain other net equity changes of the enterprise without adjustment to conform with the accounting policies described in note 1(e). With the exception of dividends declared by March 31, inter-organization balances and transactions are not eliminated.

Government partnerships are proportionately consolidated after adjustment to a basis consistent with the accounting policies described in note 1(e), and are disclosed in note 7. Significant inter-organization balances and transactions are eliminated.

Financial results of government organizations whose fiscal year-ends are other than March 31 are adjusted for transactions having a significant impact on these financial statements.

e)   Specific accounting policies

Financial assets

Financial assets are assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations.

Temporary investments are recorded at the lower of cost or market.

Inventories held for resale are valued at the lower of cost and net realizable value.

Deferred charges include issue costs and net discounts or premiums incurred on the issue of debt and related derivative instruments. They are recorded at cost and amortized on a straight-line basis over the remaining life of the debt issue.

Government of Saskatchewan - 2008-09 Public Accounts   87

Summary Financial Statements

Notes to the Summary Financial Statements

1.   Significant Accounting Policies (continued)

Loans receivable are initially recorded at cost. Where there has been a loss in value that is other than a temporary decline, the loan is written down to recognize the loss. Interest is recognized on the accrual basis except when collection is uncertain it is recorded on the cash basis.

Other investments are accounted for by various methods as described below and are written down to their fair value when there is evidence of a permanent decline in value.

Equities are investments in shares of private or public companies. Investments that are subject to significant influence but in which the Government has less than a controlling interest are accounted for by the modified equity method. Using this method, the Government’s investment, which is initially recorded at cost, is adjusted annually for the Government’s share of the investee’s net earnings or losses and is reduced by dividends and partnership distributions received from these investments. Investments that are not subject to significant influence are recorded at cost, and dividends from these shares are recorded as income when receivable.

Pooled investment funds are recorded at market value.

All other investments are recorded at amortized cost.

Liabilities

Liabilities are present obligations to individuals and organizations outside the government reporting entity as a result of transactions and events occurring prior to year-end, which will be satisfied in the future through the transfer or use of assets or another form of economic settlement. They consist of obligations to provide authorized transfers where any eligibility criteria have been met, to repay borrowings, to pay for goods and services acquired prior to year-end and to deliver goods or services in the future where payment has been received.

Unearned revenue includes externally restricted funding from the federal government and other organizations and individuals.

Public debt is recorded at par, and is comprised of general debt of government service organizations and government business enterprises. General debt of government business enterprises has been transferred from general debt of government service organizations. On the Statement of Financial Position, public debt is presented net of government business enterprise specific debt.

Premiums, discounts and issue costs are recorded as deferred charges.

Certain debenture issues require contributions to a sinking fund. These obligations are recorded at principal less sinking fund balances where applicable. Premiums and discounts on long-term investments within these sinking funds are amortized on a constant yield basis.

Debt issues and sinking fund investments held in foreign currencies are converted to the Canadian dollar equivalent at the exchange rate in effect at March 31.

Unamortized foreign exchange gain or loss includes unrealized foreign exchange gains and losses resulting from the conversion of debentures due and sinking funds held in a foreign currency to the Canadian dollar equivalent at the exchange rate in effect at March 31. Unrealized foreign exchange gains and losses are amortized on a straight-line basis over the remaining life of the debt issue. Realized foreign exchange gains and losses are included in the surplus or deficit.

Pension liabilities are calculated using the projected benefit method prorated on services, except as otherwise disclosed in note 4. Pension fund assets are valued at market related values. Changes in the pension liabilities that result from estimation adjustments due to experience gains and losses and changes in actuarial assumptions are amortized on a straight-line basis over the expected average remaining service life of the related employee group. Gains or losses resulting from plan amendments are recognized in the period of the plan amendment.

Guaranteed debt includes guarantees of the Government made through specific agreements or legislation to pay all or part of the principal or interest on a debt obligation in the event of default by the borrower. Loss provisions on guaranteed debt are recorded as a liability and an expense when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of future payments net of recoveries.

88  Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

1.   Significant Accounting Policies (continued)

Non-financial assets

Non-financial assets are acquired, constructed or developed assets that do not normally provide resources to discharge existing liabilities, but instead are normally employed to deliver government services, may be consumed in the normal course of operations and are not for sale in the normal course of operations.

Inventories held for consumption are recorded at cost and are expensed as they are consumed.

Tangible capital assets are recorded at cost and include all amounts directly attributable to the acquisition, construction, development or betterment of the asset. Tangible capital assets are generally amortized on a straight-line basis over the estimated useful life of each asset.

Revenue

Revenues are recorded on the accrual basis. For corporate and individual income taxes, cash received from the federal government is used as the basis for estimating the tax revenue. Government transfers are recognized as revenue in the period during which the transfer is authorized and any eligibility criteria are met.

Expense

Expenses are recorded on the accrual basis. Government transfers are recognized as expenses in the period during which the transfer is authorized and any eligibility criteria are met.

f)   Measurement uncertainty

Uncertainty in the determination of the amount at which an item is recognized or disclosed in financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized or disclosed amount and another reasonably possible amount.

Measurement uncertainty, disclosed in aggregate for government service organizations and government business enterprises, that may be material to these financial statements exists:

•	in pension obligations of $5,391.5 million (2008 — $5,029.1 million), insurance claims obligations of $2,260.9 million (2008 — $2,147.6 million) and environmental obligations of $186.2 million (2008 — $122.2 million) because actual experience may differ significantly from actuarial or historical estimations and assumptions;
•	in corporate and individual income taxation revenue totalling $2,436.2 million (2008 — $2,611.9 million) because final tax assessments may differ from initial estimates on which cash payments are based;
•	in oil and natural gas non-renewable resource revenue totalling $1,742.0 million (2008 — $1,380.0 million) because of price and production sensitivities in the royalty revenue structures;
•	in potash non-renewable resource revenue totalling $1,364.5 million (2008 — $432.8 million) because actual operating profits may differ from initial estimates;
•	in the Canada Health Transfer and Canada Social Transfer revenue totalling $1,161.8 million (2008 — $1,064.7 million) because of changes in economic and demographic conditions in the Province and the country; and
•	in unbilled utility revenue of $103.0 million (2008 — $136.1 million) because actual usage may differ from estimated usage.

While best estimates are used for reporting items subject to measurement uncertainty, it is reasonably possible that changes in future conditions, occurring within one fiscal year, could require a material change in the amounts recognized or disclosed.

2.   Temporary Investments

Temporary investments are recorded at $3,408.8 million (2008 — $3,170.1 million — restated) and are for less than one year. Due to their short-term nature, market value approximates cost.

Government of Saskatchewan - 2008-09 Public Accounts   89

Summary Financial Statements

Notes to the Summary Financial Statements

3.   Risk Management of Public Debt

The Government borrows funds in both domestic and foreign capital markets by issuing Government of Saskatchewan securities. As a result, the Government is exposed to four types of risk: interest rate risk, foreign exchange rate risk, credit risk and liquidity risk.

To manage these risks, the Government maintains a preference for fixed rate Canadian dollar denominated debt. Where market conditions dictate that other forms of debt are more attractive, the Government seeks opportunities to use derivative financial instruments to reduce these risks. A derivative financial instrument is a contract, the value of which is based on the value of another asset or index.

Interest rate risk is the risk that the Government’s debt charges will increase due to changes in interest rates. This risk is managed by issuing debt securities at predominantly fixed rates of interest rather than at floating rates of interest.

Floating rate debt is defined as the sum of floating rate debentures, short-term promissory notes, fixed rate debt maturing within one year and Saskatchewan Savings Bonds. The Government seeks opportunities to effectively convert floating rate debt into fixed rate debt through the use of interest rate swaps. The Government has interest rate swaps on a notional value of debt of $78.9 million (2008 — $80.1 million). At March 31, 2009, 87.7 per cent (2008 — 88.6 per cent) of the Government’s gross debt effectively carried a rate of interest that was fixed for greater than a one-year period.

Public debt includes floating rate debt of $1,384.6 million (2008 — $1,355.5 million). A one percentage point increase in interest rates would decrease the surplus by $13.9 million in 2009-10.

Foreign exchange rate risk is the risk that the Government’s debt charges will increase due to a decline in the value of the Canadian dollar relative to other currencies. This risk is managed by maintaining a preference for issuing debt that is denominated in Canadian dollars. Where debt has been issued in foreign currencies, the Government seeks opportunities to effectively convert it into Canadian dollar debt through the use of cross currency swaps and foreign currency forward exchange contracts. At March 31, 2009, 96.9 per cent (2008 — 97.3 per cent) of the Government’s gross debt is effectively denominated in Canadian dollars.

The following foreign-denominated items have been hedged to Canadian dollars using cross currency swaps:

•	debentures totalling 1,225.0 million U.S. dollars (2008 - 1,225.0 million) fully hedged to $1,619.3 million Canadian (2008 - $1,619.3 million);
•	debentures totalling 300.0 million Swiss francs (2008 — 300.0 million) fully hedged to $274.7 million Canadian (2008 - $274.7 million); and
•	interest payments on debentures of 275.0 million U.S. dollars (2008 — 275.0 million) hedged to Canadian dollars at an exchange rate of 1.2325 (2008 — 1.2325).

In total, the Government has cross currency swaps on a notional value of debt of $2,507.5 million (2008 — $2,507.5 million). The effectiveness of these hedges is assessed on an ongoing basis by monitoring the credit ratings of the counterparties to the hedges.

Credit risk is the risk that a loss may occur from the failure of another party to meet its obligations under a derivative financial instrument contract. This risk is managed by dealing only with counterparties that have good credit ratings and by establishing limits on individual counterparty exposures and monitoring those exposures on a regular basis. At March 31, 2009, 100 per cent (2008 — 100 per cent) of the Government’s counterparties held a Standard and Poor’s credit rating of A or better.

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short-term. This risk is managed by distributing debt maturities over many years, maintaining sinking funds on long-term debt issues and maintaining adequate cash reserves and short-term borrowing programs as contingent sources of liquidity.

4.   Retirement Benefits

The Government sponsors several defined benefit and defined contribution pension plans. The Government also participates in a joint defined benefit pension plan.

Defined benefit plans provide benefits based on length of service and pensionable earnings. A typical defined benefit plan provides pensions equal to 2.0 per cent of a member’s average five years highest salary, multiplied by the years of service to a maximum of 35 years. Members contribute a percentage of salary, which may vary based on age, to their plan. Pensions and contribution rates are integrated with the Canada Pension Plan.

90  Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

4.    Retirement Benefits (continued)

Actuarial valuations are performed at least triennially. An actuary extrapolates these valuations when a valuation is not done in the current fiscal year. Valuations are based on a number of assumptions about future events, such as inflation rates, interest rates, wage and salary increases and employee turnover and mortality. These assumptions reflect estimates of expected long-term rates and short-term forecasts. Estimates vary based on the individual plan.

The accrued benefit obligation is determined using the projected benefit method prorated on services. Pension fund assets are valued at market related values based on the actual market values averaged over a four year period. In the periods between valuations, the actuary estimates the market related value of pension fund assets using expected long-term rates of return for the individual plans.

Joint defined benefit plans are governed by a formal agreement between the joint sponsors (i.e., employer and plan members), which establishes that the joint sponsors have shared control over the plan. Funding contributions are shared mutually between the employer and plan members. The sponsors share, on an equitable basis, the significant risks of each plan. Accordingly, the Government accounts for only its portion of the plan. Plan assets and surpluses are restricted for member benefits or certain other purposes set out in the agreement. Plan benefits are determined on the same basis as defined benefit plans.

The accrued benefit obligation is determined using the projected accrued benefit actuarial cost method. Pension fund assets are valued at market related values by averaging the difference between the net investment income on a market value basis and the expected investment income determined by the actuary, over a five year period.

Defined contribution plans provide pensions based on accumulated contributions and investment earnings. Employees contribute a percentage of salary. The Government provides contributions at specified rates for employee current service.

Pension fund assets of government sponsored defined benefit and defined contribution plans are invested in fixed income securities, equities, real estate and short-term monetary items. The investment in Government of Saskatchewan securities is insignificant for all plans.

Government Service Organizations

a)   Defined benefit plans and joint defined benefit plan

The two main defined benefit plans are the Teachers’ Superannuation Plan (TSP) and the Public Service Superannuation Plan (PSSP). Other plans include Judges of the Provincial Court Superannuation Plan (Judges), Saskatchewan Transportation Company Employees Superannuation Plan (STC), Anti-TB League Employees Superannuation Plan (ATB) and the Saskatchewan Pension Annuity Fund, an annuity underwriting operation. Defined benefits are also payable to members of the former Members of the Legislative Assembly Superannuation Fund (MLA).

The Government is required to match member current service contributions for all plans except the PSSP and Judges. Separate pension funds are maintained for all plans except the PSSP and the MLA, for which member contributions are received and pension obligations are paid directly by the Government.

The Government also participates in the Saskatchewan Healthcare Employees’ Pension Plan (SHEPP), a joint defined benefit plan for employees of the Regional Health Authorities. The Government contributes to the plan at the ratio of 1.12 to 1 of employee contributions. Any actuarially determined deficiency is the responsibility of participating employers and employees in the ratio of 1.12 to 1. The Government’s participating employer contributions for the SHEPP represents approximately 92 per cent of the total employer contributions to the plan.

Government of Saskatchewan - 2008-09 Public Accounts   91

Summary Financial Statements

Notes to the Summary Financial Statements

4.   Retirement Benefits (continued)

Information on the defined benefit plans and the joint defined benefit plan of government service organizations is as follows:

	2009								2008
	TSP	PSSP		Others		SHEPP		Total	Total

Plan status	closed	closed		closed	[1]	open		n/a	n/a
Member contribution rate (percentage of salary)	7.85	7.00-9.00	[2]	5.00-9.00	[2]	5.85-7.35	[2]	n/a	n/a
Number of active members	2,255	1,007		59		32,287		35,608	35,309
Average age of active members (years)	54.6	55.8		57.3		45.4		46.3	46.4
Number of former members entitled to deferred
pension benefits	4,780	104		12		1,424		6,320	6,426
Number of superannuates and surviving spouses	11,109	5,715		2,330		10,018		29,172	28,383
Actuarial valuation date	June 30/07	Dec. 31/08		Various		Dec. 31/07		n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	3.50	3.50		3.50		3.75		n/a	n/a
Expected rate of return on plan assets (percentage)	6.90	n/a		5.75-6.00		6.50		n/a	n/a
Discount rate (percentage)	5.00	5.25		4.40-5.40		6.50		n/a	n/a
Inflation rate (percentage)	2.50	2.50		2.50		2.75		n/a	n/a
Expected average remaining service life (years)	3.7	1.5		1.5-8.0		11.4		n/a	n/a
Post-retirement index (percentage of annual
increase in Consumer Price Index)	80	70		70-75		Ad hoc		n/a	n/a

[1]	Judges is open to new membership; all other plans are closed.
[2]	Contribution rate varies based on age upon joining the plan.

b)   Defined contribution plans

The two main multi-employer defined contribution plans sponsored by the Government are the Public Employees Pension Plan (PEPP) and the Capital Pension Plan (Capital). The Government provides contributions to the plans at specified rates for employee current service. The Government also contributes to the Saskatchewan Teachers’ Retirement Plan (STRP), sponsored by the Saskatchewan Teachers’ Federation and to the Regina Civic Employees’ Superannuation and Benefit Plan (RCESP). The Government has fully funded its share of contributions to the defined contribution plans.

Information on the defined contribution plans of government service organizations is as follows:

	2009							2008
	Government Sponsored
	PEPP	Capital	RCESP	[1]	STRP	[2]	Total	Total

Plan status	open	open	open		n/a		n/a	n/a
Member contribution rate (percentage of salary) [3]	5.00-9.00	5.00-7.00	7.85-13.11		n/a		n/a	n/a
Government contribution rate (percentage of salary) [3]	5.00-9.00	5.50-7.00	7.85-13.11		n/a		n/a	n/a
Government service organization participation
Number of active members	20,935	742	1,444		n/a		23,121	22,950
Member contributions (thousands of dollars)	61,918	2,450	8,249		n/a		72,617	69,822
Government contributions (thousands of dollars)	66,224	3,067	8,462		46,150		123,903	116,027

[1]	Certain employees of a Regional Health Authority participate in the RCESP, a multi-employer defined benefit plan. All costs, including costs of any actuarially determined deficiency, are equally shared by the employees and employers. At December 31, 2008, audited financial statements for the plan reported an accrued benefit obligation of $937.4 million (2007 — $797.9 million) and pension fund assets at market value of $685.5 million (2007 — $843.8 million).
[2]	The STRP is a contributory defined benefit pension plan. The Government contributes an amount which is set through provincial negotiations.
[3]	Contribution rate varies based on employee group.

92  Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

4.   Retirement Benefits (continued)

c)   Pension expense

Pension expense for government service organizations is primarily allocated to education expense, health expense and other expense. Pension interest expense is included in debt charges. The total pension expense of government service organizations includes the following:

(thousands of dollars)	2009	2008
Defined benefit plans
Current period benefit cost	66,047	74,751
Plan amendment	2,339	--
Amortization of estimation adjustments	200,647	246,305
Employee contributions	(17,309)	(19,061)
Cost of financing unfunded pension obligation (pension interest expense)	275,628	268,399
Pension expense, defined benefit plans	527,352	570,394
Other plans
Pension expense, joint defined benefit plan	110,423	46,598
Pension expense, defined contribution plans	123,903	116,027
Total Pension Expense	761,678	733,019

Government Business Enterprises

a)   Defined benefit plans

There are additional employee pension plans of government business enterprises which are accounted for in the investment in government business enterprises. The two main defined benefit plans of government business enterprises are the Power Corporation Superannuation Plan (SaskPower) and the Saskatchewan Telecommunications Pension Plan (SaskTel). Other plans include the Saskatchewan Government Insurance Superannuation Plan, the Liquor Board Superannuation Plan, and the Pension Plan for Employees of the Saskatchewan Workers’ Compensation Board.

The Government contributes the amount necessary to fund the payment of pension benefits.

Information on the defined benefit plans of government business enterprises is as follows:

	2009				2008
	SaskPower	SaskTel	Others	Total	Total

Plan status	closed	closed	closed	n/a	n/a
Number of active members	424	155	81	660	798
Number of former members, superannuates and surviving spouses	1,735	2,077	438	4,250	4,177
Member contributions (thousands of dollars)	1,560	749	287	2,596	3,500
Government contributions (thousands of dollars)	463	29,599	730	30,792	41,616
Benefits paid (thousands of dollars)	44,146	63,273	7,691	115,110	110,930
Actuarial valuation date	Sept. 30/08	Dec. 31/07	Various	n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	3.50	3.00	3.25-3.50	n/a	n/a
Expected rate of return on plan assets (percentage)	6.75	6.75	6.25-6.75	n/a	n/a
Discount rate (percentage)	6.25	7.50	6.75-7.50	n/a	n/a
Inflation rate (percentage)	2.50	2.50	2.25-2.50	n/a	n/a
Post-retirement index (percentage of annual increase in
Consumer Price Index)	70	100	50-70	n/a	n/a

Government of Saskatchewan - 2008-09 Public Accounts   93

Summary Financial Statements

Notes to the Summary Financial Statements

4.   Retirement Benefits (continued)

Based on the latest actuarial valuation for SaskPower at September 30, 2008 and extrapolations for other plans to December 31, 2008, the present value of accrued pension benefits and the market value of pension fund assets are shown in the table below:

(thousands of dollars)	2009				2008
	SaskPower	SaskTel	Others	Total	Total

Accrued benefit obligation	804,639	826,770	109,612	1,741,021	1,970,417
Fair value of plan assets [1]	698,415	844,548	77,931	1,620,894	1,977,105
Plan Deficit (Surplus)	106,224	(17,778)	31,681	120,127	(6,688)
Unamortized amounts [2]	(123,285)	(73,740)	(6,597)	(203,622)	(52,966)
Valuation allowance	--	--	--	--	964
Pension (Assets) Liabilities	(17,061)	(91,518)	25,084	(83,495)	(58,690)
[1]	At December 31, 2008, 36.1 per cent (2007 — 31.4 per cent) of pension plan assets were invested in fixed income securities and 55.8 per cent (2007 — 57.7 per cent) in equity investments.
[2]	Includes unamortized transitional assets, unamortized actuarial gains (losses) and unamortized past service costs. SaskTel’s amounts are amortized against the plan surplus over the average remaining life of retired members of 22 years. SaskPower and the other plans’ amounts are amortized against the plan deficit (surplus) over periods ranging from 1.4 to 3.0 years, which is the expected average remaining service life of active plan members at the time the amounts arose.

b)    Defined contribution plans

Information on the defined contribution plans of government business enterprises is as follows:

	2009			2008
	PEPP	Capital	Total	Total

Plan status	open	open	n/a	n/a
Member contribution rate (percentage of salary) [1]	4.00-7.00	4.00-5.50	n/a	n/a
Government contribution rate (percentage of salary) [1]	6.00-7.00	5.50-6.00	n/a	n/a
Government business enterprise participation
Number of active members	9,806	2,721	12,527	12,339
Government contributions (thousands of dollars)	34,517	6,830	41,347	41,157
[1]	Contribution rate varies based on employee group.

c)   Pension expense

Pension expense and pension interest expense for government business enterprises are included in income from government business enterprises. The pension expense is $6.8 million (2008 — $40.0 million) for the defined benefit plans and $41.3 million (2008 — $41.2 million) for the defined contribution plans.

d)   Other future benefit plans

Other future benefit plans of government business enterprises include a defined benefit severance plan, a supplementary superannuation plan, two defined benefit service recognition plans, a defined benefit retiring allowance plan, and a voluntary early retirement plan. The accrued benefit liability is $83.1 million (2008 — $84.0 million), and the benefit expense is $13.6 million (2008 — $20.3 million).

5.   Contingencies

Guaranteed debt

The Government has guaranteed the debt of others of $26.6 million (2008 — $33.4 million). Schedule 10 provides a listing of guaranteed debt.

Lawsuits

Up to $36.2 million may be paid depending on the outcome of lawsuits in progress. 5. Contingencies (continued)

94 Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

5.   Contingencies (continued)

Other

The Government has issued a $31.4 million letter of credit as security for outstanding insurance claims. Since being issued, an estimate of $12.5 million has been recorded as the likely cost related to this letter of credit.

6.   Contractual Obligations

Significant contractual obligations include:

•	forward purchase agreements of approximately $6,194.3 million for power over the next 19 years, $1,496.0 million for future minimum coal deliveries valued at current prices over the next 15 years and $94.9 million for natural gas purchase agreements over the next two years;
•	contracts for the construction and acquisition of tangible capital assets of $1,324.7 million;
•	agreements to provide housing subsidies and transfers of $94.2 million over the next five years;
•	computer service agreements of $75.7 million over the next four years;
•	capital grant projects of $74.0 million over the next 15 years;
•	agreements to provide loss of income subsidies to previous purveyors of gaming services of $56.3 million over the next 18 years;
•	projects to expand innovation and enhance the competitive ability of the Saskatchewan economy of $32.0 million over the next four years;
•	agreements for the renewal of the Government’s fire suppression aerial fleet of $31.4 million over the next three years;
•	research and development projects for agriculture technology and opportunities in the agri-food industry of $27.2 million over the next five years;
•	agreements to provide beverage container collection and recycling fees of $21.7 million;
•	treaty land entitlement agreements valued at approximately $13.6 million over the next five years, and rural municipality and school division tax loss compensation of approximately $13.0 million as land achieves reserve status over the course of the agreements;
•	other contractual obligations of $71.5 million, which consist of $67.6 million for government service organizations and $3.9 million for government business enterprises; and
•	operating and capital lease obligations as follows:

(thousands of dollars)	Operating [1]	Capital [2]
Future minimum lease payments
2009-10	88,422	15,034
2010-11	79,520	14,233
2011-12	63,474	12,157
2012-13	54,464	8,879
2013-14	41,518	5,581
Thereafter	72,157	21,904
	399,555	77,788
Interest and executory costs	--	(33,462)
Total Lease Obligations	399,555	44,326
[1]	Total operating lease obligations include $255.8 million for government service organizations and $143.8 million for government business enterprises.
[2]	Total capital lease obligations include $36.5 million for government service organizations (schedule 6) and $7.8 million for government business enterprises.

7.   Government Partnerships

The Government has entered into various contractual arrangements with parties outside the government reporting entity that result in shared control of certain organizations. The Government’s holdings in government partnerships include:

•	a 60 per cent interest in Apex Investment Limited Partnership, which invests in a variety of industries in the prairie region of Canada;
•	a 50 per cent interest in Meadow Lake Pulp Limited Partnership (MLPLP), which operated a pulp mill near Meadow Lake;

Government of Saskatchewan - 2008-09 Public Accounts 95

Summary Financial Statements

Notes to the Summary Financial Statements

7.   Government Partnerships (continued)

•	a 45.5 per cent interest in Saskatchewan Entrepreneurial Fund Joint Venture, which assists with the development and growth of small business in the province;
•	a 33.3 per cent interest in Foragen Technologies Limited Partnership, a venture capital fund which provides seed capital to technology corporations; and
•	shared control of Prairie Diagnostic Services Inc., which provides veterinary diagnostic services to veterinary and livestock industries in the province.

The remaining assets of MLPLP were sold during 2007-08 and it was placed into receivership. The Government continues to hold its partnership interest in MLPLP and expects, as the senior secured creditor, that it will be paid any remaining cash upon being wound up.

The Government’s pro-rata share of its government partnerships is as follows:

(thousands of dollars)	2009	2008

Financial assets	39,923	32,026
Liabilities	6,806	7,175
Net assets	33,117	24,851
Non-financial assets	903	1,030
Accumulated surplus	34,020	25,881
Revenue	3,103	33,630
Expense	1,830	31,848
Surplus	1,273	1,782
Recovery of partnership interest	181	1,165
Accumulated partnership earnings, beginning of year	7,077	21,439
Decrease in accumulated partnership earnings, beginning of year [1]	--	(17,309)
Accumulated partnership earnings, end of year	8,531	7,077
Equity advances from government organizations	25,489	18,804
Accumulated surplus	34,020	25,881
1	The 2007-08 decrease in accumulated partnership earnings, beginning of year consists of $9.3 million reclassified from other investments and proceeds of $8.0 million on the disposition of assets held for sale.

8.   Non-controlling Interest

Certain government service organizations are controlled by the Government, but also have ownership by individuals or organizations outside of the government reporting entity; that is, they have a non-controlling interest. The following non-controlling interests, amounting to $19.1 million (2008 — $27.5 million) in accumulated surplus, have been excluded from these financial statements:

•	37.1 per cent (2008 - 37.1 per cent) of Big Sky Farms Inc., and
•	49.2 per cent (2008 - 49.2 per cent) of Prairie Ventures Limited Partnership.

Both of these entities are subsidiaries of Investment Saskatchewan Inc.

9.   Trust Funds

Trust fund assets held and administered by the Government are as follows:

(thousands of dollars)	2009	2008

Pension plans	9,157,725	10,911,540
Public Guardian and Trustee of Saskatchewan	140,575	154,451
Other	218,784	211,041
Total Trust Fund Assets [1]	9,517,084	11,277,032
[1]	Amounts are based on the latest financial statements of the funds closest to March 31, 2009, where available.

96 Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

10.   Accounting Change

During 2008-09, it was determined that certain debt of government business enterprises was not borrowed specifically on their behalf. Loans receivable, public debt, interest revenue and debt charges related to this general debt of government business enterprises had been presented on a net basis in error. The Government has retroactively restated the comparative figures. The effect of this restatement on the Summary Statement of Financial Position is an increase in loans receivable and public debt of $392.5 million (2008 — $265.5 million) and on the Summary Statement of Operations is an increase in interest revenue and debt charges of $7.9 million (2008 — $2.2 million). In the disclosure of public debt (schedule 8) $392.5 million (2008 — $265.5 million) has been reclassified from government business enterprise specific debt to general debt.

During 2007-08, the Government acquired a controlling interest in Big Sky Farms Inc. (Big Sky) and, accordingly, has proportionately consolidated its 62.9 per cent ownership interest through Big Sky’s parent company, Investment Saskatchewan Inc. Prior to owning a controlling interest, the Government accounted for its investment in Big Sky using the modified equity method.

The net effect of these accounting changes on the comparative figures is as follows:

(thousands of dollars)	2008
	General Debt of Government Business Enterprises	Big Sky Farms Inc.	Total
Financial assets
Loans receivable	265,500	--	265,500
Other investments	--	(41,810)	(41,810)
Other	--	6,963	6,963
Liabilities
Public debt	265,500	46,479	311,979
Other	--	19,965	19,965
Net debt	--	(101,291)	(101,291)
Non-financial assets
Tangible capital assets	--	78,819	78,819
Other		22,472	22,472
Accumulated deficit	--	--	--

11.   Adjustment to Net Debt

During 2008-09, it was determined that land held for resale is more appropriately classified as tangible capital assets because this land is not expected to be sold within the next year. This change has been applied retroactively with restatement. As a result, net debt at April 1, 2007 has increased by $113.2 million. The effect of this restatement is a $93.3 million (2008 — $108.8 million) decrease in inventories held for resale and a corresponding increase in tangible capital assets.

12.   Adjustment to Accumulated Deficit

During 2007-08, adjustments of $121.1 million were made to the accumulated deficit. Various government business enterprises adopted new standards of accounting for financial instruments recommended by the Canadian Institute of Chartered Accountants, resulting in an increase in investment in government business enterprises of $121.1 million and a corresponding decrease in the accumulated deficit.

13.   Comparative Figures

Certain 2008 comparative figures have been reclassified to conform with the current year’s presentation.

Government of Saskatchewan - 2008-09 Public Accounts 97

Summary Financial Statements

Accounts Receivable As at March 31, 2009 (thousands of dollars)		Schedule 1
	2009	2008

Taxation	186,908	192,210
Non-renewable resources	405,874	230,618
Other own-source revenue	482,780	465,290
Transfers from the federal government	108,856	101,577
	1,184,418	989,695
Provision for loss	(76,157)	(76,782)
Total Accounts Receivable	1,108,261	912,913

Loans Receivable As at March 31, 2009 (thousands of dollars)		Schedule 2
	2009	2008 (Restated)

Government business enterprises	392,462	265,500
Student loans	129,125	135,416
Agricultural loans	58,248	43,541
Other	25,244	25,330
	605,079	469,787
Provision for loss	(72,709)	(75,644)
Total Loans Receivable	532,370	394,143

Government Business Enterprises

Loans to government business enterprises are presented net of government business enterprise specific debt of $3.0 billion (2008 — $2.9 billion). The 2008 amounts have been restated as disclosed in note 10.

SaskEnergy Incorporated

The Government has $222.5 million (2008 — $100.5 million) in loans receivable from SaskEnergy Incorporated. Of this, $170.0 million (2008 — nil) is repayable over terms not exceeding 32 years and bears interest at rates between 4.5 and 4.9 per cent. The remaining $52.5 million (2008 — $100.5 million) is repayable on demand at a floating rate of interest.

Saskatchewan Power Corporation

The Government has $140.0 million (2008 — $165.0 million) in loans receivable from Saskatchewan Power Corporation. Of this, $100.0 million (2008 — nil) is repayable over a term not exceeding 32 years and bears interest at 4.8 per cent. The remaining $40.0 million (2008 — $165.0 million) is repayable on demand at a floating rate of interest.

Other government business enterprise loans

The Government has $30.0 million (2008 — nil) in loans receivable from other government business enterprises. The loans are repayable on demand at a floating rate of interest.

98 Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

Loans Receivable (continued)                                                                                                                                                        Schedule 2

Student Loans

The program operates under the authority of The Student Assistance and Student Aid Fund Act, 1985. Loans are interest-free until the discontinuance of full-time studies or graduation. Interest rates are prescribed by the Government. Student bursaries, study grants and other varieties of loan forgiveness are available to students who meet specific criteria.

The administration and delivery of the federal and provincial student loans programs is integrated. The Government approves applications for both provincial and federal loans, external agencies are contracted to disburse, administer and collect loans, and the federal government is responsible for collection of loans in default.

Student loans approved between August 1996 and July 2001 are lender-financed, disbursed, managed and collected by a bank. The Government retained responsibility for loan approval during this period, and pays a risk premium of 5.0 per cent to the bank when loans become repayable.

A loss provision of $45.6 million (2008 — $50.5 million) has been recorded on these loans.

Agricultural Loans

Short-term cattle loan program
The Government holds $19.3 million (2008 — nil) in loans under the Short-term cattle loan program. These loans are repayable over terms not exceeding four years at a floating rate of interest between 0.7 and 2.8 per cent. The loans are secured by general security agreements. The program operates under The Agricultural Credit Corporation of Saskatchewan Act. A loss provision of $2.9 million (2008 — nil) has been recorded on these loans.

Capital loan program
The Government holds $17.7 million (2008 — $23.1 million) in loans under the Capital loan program. These loans are repayable over terms not exceeding 25 years and bear interest at rates between 5.0 and 13.5 per cent (2008 — 5.0 and 13.5 per cent). Security on individual loans varies and may include mortgages on real property, security agreements and guarantees. The program operates under The Agricultural Credit Corporation of Saskatchewan Act. A loss provision of $3.4 million (2008 — $4.6 million) has been recorded on these loans.

Short-term hog loan program
The Government holds $12.8 million (2008 — $11.5 million) in loans under the Short-term hog loan program. These loans are repayable over terms not exceeding five years at a floating rate of interest between 0.7 and 2.8 per cent (2008 — 3.3 to 4.6 per cent). The loans are secured by general security agreements. The program operates under The Farm Financial Stability Act. A loss provision of $8.7 million (2008 — $8.1 million) has been recorded on these loans.

Other agricultural loans
The Government holds $8.5 million (2008 — $8.9 million) in loans under various other agricultural loan programs. The interest on these loans ranges from 5.0 to 10.5 per cent (2008 — 5.0 to 10.5 per cent). Generally, the loans are secured by promissory notes and, where applicable, by guarantees or general security arrangements. A loss provision of $6.5 million (2008 — $6.9 million) has been recorded on these loans.

Other

The Government’s loan portfolio also consists of numerous other loans at various interest rates with maturities not exceeding 17 years. Security on the loans may include promissory notes or charges against residential property. A loss provision of $5.6 million (2008 — $5.5 million) has been recorded on these loans.

Government of Saskatchewan - 2008-09 Public Accounts 99

Summary Financial Statements

Investment in Government Business Enterprises As at March 31, 2009 (thousands of dollars)
	Saskenergy	SaskPower	SaskTel	SGI	Auto Fund [1]
Assets
Cash and temporary investments
Due from government organizations	--	--	--	--	--
Other	4,192	5,835	3,808	12,299	1,561
Accounts receivable	162,714	180,557	91,375	98,528	149,473
Inventories	250,502	146,764	8,521	--	3,585
Prepaid expenses
Paid to government organizations	--	--	--	7,598	13,791
Other	--	7,540	18,462	76,416	8,603
Long-term investments
In government organizations	--	--	--	7,910	18,972
Other	27,490	31,154	2,471	499,373	1,091,029
Capital assets	1,008,279	3,901,435	936,723	9,336	52,874
Sinking funds (schedule 8)	47,523	212,232	62,540	--	--
Other assets	59,444	34,643	236,850	5,885	2,775
Total Assets	1,560,144	4,520,160	1,360,750	717,345	1,342,663
Liabilities
Accounts payable and accrued liabilities
Due to government organizations	8,926	59,685	4,460	25,015	30,637
Other	126,705	156,928	108,500	19,568	21,982
Dividends payable to government organizations	6,132	7,440	26,612	7,407	--
Gross debt (schedule 8)
Owing to government organizations	911,019	2,494,913	355,821	--	--
Other	5,835	83,401	6,982	--	--
Unearned revenue	--	--	64,227	198,557	282,467
Unpaid insurance claims	--	--	--	287,103	899,390
Other liabilities	69,297	189,249	9,006	1,862	--
Total Liabilities	1,127,914	2,991,616	575,608	539,512	1,234,476
Net Assets	432,230	1,528,544	785,142	177,833	108,187
Revenue
From government organizations	21,605	40,474	79,359	--	4,626
Other	1,295,118	1,558,636	1,063,260	358,430	634,048
Total Revenue	1,316,723	1,599,110	1,142,619	358,430	638,674
Expense
Paid and owing to government organizations	60,969	257,862	112,330	14,280	49,094
Other	1,226,563	1,277,783	906,831	303,799	632,203
Total Expense [5]	1,287,532	1,535,645	1,019,161	318,079	681,297
Income (loss) before non-recurring items	29,191	63,465	123,458	40,351	(42,623)
Non-recurring items	--	--	(2,080)	--	(68)
Net Income (Loss)	29,191	63,465	121,378	40,351	(42,691)
Retained earnings, beginning of year	379,204	853,008	492,660	94,028	172,000
Effect of prior period adjustment (note 12)	(1,799)	(465)	--	--	--
Transfer of net assets to government organizations	--	--	--	--	--
Dividends to government organizations	(42,900)	(46,007)	(78,896)	(26,228)	--
Retained earnings, end of year	363,696	870,001	535,142	108,151	129,309
Equity advances from government organizations	71,531	659,993	250,000	80,000	--
Accumulated other comprehensive (loss) income [6]	(2,997)	(1,450)	--	(10,318)	(21,122)
Net Assets	432,230	1,528,544	785,142	177,833	108,187
[1]	Net assets are restricted as disclosed on page 102.
[2]	During 2008-09, the year-end of the Saskatchewan Gaming Corporation (SGC) was changed from March 31 to December 31. Accordingly, the results reported represent nine months of operations ending December 31, 2008.
[3]	Saskatchewan Government Growth Fund Management Corporation (SGGF) was dissolved during 2008-09 and its net assets were transferred to Crown Investments Corporation of Saskatchewan.
[4]	Adjustments include:
•	reclassifying dividends paid by March 31, 2009;
•	reversing losses recognized by government business enterprises on transactions with government organizations; and
•	transferring SGGF’s net assets on dissolution.
[5]	Total expense includes debt charges, net of sinking fund earnings, of $222.8 million (2008 — $243.8 million). Interest in the amount of $219.8 million (2008 — $239.7 million) was paid to government organizations.
[6]	Accumulated other comprehensive (loss) income consists primarily of market value adjustments on investments and includes a $353.1 million other comprehensive loss (2008 — $129.4 million other comprehensive loss and $116.7 million adjustment to the accumulated deficit — note 12). The other comprehensive loss consists of $396.1 million (2008 — $3.8 million) net unrealized loss and $43.0 million net realized loss (2008 — $125.6 million net realized gain) recognized in net income.

100 Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

							Schedule 3
WCB [1]	SLGA	SGC [2]	MFC	SGGF [3]	Adjustments [4]	2009	2008

--	39,645	--	1,646	--	--	41,291	46,461
56,343	5,251	23,780	--	1,484	(54,373)	60,180	176,574
25,720	44,492	918	1,105	72	(72)	754,882	723,060
--	26,059	276	--	--	--	435,707	382,037
--	--	--	--	--	--	21,389	19,735
175	606	205	--	--	--	112,007	112,525

10,354	--	--	--	--	--	37,236	17,694
1,052,437	--	--	48,851	39	(39)	2,752,805	2,967,282
17,105	55,433	56,858	--	--	--	6,038,043	5,865,175
--	--	--	--	--	755	323,050	337,114
8,589	--	--	64	--	804	349,054	230,069
1,170,723	171,486	82,037	51,666	1,595	(52,925)	10,925,644	10,877,726

9,106	--	5,801	--	--	--	143,630	143,541
12,504	19,954	8,896	393	244	(244)	475,430	488,036
--	113,709	5,298	--	--	(52,889)	113,709	138,477

--	--	--	37,275	--	755	3,799,783	3,640,205
--	--	20,618	--	--	--	116,836	125,116
--	--	--	--	--	--	545,251	504,339
969,545	--	--	--	--	--	2,156,038	2,064,915
158,921	37,823	7,789	--	--	--	473,947	376,756
1,150,076	171,486	48,402	37,668	244	(52,378)	7,824,624	7,481,385
20,647	--	33,635	13,998	1,351	(547)	3,101,020	3,396,341

20,991	--	--	--	--	--	167,055	169,600
239,984	966,411	105,158	2,221	467	(342)	6,223,391	6,077,989
260,975	966,411	105,158	2,221	467	(342)	6,390,446	6,247,589

13,508	--	19,151	1,290	--	94	528,578	487,049
236,580	519,882	66,856	25	1,409	2,676	5,174,607	4,815,222
250,088	519,882	86,007	1,315	1,409	2,770	5,703,185	5,302,271
10,887	446,529	19,151	906	(942)	(3,112)	687,261	945,318
--	--	--	--	200	--	(1,948)	(1,752)
10,887	446,529	19,151	906	(742)	(3,112)	685,313	943,566
156,309	61	--	13,092	2,092	1,707	2,164,161	1,860,849
--	62	--	--	--	2,202	--	4,358

--	--	--	--	--	(1,350)	(1,350)	--
--	(446,652)	(15,321)	--	--	--	(656,004)	(644,612)
167,196	--	3,830	13,998	1,350	(553)	2,192,120	2,164,161
--	--	29,805	--	1	6	1,091,336	1,061,532
(146,549)	--	--	--	--	--	(182,436)	170,648
20,647	--	33,635	13,998	1,351	(547)	3,101,020	3,396,341

Government of Saskatchewan - 2008-09 Public Accounts 101

Summary Financial Statements

Investment in Government Business Enterprises (continued)                                                                                          Schedule 3

SaskEnergy Incorporated (SaskEnergy)

SaskEnergy promotes, transports, stores and distributes natural gas in Saskatchewan.

Saskatchewan Power Corporation (SaskPower)

SaskPower generates, purchases, transmits, distributes and sells electricity and related products and services.

Saskatchewan Telecommunications Holding Corporation (SaskTel)

SaskTel markets and supplies a range of voice, data, internet, wireless, text, image and entertainment products, systems and services. Through interconnection agreements, SaskTel is part of the national and global communications network.

Saskatchewan Government Insurance (SGI) and Saskatchewan Auto Fund (Auto Fund)

SGI’s competitive general insurance business, SGI CANADA, offers a comprehensive line of home, tenant, farm, automobile extension and commercial coverages.

The Auto Fund, the provincial compulsory vehicle insurance program, is administered by SGI on behalf of the Government. Any net assets of the Auto Fund are held on behalf of Saskatchewan’s motoring public and cannot be used for any other purpose.

Workers’ Compensation Board (Saskatchewan) (WCB)

WCB provides workers’ compensation insurance to Saskatchewan workers and employers. Any net assets of the WCB cannot be used for any other purpose.

Liquor and Gaming Authority (SLGA)

SLGA’s main functions are to control the manufacture and distribution of beverage alcohol throughout the Province, to oversee the licensing of all establishments selling alcohol in the Province and to maintain the integrity of all licensed gaming while ensuring maximum benefit to Saskatchewan charities.

Saskatchewan Gaming Corporation (SGC)

SGC manages and operates Casino Regina and Casino Moose Jaw.

Municipal Financing Corporation of Saskatchewan (MFC)

MFC assists municipalities in financing their capital requirements.

Saskatchewan Government Growth Fund Management Corporation (SGGF)

SGGF was a participant in the federal government’s Immigrant Investor Program to acquire lower cost capital for commercial investment in Saskatchewan. Investment funds were raised through seven subsidiary fund companies and are managed by Crown Capital Partners Inc., a fund manager. A significant number of subscribers have yet to complete their subscription requirements and the funds will require management for at least the next three years. SGGF was dissolved March 31, 2009 by order-in-council and all assets and liabilities were transferred to Crown Investments Corporation of Saskatchewan.

102 Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

Other Investments As at March 31, 2009 (thousands of dollars)		Schedule 4
	2009	2008

Equities
Subject to significant influence
Meadow Lake OSB Limited Partnership	27,700	28,734
Saskferco Products Inc.	--	134,708
Other	27,557	19,958
Other
Wave Energy Ltd.	11,999	--
Premium Brands Income Fund	10,171	10,759
Other	84,355	72,430
	161,782	266,589
Bonds and debentures	664,973	150,252
Loans and advances	27,781	43,327
Pooled investment funds	28,742	33,874
Other	39,255	28,386
Total Other Investments	922,533	522,428

Equities

Equities include $117.0 million (2008 — $224.7 million) invested in shares of private companies and $44.8 million (2008 — $41.9 million) invested in Canadian and international equity markets for which the quoted market value is $41.2 million (2008 — $63.9 million).

Meadow Lake OSB Limited Partnership (ML OSB)
The Government is a limited partner in ML OSB, an oriented strand board facility near Meadow Lake. The Government holds a 25 per cent interest in ML OSB. The Government has issued options to purchase its units of ML OSB, which, if exercised, would reduce the Government’s interest to 6.8 per cent.

Saskferco Products Inc. (Saskferco)
During the year, the Government sold its 49.5 per cent interest in Saskferco. The sale resulted in net proceeds of $815.6 million, generating a gain on sale of $679.8 million.

Wave Energy Ltd.
During the year, the Government made a $12.0 million investment in Wave Energy Ltd., a private oil and gas exploration and development company with significant land holdings in Saskatchewan, Alberta, and Montana.

Premium Brands Income Fund
The Government owns units in Premium Brands Income Fund with a quoted market value of $10.0 million (2008 — $17.6 million). Premium Brands Income Fund owns a broad range of leading branded specialty food businesses with manufacturing and distribution facilities located throughout Western Canada, including Yorkton, Saskatchewan.

Bonds and Debentures

Bonds and debentures are comprised of Government of Canada, provincial, municipal and corporate bonds having a market value of $688.2 million (2008 — $152.3 million), and include Government of Saskatchewan securities of $13.8 million (2008 — $5.4 million).

Loans and Advances

Loans and advances include loan agreements between the Government and companies in which the Government holds shares.

Government of Saskatchewan - 2008-09 Public Accounts 103

Summary Financial Statements

Other Investments (continued)                                                                                                                                                         Schedule 4

Pooled Investment Funds

Pooled investment funds represent the Government’s investment in units of various funds consisting primarily of debt and equities.

Other

Other investments include various fixed rate securities having a market value of $40.2 million (2008 — $28.7 million).

104 Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

Accounts Payable and Accrued Liabilities As at March 31, 2009 (thousands of dollars)		Schedule 5
	2009	2008

Transfers
Operating [1]	614,524	439,418
Capital	295,071	73,314
Accrued salaries and benefits	417,978	386,972
Supplier payments	308,919	300,831
Equalization and Canada Health and Social Transfer repayable to the federal
government	304,276	341,690
Accrued interest	135,702	140,250
Other	129,111	87,532
Total Accounts Payable and Accrued Liabilities	2,205,581	1,770,007
[1]	Includes transfers to the federal government of $287.1 million (2008 - $255.1 million).

Other Liabilities As at March 31, 2009 (thousands of dollars)		Schedule 6
	2009	2008

Environmental	133,434	88,185
Funds held on behalf of government business enterprises and others
Liquor and Gaming Authority	45,330	48,328
Other	58,786	39,453
Capital leases (note 6)	36,537	44,976
Other	86,674	100,751
Total Other Liabilities	360,761	321,693

Unearned Revenue As at March 31, 2009 (thousands of dollars)		Schedule 7
	2009	2008

Housing contributions	120,626	126,768
Motor vehicle licensing fees	37,416	35,200
Health contributions	35,510	34,653
Crown mineral leases	22,125	20,480
Other	35,291	28,287
Total Unearned Revenue	250,968	245,388

Government of Saskatchewan - 2008-09 Public Accounts 105

Summary Financial Statements

Public Debt As at March 31, 2009 (thousands of dollars)						Schedule 8
		2009			2008
	General Debt1 2 3	Government Business Enterprise Specific Debt[2]	Public Debt	General Debt1 2 3	Government Business Enterprise Specific Debt[2]	Public Debt
				(Restated)	(Restated)

General Revenue Fund	4,145,286	--	4,145,286	6,824,323	--	6,824,323
Saskatchewan Power Corporation[4]	140,000	2,239,746	2,379,746	165,000	2,094,297	2,259,297
SaskEnergy Incorporated[4]	222,500	585,003	807,503	100,500	616,109	716,609
Saskatchewan Telecommunications Holding
Corporation[4]	28,900	269,260	298,160	--	297,009	297,009
Regional Health Authorities	75,254	--	75,254	81,285	--	81,285
Saskatchewan Housing Corporation	44,365	--	44,365	46,222	--	46,222
Investment Saskatchewan Inc.	41,820	--	41,820	44,389	--	44,389
Saskatchewan Water Corporation	41,412	--	41,412	40,118	--	40,118
Municipal Financing Corporation
of Saskatchewan[4]	1,062	37,266	38,328	--	25,764	25,764
Saskatchewan Opportunities Corporation	37,543	--	37,543	31,844	--	31,844
Saskatchewan Gaming Corporation[4]	--	19,376	19,376	--	24,210	24,210
Information Services Corporation
of Saskatchewan	13,547	--	13,547	13,547	--	13,547
Saskatchewan Crop Insurance Corporation	2,053	--	2,053	72,158	--	72,158
Other	1,846	--	1,846	2,058	--	2,058
Public Debt1 5	4,795,588	3,150,651	7,946,239	7,421,444	3,057,389	10,478,833
[1]	On the Statement of Financial Position, public debt is presented net of government business enterprise specific debt of $3,150.7 million (2008 — $3,057.4 million).
[2]	General debt and government business enterprise specific debt are presented net of sinking funds.
[3]	General debt includes $128.3 million (2008 — $134.1 million) primarily secured by assets with a carrying value of $200.8 million (2008 — $235.9 million).
[4]	General debt of government business enterprises represents amounts transferred from the General Revenue Fund to government business enterprises and recorded as loans receivable (schedule 2). The 2008 amounts have been restated as disclosed in note 10.
Schedule 3 provides information on government business enterprises as presented in their audited financial statements closest to March 31, 2009. Public debt of government business enterprises shown above has been adjusted for transactions occurring from the audited financial statements to March 31, 2009 as follows:

	2009			2008
	Government Business Enterprise Debt	Transactions to March 31	Public Debt	Public Debt
	(schedule 3)[a]

Saskatchewan Power Corporation	2,366,082	13,664	2,379,746	2,259,297
SaskEnergy Incorporated	869,331	(61,828)	807,503	716,609
Saskatchewan Telecommunications Holding Corporation	300,263	(2,103)	298,160	297,009
Municipal Financing Corporation of Saskatchewan	37,275	1,053	38,328	25,764
Saskatchewan Gaming Corporation	20,618	(1,242)	19,376	24,210
Total Government Business Enterprises	3,593,569	(50,456)	3,543,113	3,322,889
[a]	Includes gross debt net of sinking funds reported on schedule 3.

106 Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

Public Debt (continued)                                                                                                                                                                     Schedule 8

[5]	Public debt payable in U.S. dollars of 64.2 million (2008 — 78.6 million) has been restated to $80.9 million Canadian (2008 — $80.8 million) at the exchange rate in effect at March 31, 2009 of 1.2602 (2008 — 1.0279).
Public debt is comprised of gross debt and sinking funds as follows:

	2009
	Gross Debt[a]	Sinking Funds	Public Debt
		(schedule 9)

General Revenue Fund	7,109,217	(2,963,931)	4,145,286
Saskatchewan Power Corporation	2,598,019	(218,273)	2,379,746
SaskEnergy Incorporated	855,730	(48,227)	807,503
Saskatchewan Telecommunications Holding Corporation	362,292	(64,132)	298,160
Regional Health Authorities	75,254	--	75,254
Saskatchewan Housing Corporation	63,157	(18,792)	44,365
Investment Saskatchewan Inc.	41,820	--	41,820
Saskatchewan Water Corporation	43,583	(2,171)	41,412
Municipal Financing Corporation of Saskatchewan	39,092	(764)	38,328
Saskatchewan Opportunities Corporation	37,543	--	37,543
Saskatchewan Gaming Corporation	19,376	--	19,376
Information Services Corporation of Saskatchewan	13,547	--	13,547
Saskatchewan Crop Insurance Corporation	50,000	(47,947)	2,053
Other	1,846	--	1,846
Public Debt	11,310,476	(3,364,237)	7,946,239
[a]	The average effective interest rate on gross debt during 2008-09 was 6.8 per cent (2007-08 — 6.8 per cent) and includes the impact of foreign exchange and the amortization of any premiums or discounts associated with the debentures. The average term to maturity of gross debt is 11.9 years (2008 — 11.4 years).
Gross debt includes Canada Pension Plan debentures of $745.1 million (2008 — $798.5 million). These debentures are callable in whole or in part before maturity, on six business days prior notice, at the option of the Minister of Finance of Saskatchewan.
Debt principal payment requirements in each of the next five years and thereafter are as follows:

Year of Maturity	2009	2008

Short-term promissory notes	154,197	430,000
2008-09	--	686,024
2009-10	998,431	948,169
2010-11	663,381	666,721
2011-12	273,817	278,223
2012-13	1,173,259	1,178,026
2013-14	814,524	--
6-10 years	2,042,232	2,822,851
Thereafter	5,190,635	4,828,077
Gross debt[a]	11,310,476	11,838,091
Sinking funds	(3,364,237)	(1,359,258)
Public Debt	7,946,239	10,478,833
[a]	Gross debt includes debentures of $130.5 million (2008 — $210.5 million) that provide the holder with a choice of dates on which the debt matures. The year of maturity reflects the earliest possible date of maturity rather than the maximum term to maturity.

Government of Saskatchewan - 2008-09 Public Accounts 107

Summary Financial Statements

Sinking Funds As at March 31, 2009 (thousands of dollars)					Schedule 9
	2008	2009
	Sinking Funds	Contributions[1]	Earnings[2]	Redemptions[3]	Currency Adjustment	Sinking Funds

General Revenue Fund	994,048	1,892,754	78,723	(48,842)	47,248	2,963,931
Saskatchewan Power Corporation	186,286	21,222	10,765	--	--	218,273
Saskatchewan Telecommunications Holding
Corporation	57,681	3,266	3,185	--	--	64,132
SaskEnergy Incorporated	43,050	5,882	2,400	(3,105)	--	48,227
Saskatchewan Crop Insurance Corporation	27,842	18,600	1,505	--	--	47,947
Saskatchewan Housing Corporation	48,929	520	2,136	(32,793)	--	18,792
Saskatchewan Water Corporation	956	1,141	74	--	--	2,171
Municipal Financing Corporation of Saskatchewan	466	262	36	--	--	764
Total Sinking Funds[4]	1,359,258	1,943,647	98,824	(84,740)	47,248	3,364,237
[1]	Annual contributions, established by Order in Council, are set at not less than one per cent of debentures outstanding. The aggregate amount of contributions estimated to be required in each of the next five fiscal years to meet sinking fund requirements by debt classification (see footnote 4) are as follows:

	2010	2011	2012	2013	2014	Total

General debt[a]	59,841	59,581	58,841	57,128	47,819	283,210
Government business enterprise specific debt	33,204	33,204	31,504	31,504	31,004	160,420
Total Sinking Fund Contributions	93,045	92,785	90,345	88,632	78,823	443,630
[a]	Each year includes contributions of 1.0 million U.S. dollars.
[2]	Sinking fund earnings include gains on investment sales of $21.3 million (2008 — $1.0 million).
[3]	The redemption value is based on the market value of the sinking fund units at the date of redemption.
[4]	The market value of total sinking funds is $3,405.6 million (2008 — $1,418.5 million). Total sinking funds by debt classification are as follows:

	2010	2011	2012	2013	2014	Total

General debt[a]	59,841	59,581	58,841	57,128	47,819	283,210
Government business enterprise specific debt	33,204	33,204	31,504	31,504	31,004	160,420
Total Sinking Fund Contributions	93,045	92,785	90,345	88,632	78,823	443,630
Sinking fund assets have been invested as follows:

	2009	2008

Long-term investments in securities of:
Governments of other provinces (coupon interest range 3.2% to 11.0%; maturing in 3.5 to 35.9)	1,563,200	641,605
Government of Saskatchewan (coupon interest range 4.5% to 10.3%; maturing in 0.8 to 31.2 years)	526,574	441,676
Corporations (coupon interest range 3.9% to 5.1%; maturing in 1.6 to 4.4 years)	168,027	--
Government of Canada (coupon interest range 3.8% to 5.0%; maturing in 3.7 to 32.2 years)	148,606	26,093
Government of the United States (coupon interest 4.5%; maturing in 29.1 years)	31,639	10,333
Cash, short-term investments and accrued interest[a]	926,191	239,551
Total Sinking Funds[b]	3,364,237	1,359,258
[a]	Cash, short-term investments and accrued interest are disclosed net of $0.8 million (2008 - $0.9 million) in liabilities.
[b]	Included in total sinking funds are U.S. dollar cash, investments and accrued interest converted to $265.7 million Canadian (2008 — $201.9 million) at the exchange rate in effect at March 31, 2009 of 1.2602 (2008 — 1.0279).

108 Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

Guaranteed Debt As at March 31, 2009 (thousands of dollars)		Schedule 10
	2009	2008

The Farm Financial Stability Act
Breeder and Feeder associations	16,646	21,922
Other	9,977	11,480
Total Guaranteed Debt[1]	26,623	33,402
[1]	In addition to the amount shown, there is a contingent liability for interest accrued on these items. Total guaranteed debt is net of a loss provision of $0.6 million (2008 — $0.8 million).

Breeder and Feeder Associations

The Government provides guarantees to lenders who make loans to production associations. The Government guarantees repayment of 25 per cent of the outstanding loan balance at the time of a first default on any advance, plus accrued interest as of the time that payment is to be made on the guarantee. Guarantees for each cattle association are limited to $6 million under the breeder option. Guarantees for each bison association are limited to $6 million under the feeder and breeder option. Guarantees for each sheep association are limited to $4 million under both the breeder and feeder options.

Government of Saskatchewan - 2008-09 Public Accounts 109

Summary Financial Statements

Pension Liabilities As at March 31, 2009 (thousands of dollars)					Schedule 11
	2009				2008
	TSP[1]	PSSP	Others	Total	Total

Accrued benefit obligation,
beginning of year	4,981,380	1,909,437	323,970	7,214,787	7,035,649
Current period benefit cost	46,836	14,749	4,462	66,047	74,751
Plan amendment	--	--	2,339	2,339	--
Interest cost	271,638	88,391	14,653	374,682	397,103
Actuarial losses (gains)	74,190	(44,713)	(3,358)	26,119	161,120
Joint defined benefit plan (SHEPP)[2]	--	--	32,669	32,669	(25,223)
Benefit payments	(308,245)	(111,883)	(21,914)	(442,042)	(428,613)
Accrued Benefit Obligation, End of Year	5,065,799	1,855,981	352,821	7,274,601	7,214,787
Plan assets, beginning of year	1,429,723	--	206,934	1,636,657	1,587,597
Employer contributions	58,945	108,134	5,765	172,844	141,831
Employee contributions	13,064	3,749	496	17,309	19,061
Return on plan assets	90,851	--	8,203	99,054	128,704
Actuarial gains (losses)	5,069	--	(2,001)	3,068	188,077
Benefit payments	(308,245)	(111,883)	(21,914)	(442,042)	(428,613)
Plan Assets, End of Year[3]	1,289,407	--	197,483	1,486,890	1,636,657
	3,776,392	1,855,981	155,338	5,787,711	5,578,130
Unamortized estimation adjustments[4]	(276,334)	(28,913)	(7,480)	(312,727)	(490,323)
Total Pension Liabilities[5]	3,500,058	1,827,068	147,858	5,474,984	5,087,807
[1]	The TSP accrued benefit obligation includes a liability of $25.8 million (2008 — $29.6 million) relating to the TSP disability provision. The TSP had a negative actual rate of return on plan assets of 12.9 per cent (2008 — positive 0.7 per cent).
[2]	The joint defined benefit plan includes only the Government’s employer portion of the pension liability. At December 31, 2008, the SHEPP had a total accrued benefit obligation of $3,510.2 million (2007 — $2,888.3 million) and pension fund assets of $3,141.7 million (2007 — $3,010.8 million) at market related values and unamortized estimation adjustment losses of $301.3 million (2007 — gains of $68.1 million). The market value of the pension fund investments was $2,512.8 million (2007 — $3,075.4 million). Of this amount 45.1 per cent (2007 — 39.0 per cent) was invested in fixed income securities and 53.2 per cent (2007 — 56.3 per cent) in equity investments. The plan assets had a negative actual return of 20.0 per cent (2007 — positive 2.0 per cent). The Government and member contributions to the plan totalled $77.8 million (2007 — $71.8 million) and $75.4 million (2007 — $70.0 million) respectively. Benefit payments from the plan totalled $116.3 million (2007 — $104.6 million).
[3]	At March 31, 2009, the market value of defined benefit plan investments was $1,328.6 million (2008 — $1,750.7 million). Of this amount 42.5 per cent (2008 - 42.6 per cent) was invested in fixed income securities and 42.2 per cent (2008 — 45.6 per cent) in equity investments.
[4]	Unamortized estimation adjustments are amortized to pension expense over periods ranging from 3.7 to 5.7 years for the TSP, from 1.5 to 7.7 years for the PSSP, and from 1.5 to 10.0 years for the other plans. These represent the expected average remaining service life of active plan members at the time the estimation adjustments arose.
[5]	The total pension liabilities are based on the latest actuarial valuations extrapolated to March 31, 2009 for the defined benefit plans and December 31, 2008 for the joint defined benefit plan. Changes in assumptions can result in significantly higher or lower estimates of pension liabilities. A one percentage point decrease in the discount rate would result in a $603.1 million and $209.4 million increase in the pension liabilities for the TSP and the PSSP respectively, and a one percentage point increase would result in a $497.5 million and $174.9 million decrease in the pension liabilities for the TSP and the PSSP respectively.

110 Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

Tangible Capital Assets As at March 31, 2009 (thousands of dollars)							Schedule 12
		2009						2008
	Land & Improve- ments	Buildings & Improve- ments	Machinery & Equipment	Trans- portation Equipment	Office & Information Technology	Infra- structure	Total	Total
Estimated useful life	3 years- Indefinite	3-50 years	2-33 years	3-40 years	2-25 years	3-60 years		(Restated)

Opening Net Book Value of
Tangible Capital Assets1 2	308,364	1,596,930	299,589	189,798	142,309	1,979,297	4,516,287	4,226,218
Opening cost	329,309	2,897,623	988,836	307,495	398,725	3,682,863	8,604,851	8,041,213
Adjustment to cost (note 10)	--	--	--	--	--	--	--	105,877
Acquisitions	9,216	192,023	111,399	41,226	45,305	227,427	626,596	548,290
Write downs	(9,846)	(6,569)	(3,414)	(388)	(89)	(841)	(21,147)	(23,968)
Disposals	(7,261)	(18,804)	(11,653)	(12,401)	(4,513)	(36,724)	(91,356)	(66,561)
Closing cost[3]	321,418	3,064,273	1,085,168	335,932	439,428	3,872,725	9,118,944	8,604,851
Opening accumulated amortization	20,945	1,300,693	689,247	117,697	256,416	1,703,566	4,088,564	3,814,995
Adjustment to accumulated
amortization (note 10)	--	--	--	--	--	--	--	27,058
Annual amortization	1,412	101,110	59,101	18,599	38,578	104,638	323,438	316,641
Write downs	--	(1,636)	(3,020)	(257)	(89)	(44)	(5,046)	(15,007)
Disposals	--	(10,710)	(11,303)	(8,835)	(3,785)	(33,825)	(68,458)	(55,123)
Closing accumulated amortization	22,357	1,389,457	734,025	127,204	291,120	1,774,335	4,338,498	4,088,564
Closing Net Book Value of
Tangible Capital Assets[2]	299,061	1,674,816	351,143	208,728	148,308	2,098,390	4,780,446	4,516,287
[1]	Opening net book value of tangible capital assets has been restated to include an additional $108.8 million (2008 — $113.2 million) of land and improvements (note 11).
[2]	Net book value of tangible capital assets does not include the following:
•	works of art and historical treasures, such as the Legislative Building;
•	items inherited by right of the Crown, such as Crown lands, forests, water and mineral resources, which are not recognized in these financial statements; and
•	capital assets held by government business enterprises (schedule 3).
[3]	Closing cost includes work-in-progress of $285.6 million (2008 — $301.9 million).

Government of Saskatchewan - 2008-09 Public Accounts 111

Summary Financial Statements

Revenue For the Year Ended March 31, 2009 (thousands of dollars)		Schedule 13
	2009	2008 (Restated)

Taxation
Individual income	1,844,226	1,938,258
Provincial sales	1,108,628	929,865
Corporation income	591,930	673,641
Fuel	429,162	406,434
Tobacco	199,072	190,412
Other	259,666	281,053
Total Taxation	4,432,684	4,419,663
Non-renewable Resources
Oil	1,616,071	1,246,205
Potash	1,364,463	432,770
Crown land sales	928,245	419,062
Resource surcharge	458,299	315,230
Natural gas	125,922	133,780
Other	119,408	93,299
Total Non-renewable Resources	4,612,408	2,640,346
Other Own-source Revenue
Investment income
Gain on sale of other investments (schedule 17)	685,266	264,494
Interest and dividends	247,301	231,660
Earnings from equities (schedule 17)	59,251	74,731
Fees
Motor vehicle licensing	151,143	140,631
Health care	145,269	148,866
Subsidized housing rental	98,683	95,579
Other	417,480	411,211
Insurance	230,699	141,720
Commodity sales	91,633	70,952
Other	451,070	342,915
Total Other Own-source Revenue	2,577,795	1,922,759
Total Own-source Revenue	11,622,887	8,982,768
Transfers from the Federal Government
Canada Health Transfer	823,496	739,648
Canada Social Transfer	338,301	325,098
Crop insurance contributions	167,888	104,703
Housing subsidy	66,350	78,850
Equalization	--	226,146
Other	570,157	332,886
Total Transfers from the Federal Government	1,966,192	1,807,331
Total Revenue	13,589,079	10,790,099

112 Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

Debt Charges For the Year Ended March 31, 2009 (thousands of dollars)		Schedule 14
	2009	2008 (Restated)

Total interest costs	1,022,620	1,063,845
Interest reimbursed from government business enterprises[1]	(229,133)	(250,508)
Net foreign exchange loss	5,526	1,598
Other costs	5,419	5,886
Total Debt Charges	804,432	820,821
[1]	Interest reimbursed for debt borrowed by the General Revenue Fund specifically on behalf of government business enterprises.

Expense by Object For the Year Ended March 31, 2009 (thousands of dollars)		Schedule 15
	2009	2008 (Restated)

Transfers
Operating	4,153,458	3,760,005
Capital	799,723	182,633
Salaries and benefits	3,286,619	3,030,430
Operating costs	1,521,154	1,394,608
Debt charges (schedule 14)	804,432	820,821
Amortization of tangible capital assets (schedule 12)	323,438	316,641
Other	417,538	355,227
Total Expense	11,306,362	9,860,365

Government of Saskatchewan - 2008-09 Public Accounts 113

Summary Financial Statements

Comparison of Estimated to Actual Results For the Year Ended March 31, 2009 (thousands of dollars)			Schedule 16
	2009		2008
	Estimated[1]	Actual[1]	Actual

Treasury Board Organizations
General Revenue Fund	250,000	2,388,863	641,435
Growth and Financial Security Fund[2]	(380)	(418,930)	--
Fiscal Stabilization Fund[2]	--	--	641,434
Other Treasury Board Organizations3 4	(202,926)	23,037	(173,358)
	46,694	1,992,970	1,109,511
CIC Board Organizations3 4	(192,257)	842,293	517,802
	(145,563)	2,835,263	1,627,313
Not-for-Profit Insurance Organizations	12,366	132,767	245,987
Surplus (Deficit)	(133,197)	2,968,030	1,873,300
[1]	Presented on the basis of the summary financial budget.
[2]	During 2008-09, the Fiscal Stabilization Fund and the Saskatchewan Infrastructure Fund were wound up and the fund balances were transferred to the Growth and Financial Security Fund.
[3]	During 2008-09, the Saskatchewan Gaming Corporation, which was a Treasury Board organization, became a CIC Board organization. Comparative figures have not been restated.
[4]	Net of dividends paid to other government organizations.

Gains and Losses on Other Investments For the Year Ended March 31, 2009 (thousands of dollars)		Schedule 17
	2009	2008

Earnings (Losses) from Equities
Saskferco Products Inc.	69,404	38,935
NewGrade Energy Inc.	--	41,371
Other	(10,153)	(5,575)
	59,251	74,731
Gain on sale of other investments
Saskferco Products Inc.	679,776	--
NewGrade Energy Inc.	--	250,091
Centennial Foods	--	14,403
Other	5,490	--
	685,266	264,494
Recovery of (provision for) loss	313	(7,870)
Net Gain on Other Investments	744,830	331,355

114 Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

Other Non-cash Items Included in Surplus For the Year Ended March 31, 2009 (thousands of dollars)		Schedule 18
	2009	2008 (Restated)

Amortization of tangible capital assets (schedule 12)	323,438	316,641
Write downs of tangible capital assets (schedule 12)	16,101	8,961
Amortization of foreign exchange loss (schedule 14)	5,526	1,598
Net loss (gain) on disposal of tangible capital assets	4,901	(3,560)
Net reduction to provision for loss on loans receivable (schedule 2)	(2,935)	(9,362)
Earnings retained in sinking funds (schedule 9)	(82,438)	(48,371)
Net gain on other investments (schedule 17)	(744,830)	(331,355)
Total Other Non-cash Items Included in Surplus	(480,237)	(65,448)

Net Change in Non-cash Operating Activities For the Year Ended March 31, 2009 (thousands of dollars)		Schedule 19
	2009	2008

Increase in accounts receivable	(195,348)	(53,289)
Increase in inventories held for resale	(11,045)	(21,644)
Decrease in deferred charges	5,885	4,414
Increase in accounts payable and accrued liabilities	435,574	30,855
Increase (decrease) in unearned revenue	5,580	(5,295)
Increase in pension liabilities	387,177	403,340
Increase in prepaid expenses	(657)	(4,584)
Increase in inventories held for consumption	(727)	(12,344)
Net Change in Non-cash Operating Activities	626,439	341,453

Government of Saskatchewan - 2008-09 Public Accounts 115

Summary Financial Statements

Segment Disclosure For the Year Ended March 31, 2009 (thousands of dollars)
	Treasury Board Organizations[1]
	2009	2008 (Restated)

Revenue
Taxation	4,432,684	4,419,663
Non-renewable resources	4,612,408	2,640,346
Transfers from government organizations	365,000	200,000
Other own-source revenue	1,391,907	1,180,076
Transfers from the federal government	1,798,304	1,702,628
Total Revenue (schedule 13)	12,600,303	10,142,713
Expense
Agriculture	446,107	333,355
Community development	575,463	348,181
Debt charges (schedule 14)	797,743	814,969
Economic development	191,272	195,894
Education	2,267,852	1,787,008
Environment and natural resources	439,017	197,084
Health	4,029,312	3,650,982
Protection of persons and property	401,675	394,777
Social services and assistance	928,851	899,963
Transportation	549,361	394,316
Other	427,361	458,486
Total Expense (schedule 15)	11,054,014	9,475,015
Surplus (deficit) from government service organizations	1,546,289	667,698
Income (loss) from government business enterprises (schedule 3)[4]	446,681	441,813
Surplus (deficit) (schedule 16)	1,992,970	1,109,511

The segments of the Summary financial statements are based on the accountability and control relationships between the Government and the various organizations within the government reporting entity. Schedule 21 identifies the organizations included in each segment.

[1]	Treasury Board organizations include the General Revenue Fund, Growth and Financial Security Fund and organizations such as Regional Health Authorities and Liquor and Gaming Authority.
[2]	CIC Board organizations are agencies that are responsible to the Crown Investment Corporation of Saskatchewan (CIC) and include organizations such as Saskatchewan Power Corporation, Saskatchewan Telecommunications Holding Corporation and Investment Saskatchewan Inc.
[3]	Not-for-profit insurance organizations are intended to be actuarially sound over the long-term. They typically adjust their rates to break even over the longer term and include Saskatchewan Auto Fund, Saskatchewan Crop Insurance Corporation, Crop Reinsurance Fund of Saskatchewan and Workers’ Compensation Board (Saskatchewan).
[4]	During 2008-09, the Saskatchewan Gaming Corporation, which was a Treasury Board organization, became a CIC Board organization. Comparative figures have not been restated.

116 Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

							Schedule 20
CIC Board Organizations[2]		Not-for-Profit Insurance Organizations[3]		Eliminations
2009	2008	2009	2008	2009	2008	2009	2008 (Restated)

--	--	--	--	--	--	4,432,684	4,419,663
--	--	--	--	--	--	4,612,408	2,640,346
240,000	--	151,965	108,023	(756,965)	(308,023)	--	--
995,636	624,091	194,248	118,592	(3,996)	--	2,577,795	1,922,759
--	--	167,888	104,703	--	--	1,966,192	1,807,331
1,235,636	624,091	514,101	331,318	(760,961)	(308,023)	13,589,079	10,790,099

86,527	46,383	345,992	243,188	(151,965)	(102,526)	726,661	520,400
--	--	--	--	--	--	575,463	348,181
7,147	6,550	3,538	4,799	(3,996)	(5,497)	804,432	820,821
37,896	62,267	--	--	--	--	229,168	258,161
--	--	--	--	--	--	2,267,852	1,787,008
70,986	43,320	--	--	(240,000)	--	270,003	240,404
--	--	--	--	--	--	4,029,312	3,650,982
42,439	38,714	--	--	--	--	444,114	433,491
--	--	--	--	--	--	928,851	899,963
24,270	23,228	--	--	--	--	573,631	417,544
29,514	24,924	--	--	--	--	456,875	483,410
298,779	245,386	349,530	247,987	(395,961)	(108,023)	11,306,362	9,860,365
936,857	378,705	164,571	83,331	(365,000)	(200,000)	2,282,717	929,734
270,436	339,097	(31,804)	162,656	--	--	685,313	943,566
1,207,293	717,802	132,767	245,987	(365,000)	(200,000)	2,968,030	1,873,300

Government of Saskatchewan - 2008-09 Public Accounts 117

Summary Financial Statements

Government Reporting Entity For the Year Ended March 31, 2009	Schedule 21

Government Service Organizations (Consolidated)
Agricultural Credit Corporation of Saskatchewan	Parkland Regional College
Agricultural Implements Board	Southeast Regional College
Agri-Food Innovation Fund [2]	Regional Health Authorities
Beef Development Board	Cypress Regional Health Authority
Board of Governors, Uranium City Hospital	Five Hills Regional Health Authority
Cattle Marketing Deductions Fund	Heartland Regional Health Authority
Century Plaza Properties (The Owners: Condominium Corporation	Keewatin Yatthé Regional Health Authority
No. 101100609)	Kelsey Trail Regional Health Authority
CIC Apex Equity Holdco Ltd. 5c 6a	Mamawetan Churchill River Regional Health Authority
CIC Economic Holdco Ltd. 5c 6a	Prairie North Regional Health Authority
Commercial Revolving Fund	Prince Albert Parkland Regional Health Authority
Community Initiatives Fund	Regina Qu'Appelle Regional Health Authority
Correctional Facilities Industries Revolving Fund	Saskatoon Regional Health Authority
Crop Reinsurance Fund of Saskatchewan 6b	Sun Country Regional Health Authority
Crown Investments Corporation of Saskatchewan	Sunrise Regional Health Authority
(non-consolidated) 5c 6a	Resource Protection and Development Revolving Fund [2]
Enterprise Saskatchewan [1]	Saskatchewan Agricultural Stabilization Fund
Extended Health Care Plan for Certain Other Employees 5c	Saskatchewan Apprenticeship and Trade Certification Commission 5a
First Nations and Metis Fund Inc. 5c 6a	Saskatchewan Archives Board
Fiscal Stabilization Fund [2]	Saskatchewan Arts Board
Fish and Wildlife Development Fund	Saskatchewan Association of Health Organizations
General Revenue Fund	Saskatchewan Cancer Agency
Government House Foundation	Saskatchewan Centre of the Arts Fund
Gradworks Inc. 5c 6a	Saskatchewan Communications Network Corporation
Growth and Financial Security Fund [1]	Saskatchewan Crop Insurance Corporation 6b
Health Quality Council	Saskatchewan Development Fund Corporation 5c 6a
Horned Cattle Fund	Saskatchewan Grain Car Corporation 5b
Individual Cattle Feeder Loan Guarantee Provincial Assurance Fund	Saskatchewan Health Information Network
Information Services Corporation of Saskatchewan 5c 6a	Saskatchewan Health Research Foundation
Institutional Control Monitoring and Maintenance Fund	Saskatchewan Heritage Foundation
Institutional Control Unforeseen Events Fund	Saskatchewan Housing Corporation 5c
Investment Saskatchewan Inc. 5c 6a	Saskatchewan Impaired Driver Treatment Centre Board of Governors
Law Reform Commission of Saskatchewan	Saskatchewan Infrastructure Fund [2]
Livestock Services Revolving Fund	Saskatchewan Institute of Applied Science and Technology 5a
Milk Control Board 5c	Saskatchewan Labour Market Commission
Mistik Forest Management Trust	Saskatchewan Legal Aid Commission
North Sask Laundry and Support Services Ltd.	Saskatchewan Lotteries Trust Fund for Sport, Culture and Recreation
Northern Revenue Sharing Trust Account 5c	Saskatchewan Opportunities Corporation 5c 6a
Oil and Gas Orphan Fund	Saskatchewan Research Council
Operator Certification Board	Saskatchewan Snowmobile Fund
Pastures Revolving Fund	Saskatchewan Student Aid Fund
Prairie Agricultural Machinery Institute	Saskatchewan Transportation Company 5c 6a
Public Employees Benefits Agency Revolving Fund	Saskatchewan Water Corporation 5c 6a
Public Employees Dental Fund 5c	Saskatchewan Watershed Authority
Public Employees Disability Income Fund 5c	Saskatchewan Western Development Museum
Public Employees Group Life Insurance Fund 5c	Sask911 Account
Queen's Printer Revolving Fund	Technology Supported Learning Revolving Fund
Regional Colleges 5a	Training Completions Fund
Carlton Trail Regional College	Transportation Partnerships Fund
Cumberland Regional College	University of Regina Crown Foundation [3]
Great Plains College [4]	University of Saskatchewan Crown Foundation [3]
Northlands College	Victims' Fund
North West Regional College	Water Appeal Board

118 Government of Saskatchewan - 2008-09 Public Accounts

Summary Financial Statements

Government Reporting Entity (continued) For the Year Ended March 31, 2009	Schedule 21

Government Business Enterprises (Modified Equity)
Liquor and Gaming Authority
Municipal Financing Corporation of Saskatchewan 5c
Saskatchewan Auto Fund 5c 6b
Saskatchewan Gaming Corporation 5c 6a
Saskatchewan Government Growth Fund Management Corporation 2 5c 6a
Saskatchewan Government Insurance 5c 6a
Saskatchewan Power Corporation 5c 6a
Saskatchewan Telecommunications Holding Corporation 5c 6a
SaskEnergy Incorporated 5c 6a
Workers' Compensation Board (Saskatchewan) 5c 6b

[1]	Organization established during 2008-09.
[2]	Organization wound up during 2008-09.
[3]	Organization determined to be part of the government reporting entity during 2008-09.
[4]	Organization formed during 2008-09 from the merger of Cypress Hills Regional College and Prairie West Regional College.
[5]	The year-ends of certain organizations differ from March 31, 2009: [a] June 2008; [b] July 2008; [c] December 2008.
[6]	For segment disclosure (schedule 20) certain organizations are classified into categories other than Treasury Board Organizations as follows: [a] CIC Board Organizations; [b] Not-for-Profit Insurance Organizations.

Government of Saskatchewan - 2008-09 Public Accounts 119

Supplementary Information (unaudited)

Supplementary Information

Growth and Financial Security Fund Schedule of Transfers and Accumulated Balance For the Year ended March 31, 2009 (thousands of dollars)
	2009
	Budget	Actual

Balance, beginning of year	--	--
Transfer of Fiscal Stabilization Fund Balance	1,234,181	1,528,934
Transfer of Saskatchewan Infrastructure Fund balance	105,090	108,090
	1,339,271	1,634,024
Transfer from the General Revenue Fund	124,810	984,967
Transfer to the General Revenue Fund	(125,190)	(1,403,897)
Balance, End of Year	1,338,891	1,215,094

The Growth and Financial Security Fund (Fund) was established May 14, 2008, by The Growth and Financial Security Act. Pursuant to this legislation, the balances of the Fiscal Stabilization Fund and the Saskatchewan Infrastructure Fund were transferred to the Fund.

The purposes of the Fund are:

•	to assist in the achievement of the Province's long-term objectives by providing for financial security of the Government from year to year; and
•	to provide a source of funds that are available for programs that have been identified as promoting or enhancing the economic development of the Province.

In accordance with The Growth and Financial Security Act, the Fund receives 50 per cent of the pre-transfer surplus of the General Revenue Fund (GRF) in any fiscal year. This legislation also permits Treasury Board to approve other transfers between the Fund and the GRF.

Transfers to the Fund from the GRF are statutory disbursements. Amounts transferred to the GRF from the Fund are available for expenses subsequent to receiving required approval from the Legislative Assembly.

In accordance with The Growth and Financial Security Act, all earnings on the Fund’s investments are credited to the GRF. For 2008-09, this amount was $44.4 million.

The Fund’s assets have been invested in fixed income securities as follows:

2009
Long-term investments in securities of:
Governments of other provinces (coupon interest range 4.4% to 6.0%; maturing in 2.7 to 4.5 years)	242,309
Government of Saskatchewan (coupon interest 5.3%; maturing in 3.7 years)	9,091
Canadian chartered banks and other corporations (coupon interest range 4.4% to 7.2%;
maturing in 1.2 to 3.9 years)	261,150
Cash, accounts reveivabel, short-term investments and accrued interest	702,544
Total Growth and Financial Security Fund	1,215,094

The portfolio investments noted above are accounted for using the cost method. Under this approach, the Fund earned an annualized return of 3.6 per cent for the year ended March 31, 2009.

The market value of the Fund’s net assets at March 31, 2009 is $1,235.0 million.

Government of Saskatchewan - 2008-09 Public Accounts 123

Supplementary Information

General Revenue Fund - Public Issue Debentures
As at March 31, 2009
(dollars)

Date of Issue	Date of Maturity	Interest Rate %	Interest Payments	Currency	Purpose of Issue	Amount Outstanding	Total Issue Outstanding	Equity of Applicable Sinking Fund	Sinking Fund Contribution 2008-09

Aug. 3/04	June 17/09	4.00-5.50	Semiannual	Can.	GRF	26,000,000	26,000,000	16,572,577	15,260,000
(Canadian medium term note; Extendible at the option of the holder to
June 17, 2019; This note pays interest of 4.00% to June 17, 2009 and 5.50%
thereafter; This book-based note is held in the Canadian Depository for
Securities)

July 15/04	July 15/09	2.50	Annual	Can.	GRF	3,810,600	3,810,600	--	--
(Savings Bond; Redeemable annually at the option of the holder or any time on the death of the holder; The bonds pay a minimum interest rate of 2.10%;
The Province reserves the right to increase the interest rate after
July 14, 2005; Payable at any Saskatchewan branch of a chartered bank, trust company and the Credit Union Central of Saskatchewan)

Sept. 24/02	Sept. 24/09	4.75	Annual	Can.	GRF Sask Crop Sask Water	195,500,000 50,000,000 4,500,000	250,000,000	243,456,411	208,600,000
(Euro medium term note; Non-callable; Payable in London)

Nov. 12/99	Nov. 12/09	6.50	Semiannual	Can.	GRF	250,000,000	250,000,000	248,137,701	216,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Jan. 18/90	Jan. 18/10	10.00	Semiannual	Can.	GRF	300,000,000	300,000,000	299,906,224	180,000,000
(Non-callable; Payable at any Canadian branch of the Royal Bank of Canada)

July 15/05	July 15/10	2.50	Annual	Can.	GRF	7,765,900	7,765,900	--	--
(Savings Bond; Redeemable annually at the option of the holder or any time on the death of the holder; The bonds pay a minimum interest rate of 2.50%;
The Province reserves the right to increase the interest rate after
July 14, 2006; Payable at any Saskatchewan branch of a chartered bank, trust company and the Credit Union Central of Saskatchewan)

Sept. 1/00	Sept. 1/10	6.15	Semiannual	Can.	GRF SaskTel SaskEnergy	380,000,000 90,000,000 80,000,000	550,000,000	379,733,360	325,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

July 15/06	July 15/11	4.00	Annual	Can.	GRF	51,680,500	51,680,500	--	--
(Savings Bond; Redeemable annually at the option of the holder or any time on the death of the holder; The bonds pay a minimum interest rate of 4.00%;
The Province reserves the right to increase the interest rate after
July 14, 2007; Payable at any Saskatchewan branch of a chartered bank, trust company and the Credit Union Central of Saskatchewan)

June 10/03	Sept. 5/11	4.75-5.80	Semiannual	Can.	GRF	104,500,000	104,500,000	58,435,009	51,045,000
(Canadian medium term note; Extendible at the option of the holder to
September 5, 2033; This note pays interest at 4.75% to September 5,
2011, and 5.80% thereafter; This book-based note is held in the
Canadian Depository for Securities)

July 15/07	July 15/12	4.20	Annual	Can.	GRF	180,673,800	180,673,800	--	--
(Savings Bond; Redeemable annually at the option of the holder or any time on the death of the holder; The bonds pay a minimum interest rate of 4.20%;
The Province reserves the right to increase the interest rate after
July 14, 2008; Payable at any Saskatchewan branch of a chartered bank, trust company and the Credit Union Central of Saskatchewan)

Sept. 20/02	Dec. 3/12	5.25	Semiannual	Can.	GRF SaskEnergy	300,000,000 50,000,000	350,000,000	265,355,058	243,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

124 Government of Saskatchewan - 2008-09 Public Accounts

Supplementary Information

General Revenue Fund - Public Issue Debentures (continued)

Date of Issue	Date of Maturity	Interest Rate %	Interest Payments	Currency	Purpose of Issue	Amount Outstanding	Total Issue Outstanding	Equity of Applicable Sinking Fund	Sinking Fund Contribution 2008-09

Feb. 2/93	Feb 1/13	7.613	Semiannual	Can.	GRF	568,212,000	568,212,000	483,605,932	345,682,120
(The original 8% 400,000,000 U.S. dollar debentures have been swapped into Canadian dollars at an interest rate of 7.613%; Non-callable; Payable in New York)

June 17/03	June 17/13	4.75	Annual	Can.	GRF MFC	195,000,000 5,000,000	200,000,000	88,782,760	79,000,000
(Euro medium term note; Non-callable; Payable in London)

July 20/93	July 15/13	7.375 7.809 7.753	Semiannual	U.S. Can. Can.	GRF SaskPower GRF	50,000,000* 97,147,500 228,639,500	375,787,000	47,176,380* 41,135,421	-- 3,907,900
(175,000,000 U.S. dollars of the GRF's 225,000,000 U.S. dollar share of the
7.375% debenture issue has been swapped into Canadian dollars at an interest rate of 7.753%. Interest payments on the remaining 50,000,000 U.S.
dollars have been swapped into Canadian dollars at an interest rate of 7.912%;
SaskPower's 75,000,000 U.S. dollar share of the 7.375% debenture issue has been swapped into Canadian dollars at an interest rate of 7.809%;
Non-callable; Payable in New York)

July 15/08	July 15/13	2.50	Annual	Can.	GRF	3,310,300	3,310,300	--	--
(Savings Bond; Redeemable annually at the option of the holder or any time on the death of the holder; The bonds pay a minimum interest rate of 2.50%;
The Province reserves the right to increase the interest rate after
July 14, 2009; Payable at any Saskatchewan branch of a chartered bank, trust company and the Credit Union Central of Saskatchewan)

Sept. 30/03	Dec. 3/13	4.90	Semiannual	Can.	GRF SaskEnergy	150,000,000 50,000,000	200,000,000	11,403,070	2,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

March 14/91	April 10/14	10.25	Semiannual	Can.	GRF	583,916,000	583,916,000	199,334,260	5,839,160
(Non-callable; Payable at any Canadian branch of the Royal Bank of Canada)

June 22/04	June 3/14	5.25	Semiannual	Can.	GRF SaskEnergy	250,000,000 50,000,000	300,000,000	13,622,396	3,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

June 3/05	Dec. 3/15	4.25	Semiannual	Can.	GRF SaskEnergy MFC	145,000,000 50,000,000 5,000,000	200,000,000	8,805,251	2,000,000
(Non-callable; This book-based note is held in the Canadian Depositor for Securities)

Nov. 15/05	Jan. 15/16	4.305	Semiannual	Can.	GRF	274,654,700	274,654,700	8,789,410	2,746,575
(The original 2.125% 300,000,000 Swiss Franc debentures have been swapped into Canadian dollars at an interest rate of 4.305%; Non-callable; Payable in Zurich)

Aug. 23/06	Aug. 23/16	4.50	Semiannual	Can.	GRF SaskEnergy	255,000,000 45,000,000	300,000,000	6,390,374	3,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Sept. 17/96	Sept. 17/16	8.07	Semiannual	Can.	GRF	11,394,000	11,394,000	--	--
(Canadian medium term serial note; Payable in annual instalments; Non-callable; Payable in Regina)

Sept. 5/07	Sept. 5/17	4.65	Semiannual	Can.	GRF SaskEnergy	160,000,000 40,000,000	200,000,000	2,061,541	2,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Government of Saskatchewan - 2008-09 Public Accounts 125

Supplementary Information

General Revenue Rund - Public Issue Debentures (continued)

Date of Issue	Date of Maturity	Interest Rate %	Interest Payments	Currency	Purpose of Issue	Amount Outstanding	Total Issue Outstanding	Equity of Applicable Sinking Fund	Sinking Fund Contribution 2008-09

June 17/04	June 17/19	5.50	Semiannual	Can.	GRF	33,000,000	33,000,000	1,498,464	330,000
(Canadian medium term note; After June 17, 2014, this note pays interest at the three month bankers' acceptance rate less 0.245%; Non-callable;
This book-based note is held in the Canadian Depository for Securities)

Dec. 20/90	Dec. 15/20	9.375 9.653 10.08 9.965	Semiannual	U.S. Can. Can. Can.	GRF GRF SaskTel Sask Power	45,000,000* 65,972,500 126,600,000 128,797,500	366,370,000	30,823,732* 61,777,496	-- 3,753,500
(55,000,000 U.S. dollars of the GRF's 100,000,000 U.S. dollar share of the
9.375% debenture issue has been swapped into Canadian dollars at an interest rate of 9.653%. Interest payments on the remaining 45,000,000 U.S.
dollars have been swapped into Canadian dollars at an interest rate of
9.653%. SaskTel's 100,000,000 U.S. dollar share of the 9.375% debenture issue has been swapped into Canadian dollars at an interest rate of 10.08%;
Sask Power's 100,000,000 U.S. dollar share of the 9.375% debenture issue has been swapped into Canadian dollars at an interest rate of 9.965%;
Non-callable; Payable in New York)

Feb. 26/91	Feb. 15/21	9.254 9.125	Semiannual	Can. U.S.	GRF GRF	147,600,000 80,000,000*	227,600,000	10,713,844 60,752,658*	2,460,000 --
(120,000,000 U.S. dollars of this debenture issue has been swapped into
Canadian dollars at an interest rate of 9.254%. Interest payments on the remaining 80,000,000 U.S. dollars have been swapped into Canadian dollars at an interest rate of 9.254%; Non-callable; Payable in New York)

Feb. 4/92	Feb. 4/22	9.60	Semiannual	Can.	SaskPower GRF	240,000,000 15,000,000	255,000,000	77,296,617	2,550,000
(Non-callable; Payable at any Canadian branch of the Royal Bank of Canada)

July 21/92	July 15/22	8.50 8.942	Semiannual	U.S. Can.	GRF SaskPower	100,000,000* 256,320,000	356,320,000	72,050,460* 20,313,915	1,016,700** 2,563,200
(Interest payments on the GRF's 100,000,000 U.S. dollar share of the 8.50%
debenture issue have been swapped into Canadian dollars at an interest rate of 8.497%; Sask Power's 200,000,000 U.S. dollar share of the 8.50%
debenture issue has been swapped into Canadian dollars at an interest rate of 8.942%; Non-callable; Payable in New York)

May 30/95	May 30/25	8.75	Semiannual	Can.	SaskPower SaskEnergy	100,000,000 75,000,000	175,000,000	36,627,245	1,750,000
(Non-callable; Payable at any Canadian branch of the Royal Bank of Canada)

Dec. 4/98	March 5/29	5.75	Semiannual	Can.	GRF SaskTel SaskEnergy	250,000,000 75,000,000 25,000,000	350,000,000	42,430,496	3,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

March 24/99	March 5/29	5.60	Semiannual	Can.	SaskTel SaskEnergy	35,000,000 25,000,000	60,000,000	1,902,371	600,000
(Canadian medium term note; Non-callable; This book-based note is held in the Canadian Depository for Securities)

Jan. 25/00	Jan. 25/30	6.35	Semiannual	Can.	GRF	199,995,000	199,995,000	22,633,452	2,000,000
(Canadian medium term note; This book-based note is held in the Canadian Depository for Securities)

Feb. 17/00	Jan. 25/30	6.25	Semiannual	Can.	GRF	25,000,000	25,000,000	2,934,000	250,000
(Canadian medium term note; Non-callable; This book-based note is held in the Canadian Depository for Securities)

Dec. 10/01	Sept. 5/31	6.40	Semiannual	Can.	GRF SaskPower SaskEnergy	190,000,000 300,000,000 60,000,000	550,000,000	46,387,969	5,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

126 Government of Saskatchewan - 2008-09 Public Accounts

Supplementary Information

General Revenue Rund - Public Issue Debentures (continued)

Date of Issue	Date of Maturity	Interest Rate %	Interest Payments	Currency	Purpose of Issue	Amount Outstanding	Total Issue Outstanding	Equity of Applicable Sinking Fund	Sinking Fund Contribution 2008-09

Feb. 13/02	Feb. 13/32	6.30	Semiannual	Can.	GRF	29,954,000	29,954,000	5,694,244	673,750
(Canadian medium term note; This book-based note is held in the Canadian Depository for Securities)

May 12/03	Sept. 5/33	5.80	Semiannual	Can.	GRF SaskPower	150,000,000 300,000,000	450,000,000	26,106,860	4,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Aug. 12/04	Sept. 5/35	5.60	Semiannual	Can.	GRF SaskPower	200,000,000 200,000,000	400,000,000	17,896,160	4,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Feb. 15/05	March 5/37	5.00	Semiannual	Can.	SaskEnergy SaskPower	25,000,000 400,000,000	425,000,000	17,264,551	4,250,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

May 26/06	June 1/40	4.75	Semiannual	Can.	GRF SaskEnergy SaskPower	325,000,000 75,000,000 450,000,000	850,000,000	8,463,312	6,000,000
(This issue was reopened again on April 2, 2008, and an additional $250,000,000 of debentures were sold; Non-callable; This book-based note is held in the Canadian Depository for Securities)

Sept. 16/02	Sept. 5/42	5.70	Semiannual	Can.	GRF	50,000,000	50,000,000	3,638,205	500,000
(Canadian medium term note; Non-callable; This book-based note is held in the Canadian Depository for Securities)

Adjustment							71,555,000*	54,851,000*	--
Total							10,166,498,800	3,044,760,186	1,735,777,905
*	Adjustments to reflect conversion of debentures and related sinking funds quoted in foreign currencies to Canadian dollars using the exchange rate in effect at March 31, 2009 (U.S. $1.2602)
**	Sinking fund contributions to U.S. dollar sinking funds are made in U.S. dollars. Contributions are shown at the cost in Canadian dollars to purchase U.S. dollars equal to the contribution amount.

Government of Saskatchewan - 2008-09 Public Accounts 127

Supplementary Information

General Revenue Fund - Debentures Issued to the Minister of Finance of Canada
As at March 31, 2009
(dollars)

Date of Issue	Date of Maturity	Interest Rate %	Amount Outstanding
Canada Pension Plan Investment Fund*
April 1989 - March 1990	April 2009 - March 2010	9.90	101,867,000
April 1990 - March 1991	April 2010 - March 2011	10.85	90,318,000
April 1991 - March 1992	April 2011 - March 2012	9.92	90,664,000
April 1992 - March 1993	April 2012 - March 2013	9.37	62,705,000
April 1999 - March 2000	April 2019 - March 2020	6.34	46,335,000
April 2000 - March 2001	April 2020 - March 2021	6.54	75,553,000
April 2002 - March 2003	April 2022 - March 2023	5.89	41,182,000
April 2003 - March 2004	April 2023 - March 2024	5.48	40,189,000
April 2005 - March 2006	April 2015 - March 2036	4.63	20,654,000
April 2006 - March 2007	April 2011 - March 2027	4.58	99,655,000
April 2007 - March 2008	April 2017 - March 2028	4.65	35,491,000
April 2008 - March 2009	April 2013 - March 2039	4.49	40,484,000
Total			745,097,000

The average effective interest rate on debentures issued to the Minister of Finance of Canada is 7.55%.

*	Canada Pension Plan debentures have a 5-30 year maturity and are callable in whole or in part before maturity, on six business days prior notice at the option of the Minister of Finance of Saskatchewan. Canada Pension Plan debentures are subject in part to annual sinking funds; equity in sinking funds at March 31, 2009, $319,476,711.

128 Government of Saskatchewan - 2008-09 Public Accounts

Supplementary Information

Glossary of Terms

Accrual Accounting
The method used to prepare the financial statements included in Volume 1 of the Public Accounts. Accrual accounting recognizes financial transactions at the time they occur, regardless of whether any cash is received or paid.

Accumulated Surplus (Deficit)
One of the two measures of a government’s financial position (see net debt). The accumulated surplus (deficit) is the amount by which revenues have exceeded expenses (expenses have exceeded revenues) from the beginning of incorporation (1905) plus any adjustments that were charged directly to the accumulated surplus (deficit). It is calculated as the difference between assets and liabilities.

Budget
The amount presented in the Estimates and authorized by the Legislative Assembly.

Capital Transfer
A grant provided to a third party such as a school board, regional health authority, university or municipality to acquire or develop capital assets.

Consolidation
The method used to account for government service organizations in the Summary financial statements in which the accounts are adjusted to the basis of accounting described in note 1e of the Summary financial statements and then combined. Inter-organization balances and transactions are eliminated.

Debt
Terms used when describing debt include:

Government general debt is debt issued by the General Revenue Fund (GRF) to fund Government spending.

Crown corporation general debt is debt issued by the GRF and subsequently loaned to a Crown corporation.

Government business enterprise specific debt is debt issued by the GRF specifically on behalf of government business enterprises where the government expects to realize the receivables from the government business enterprises and settle the external debt simultaneously.

Gross debt is borrowings through the issuance of debt instruments such as promissory notes and debentures.

Sinking funds are funds set aside for the repayment of debt.

Public debt is gross debt net of sinking funds.

General debt is public debt net of government business enterprise specific debt.

Guaranteed debt is the debt of others that the Government has agreed to repay if others default.

Total debt is public debt plus guaranteed debt.

Debt Retirement Fund
The fund, established pursuant to The Growth and Financial Security Act, to account for the surpluses of the GRF commencing April 1, 2008.

Fiscal Stabilization Fund (FSF)
The fund established to stabilize the fiscal position of the Government and to facilitate long-term planning. The fund was wound up in May 2008 and the balance in the fund was transferred to the Growth and Financial Security Fund.

General Revenue Fund (GRF)
The fund into which all revenues are paid, unless otherwise provided for by Legislation, and from which all expenditures are appropriated by the Legislative Assembly.

Government Business Enterprises
Self-sufficient government organizations that have the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as their principal activity. Government business enterprises are recorded in the Summary financial statements using the modified equity method.

Government of Saskatchewan - 2008-09 Public Accounts 129

Supplementary Information

Glossary of Terms (continued)

Government Partnerships
Investments by the Government where there is a contractual arrangement between the Government and one or more partners outside the government reporting entity and where the partners share, on an equitable basis, the risks and benefits of the partnership. Government partnerships are proportionately consolidated in the Summary financial statements.

Government Service Organizations
Those organizations that are controlled by the Government, except those designated as government business enterprises. Government service organizations are consolidated in the Summary financial statements after adjustment to a basis consistent with the accounting policies described in note 1e of the Summary financial statements.

Gross Domestic Product (GDP)
The standard measure of the overall size of the economy, the value of all goods and services produced during a period.

Growth and Financial Security Fund
The fund established in May of 2008 to assist in the achievement of the Government’s long-term objectives by providing for financial security of the Government from year to year and to provide a source of funds that are to be available for appropriation to be used for government programs identified as promoting or enhancing the economic development of Saskatchewan. The balances in the Fiscal Stabilization Fund and the Saskatchewan Infrastructure Fund were transferred to the fund upon establishment of the fund in May 2008.

Modified Equity
The method by which government business enterprises are accounted for in the Summary financial statements. The Government’s investment, which is originally recorded at cost, is adjusted annually to include the net earnings/losses and other net equity changes of the enterprise/partnership without adjustment to conform with the accounting policies described in note 1e of the Summary financial statements. Inter-organizational balances and transactions are disclosed but not eliminated.

Net Debt
One of the two measures of a government’s financial position (see accumulated surplus/deficit). Net debt is calculated as the difference between financial assets and liabilities.

Pension Liability
An actuarial estimate of discounted future payments to be made to retirees under government pension plans, net of plan assets.

Saskatchewan Infrastructure Fund (SIF)
The fund established to provide moneys that may be used to support the provision and maintenance of infrastructure in Saskatchewan that achieves the Government’s long-term objectives of: building and improving Saskatchewan communities; building and improving the capacity of social and economic development in Saskatchewan; and meeting the growing needs of Saskatchewan families. The fund was wound up in May 2008 and the balance in the fund was transferred to the Growth and Financial Security Fund.

Summary Financial Statements (SFS)
The statements prepared to account for the full nature and extent of the financial activities of the Government. The SFS includes the financial activities of organizations controlled by the Government. These organizations are segregated into two classifications, government service organizations and government business enterprises, and are collectively referred to as the government reporting entity. Trusts administered by the Government are excluded from the government reporting entity.

Transfer
A transfer of money from a government to an individual, an organization or another government for which the government making the transfer does not: receive any goods or services directly in return, as would occur in a purchase/sale transaction; expect to be repaid in the future, as would be expected in a loan; or expect a financial return, as would be expected in an investment. Major types of transfers include entitlements, transfers under shared cost agreements and grants.

130 Government of Saskatchewan - 2008-09 Public Accounts